UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

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☐  Preliminary Proxy Statement
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☑  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to §240.14a-12

ABLEST INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ABLEST INC.
1511 N. Westshore Blvd., Suite 900
Tampa, Florida 33607

PROPOSED CASH MERGER — YOUR VOTE IS VERY IMPORTANT

May 11, 2007

Dear Fellow Stockholder:
You are cordially invited to attend a special meeting of stockholders of Ablest Inc. to be held on Thursday, June 7, 2007 starting at 10:00 a.m., local time, at Ablest’s corporate headquarters located at 1511 N. Westshore Blvd., Suite 900, Tampa, Florida 33607.
At the special meeting, you will be asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of April 4, 2007, by and among Koosharem Corporation, Select Acquisition, Inc., a wholly-owned subsidiary of Koosharem, and Ablest, pursuant to which Select Acquisition will merge with and into Ablest. Koosharem is the holding company of Select Remedy, a professional staffing organization with approximately 280 offices throughout North America. If the merger agreement is adopted and the merger is completed, you will be entitled to receive $11.00 in cash, without interest and less any applicable withholding tax, for each share of Ablest common stock you own, as more fully described in the enclosed proxy statement.
Our board of directors, after careful consideration of a variety of factors, including the unanimous recommendation of a special committee consisting of all of the independent members of our board of directors, has unanimously determined that the merger agreement and the transactions contemplated thereby are advisable and fair to, and in the best interests of Ablest and its stockholders, and approved the merger agreement, the merger and the other transactions contemplated thereby. Accordingly, our board of directors unanimously recommends that you vote “FOR” the adoption of the merger agreement.
Your vote is very important, regardless of the number of shares of common stock you own. We cannot complete the merger unless the merger agreement is adopted by the affirmative vote of a majority of the outstanding shares of our common stock. The failure of any stockholder to vote on the proposal to adopt the merger agreement will have the same effect as a vote against the adoption of the merger agreement. Members of the Heist Family who collectively own approximately 50.4% of the shares of Ablest common stock entitled to vote on the adoption of the merger agreement have entered into a voting agreement, pursuant to which they have agreed to vote in favor of the adoption of the merger agreement. Accordingly, the proposal will be approved without the vote of any other stockholder.
The attached proxy statement provides you with detailed information about the special meeting, the merger agreement and the merger. A copy of the merger agreement is attached as Annex A to the proxy statement. We encourage you to read the entire proxy statement, the merger agreement, and other appendices carefully. You may also obtain more information about Ablest from documents we have filed with the Securities and Exchange Commission.
Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the accompanying reply envelope. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted.
Thank you in advance for your cooperation and continued support.

Sincerely,

Kurt R. Moore	Charles H. Heist
President and Chief Executive Officer	Chairman of the Board

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

This proxy statement is dated May 11, 2007 and is first being mailed to stockholders of Ablest on or about May 14, 2007.

ABLEST INC.
1511 N. Westshore Blvd., Suite 900
Tampa, Florida 33607

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held On June 7, 2007

To the Stockholders of
ABLEST INC.:

A special meeting of stockholders of Ablest Inc., a Delaware corporation (“Ablest” or the “Company”), will be held at the Company’s corporate headquarters located at 1511 N. Westshore Blvd., Suite 900, Tampa, Florida 33607, on June 7, 2007, at 10:00 a.m., local time, for the following purposes:

(1) To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of April 4, 2007, among the Company, Koosharem Corporation (“Parent”) and Select Acquisition, Inc. (“Merger Sub”), as it may be amended from time to time, which provides for, among other things, the merger of Merger Sub with and into the Company, with the Company surviving as a wholly-owned subsidiary of Parent; and

(2) To transact any other business that may properly come before the special meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this Notice. The board of directors of the Company has fixed the close of business on April 24, 2007 as the record date for the determination of stockholders entitled to notice of and to vote at the special meeting.

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING. YOU ARE URGED TO SIGN, DATE AND OTHERWISE COMPLETE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. IF YOU ATTEND THE MEETING AND WISH TO DO SO, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON EVEN IF YOU HAVE SIGNED AND RETURNED YOUR PROXY CARD.

By order of the board of directors,

Nolan B. Gardner
Corporate Secretary

Tampa, Florida
May 11, 2007

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QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following section provides brief answers to some commonly asked questions regarding the special meeting and the proposed merger. This section is not intended to contain all of the information that is important to you. You are urged to read the entire proxy statement carefully, including the information in the appendices.

Q:	What is the proposed transaction?

A:	The proposed transaction is the acquisition of the Company by Parent, pursuant to the Agreement and Plan of Merger, dated as of April 4, 2007, among the Company, Parent and Merger Sub, which is referred to in this proxy statement as the merger agreement. Once the merger agreement has been adopted by the Company’s stockholders at the special meeting and the other closing conditions under the merger agreement have been satisfied or waived, Merger Sub will be merged with and into Ablest, with Ablest continuing as a wholly-owned subsidiary of Parent.

Q:	What will I be entitled to receive pursuant to the merger?

A:	Upon completion of the merger, holders of our common stock, other than any holders who choose to exercise and perfect their appraisal rights under Delaware law, will be entitled to receive $11.00 in cash, without interest and less any required withholding taxes, for each share of our common stock held by them. In addition, each outstanding option to purchase Ablest common stock will be canceled in exchange for the right to receive (1) the excess of $11.00 (without interest and less any required withholding taxes) over the per share exercise price of the option multiplied by (2) the number of shares of common stock subject to such option.

Q:	What vote of stockholders is required to adopt the merger agreement?

A:	The merger agreement must be adopted by the affirmative vote of holders of a majority of the shares of Ablest common stock entitled to vote as of the record date, in accordance with our Certificate of Incorporation and By-Laws and Delaware law. Under the terms of a voting agreement (which would terminate upon the termination of the merger agreement), the holders of a majority of our outstanding shares of common stock have agreed to vote their respective shares for the adoption of the merger agreement. Their shares represent more than the number of votes necessary to adopt the merger agreement at the special meeting even if you and every other stockholder of the Company vote against the adoption of the merger agreement.

Q:	How does the Company’s board of directors recommend that I vote?

A:	Our board of directors unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement, including the merger. Before voting, you should read “The Merger — Recommendation of the Special Committee of the Company’s Board of Directors and Reasons for the Merger” for a discussion of the factors that our board of directors considered in deciding to recommend the adoption of the merger agreement, including the merger.

Q:	Who may vote at the special meeting?

A:	If you were a holder of shares of the Company’s common stock at the close of business on April 24, 2007, the record date, you may vote at the special meeting.

Q:	How many shares are entitled to vote at the special meeting?

A:	Each share of our common stock outstanding on the record date is entitled to one vote on the proposal to adopt the merger agreement. On the record date, there were 2,925,104 shares of our common stock outstanding. Members of the Heist Family (including Charles H. Heist, III, Ablest’s Chairman of the Board), who collectively own approximately 50.4% of Ablest’s shares entitled to vote on the adoption of the merger agreement, have entered into a voting agreement pursuant to which they have agreed to vote in favor of the adoption of the merger agreement.

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Q:	What does it mean if I get more than one proxy card?

A:	If you have shares of our common stock that are registered differently and are in more than one account, you will receive more than one proxy card. Please follow the directions for voting on each of the proxy cards you receive to ensure that all of your shares are voted.

Q:	How do I vote?

A:	In order to vote, you must either designate a proxy to vote on your behalf or attend the special meeting and vote your shares in person. Our board of directors requests your proxy, even if you plan to attend the special meeting, so your shares will be counted toward a quorum and be voted at the meeting even if you later decide not to attend.

Q:	How can I vote in person at the special meeting?

A:	If you hold shares in your name as the stockholder of record, you may vote those shares in person at the meeting by giving us a signed proxy card or ballot before voting is closed. If you want to do that, please bring identification with you to the special meeting. Even if you plan to attend the meeting, we recommend that you submit a proxy for your shares in advance as described above, so your vote will be counted even if you later decide not to attend. If you hold shares in “street name” (that is, through a broker, bank or other nominee), you may vote those shares in person at the meeting only if you obtain and bring with you a signed proxy from the necessary nominees giving you the right to vote the shares. To do this, you should contact your broker, bank or other nominee.

Q:	How can I vote without attending the special meeting?

A:	If you hold shares in your name as the stockholder of record, then you received this proxy statement and a proxy card from us. In that event, you may complete, sign, date and return your proxy card in the postage-paid envelope provided. If your shares are held in street name, please follow the instructions on your proxy card to instruct your broker or other nominee to vote your shares. Without those instructions, your shares will not be voted.

Q:	How can I revoke my proxy?

A:	If you are a registered owner, you may change your mind and revoke your proxy at any time before it is voted at the meeting by: sending a written notice to revoke your proxy to the Corporate Secretary of the Company, which must be received by the Company before the special meeting commences; transmitting a proxy by mail at a later date than your prior proxy, which must be received by the Company before the special meeting commences; or attending the special meeting and voting in person or by proxy. Please note that attendance at the special meeting will not by itself constitute revocation of a proxy.

If you hold your shares in street name, you should contact your broker, bank or other nominee for instructions on revoking your proxy.

Q:	What is a quorum?

A:	A quorum of the holders of the outstanding shares of our common stock must be present for the special meeting to be held. A quorum is present if the holders of a majority of the outstanding shares of our common stock entitled to vote are present at the meeting, either in person or represented by proxy. Withheld votes, abstentions and broker non-votes are counted as present for the purpose of determining whether a quorum is present.

Q:	How are votes counted?

A:	You may vote “FOR,” “AGAINST” or “ABSTAIN” on the proposal to adopt the merger agreement. Abstentions will count for the purpose of determining whether a quorum is present, but will not count as votes cast on a proposal. If you “ABSTAIN” with respect to the proposal to adopt the merger agreement, it has the same effect as if you vote “AGAINST” the approval of the merger agreement.

A broker non-vote generally occurs when a broker, bank or other nominee holding shares on your behalf does not vote on a proposal because the nominee has not received your voting instructions and lacks discretionary power to vote the shares. Broker non-votes will count for the purpose of determining whether

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a quorum is present, but will not count as votes cast on a proposal. A broker non-vote will have the same effect as a vote “AGAINST” the adoption of the merger agreement.

A properly executed proxy card received by the Corporate Secretary before the meeting, and not revoked, will be voted as directed by you. If you properly execute and deliver your proxy card without indicating your vote, your shares will be voted “FOR” the adoption of the merger agreement, including the merger, and in accordance with the discretion of the persons appointed as proxies on any other matters properly brought before the meeting for a vote.

Q:	Who will bear the cost of this solicitation?

A:	We will pay the cost of this solicitation, which will be made primarily by mail. Proxies also may be solicited in person, or by telephone, facsimile or similar means, by our directors, officers or employees without additional compensation. We will, on request, reimburse stockholders who are brokers, banks or other nominees for their reasonable expenses in sending proxy materials and special reports to the beneficial owners of the shares they hold of record.

Q:	When do you expect the merger to be completed?

A:	We are working toward completing the merger as quickly as possible, and we anticipate that it will be completed promptly after the stockholder meeting. In order to complete the merger, we must obtain stockholder approval and the other closing conditions under the merger agreement must be satisfied or waived (as permitted by law). See “The Merger Agreement — Conditions to the Merger” and “The Merger Agreement — Effective Time.”

Q:	Should I send in my stock certificates now?

A:	No. Shortly after the merger is completed, you will receive a letter of transmittal with instructions informing you how to send your stock certificates to the exchange agent in order to receive the merger consideration, without interest and less any required withholding taxes. You should use the letter of transmittal to exchange your Ablest stock certificates for the merger consideration to which you are entitled as a result of the merger. If your shares are held in street name by your broker, you will receive instructions from your broker as to how to effect the surrender of your shares and receive cash for those shares. Do not send any stock certificates with your proxy.

Q:	Who can help answer my other questions?

A:	If you have more questions about the special meeting or the merger, or if you have any questions about or need assistance in voting your shares, you should contact:

John Horan
Chief Financial Officer
Ablest Inc.
1511 N. Westshore Blvd., Suite 900
Tampa, Florida 33607
Telephone: (813) 830-7700
email: jhoran@ablest.com

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SUMMARY

This summary provides a brief description of the material terms of the merger agreement, the merger and certain related agreements. This summary highlights selected information contained in this proxy statement and may not contain all of the information that is important to you. You are urged to read this entire proxy statement carefully, including the information referred to herein incorporated by reference and attached as appendices. Each item in this summary includes a page reference directing you to a more complete description of that item.

References in this proxy statement, unless the context requires otherwise, to “Ablest,” the “Company,” “we,” “our,” “ours,” and “us” refer to Ablest Inc. The term “Parent” refers to Koosharem Corporation. The term “Merger Sub” refers to Select Acquisition, Inc.

•	Parties to the Merger.

•	Ablest is a Delaware corporation formed on February 3, 2000. Ablest supplies more than 37,000 field employees and consultants to approximately 2,000 businesses annually through 60 locations in the Eastern and Southwestern United States.

•	Koosharem Corporation is the holding company of Select Remedy (“Select”). Founded in Santa Barbara, California in 1985, Select, with annual revenues of approximately $1.1 billion, currently operates approximately 280 offices throughout North America. Select is focused on delivering human capital workforce solutions in various business sectors.

•	Select Acquisition, Inc. is a Delaware corporation formed on April 2, 2007 for the sole purpose of acquiring all of the fully diluted capital stock of Ablest. See “The Parties to the Merger” on page 7.

•	The Merger. You are being asked to adopt the merger agreement providing for the acquisition of Ablest by Parent. Pursuant to the merger agreement, Merger Sub will merge with and into Ablest, which we refer to herein as the merger. Ablest will be the surviving corporation in the merger and a wholly-owned subsidiary of Parent. See “The Merger Agreement — Structure of the Merger” on page 30.

•	Board Recommendation. The Company’s board of directors recommends that Ablest’s stockholders vote “FOR” the adoption of the merger agreement, including the merger. See “The Merger — Recommendation of the Special Committee of the Company’s Board of Directors and Reasons for the Merger” beginning on page 15.

•	Merger Consideration. If the merger is completed, you will be entitled to receive $11.00 in cash, without interest and less any applicable withholding tax, for each share of Ablest common stock that you own. We refer to this amount in this proxy statement as the merger consideration. However, shares held by stockholders who have properly demanded and perfected statutory appraisal rights will not be so converted. See “The Merger Agreement — Consideration to be Received in the Merger” on page 31.

•	Treatment of Outstanding Options. Each option to acquire Ablest common stock not exercised before the merger, whether or not then vested or exercisable, will be cancelled and converted into a right to receive an amount of cash equal to the amount by which $11.00 exceeds the exercise price per share of Ablest common stock subject to the option multiplied by the total number of shares of stock subject to such option, which payment will be subject to applicable withholding taxes. See “The Merger Agreement — Consideration to be Received in the Merger — Stock Options” on page 31.

•	Treatment of Outstanding Restricted Stock. At the effective time of the merger, all outstanding shares of Ablest restricted stock will be converted into the right to receive an amount of cash equal to $11.00 per share, without interest and less applicable withholding taxes.

•	Procedure for Receiving Merger Consideration. As soon as reasonably practicable after the effective time of the merger, an exchange agent appointed by Parent will mail a letter of transmittal and instructions to all Ablest stockholders. The letter of transmittal and instructions will tell you how to surrender your Ablest common stock certificates in exchange for the merger consideration. You should not return any stock certificates you hold with the enclosed proxy card, and you should not forward your stock certificates to the exchange agent without a letter of transmittal. See “The Merger Agreement — Payment Procedures” beginning on page 32.

•	Reasons for the Merger. The purpose of the merger for the Company is to enable its stockholders to immediately realize the value of their investment in the Company through their receipt of the per share merger consideration of $11.00 in cash, which represents a substantial premium over the current and historical market prices of the Company’s common stock, including a premium of approximately 49% to the $7.40 closing price of the Company’s common stock on the American Stock Exchange on April 3, 2007, the last trading day before public disclosure of the Company’s entering into the merger agreement. For this reason, and the reasons discussed under “The Merger — Recommendation of the Special Committee of the Company’s Board of Directors and Reasons For the Merger,” the board of directors has determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable, fair to and in the best interests of the Company and its stockholders and unanimously recommends that Ablest stockholders adopt the merger agreement. See “The Merger — Recommendation of the Special Committee of the Company’s Board of Directors and Reasons For the Merger” beginning on page 15.

•	Financing of the Merger. Parent will fund the merger and the related transactions, including the payment of related transaction costs, charges, fees and expenses, with a combination of debt financing and available cash. On May 3, 2007, Parent entered into a commitment letter with Bank of the West, pursuant to which and subject to the conditions set forth therein, Bank of the West has committed to provide to Parent an aggregate of $30.0 million, which will be available to fund the merger and related transactions. Parent estimates that the total amount of funds necessary to complete the proposed merger and related transactions is approximately $35.0 million, which includes approximately $32.5 million to be paid to the Company’s stockholders and holders of other equity-based interests in the Company. The consummation of the merger is not conditioned on Parent receiving the proceeds contemplated by the commitment letter. See “The Merger — Financing of the Merger” beginning on page 28.

•	Conditions to Closing. Before we can complete the merger, a number of conditions must be satisfied or waived (to the extent permitted by law), including receipt of Company stockholder approval and the absence of any law or order prohibiting the transaction. The obligation of Parent and Merger Sub to effect the merger is additionally subject to:

•	the Company’s representations and warranties in the merger agreement regarding the capitalization of the Company being true and correct (except for immaterial inaccuracies) as of the date of the merger agreement and as of the effective time of the merger;

•	the Company’s remaining representations and warranties in the merger agreement being true and correct as of the date of the merger agreement and as of the effective time of the merger (except where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company);

•	the Company’s performance in all material respects of its obligations under the merger agreement;

•	the Company’s delivery of certain third party consents to the merger transaction; and

•	the absence of any suits, actions or proceedings that would reasonably be expected to prohibit the merger.

The Company’s obligation to effect the merger is additionally conditioned on:

•	the representations and warranties of Parent and Merger Sub being true and correct as of the date of the merger agreement and the effective time of the merger (except where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Parent and Merger Sub to consummate the transactions contemplated by the merger agreement); and

•	the performance by Parent and the Merger Sub of their obligations under the merger agreement.

See “The Merger Agreement — Conditions to the Merger” beginning on page 39.

•	Solicitation of Other Offers. Until 11:59 p.m., Eastern Time, on April 19, 2007, we were permitted to initiate, solicit and encourage acquisition proposals, and to participate in discussions or negotiations with respect to acquisition proposals or otherwise furnish non-public information upon the execution of one or more confidentiality agreements.

After 11:59 p.m., Eastern Time, on April 19, 2007 (which we sometimes refer to as the end of the “go shop” period), we have agreed not to:

•	knowingly solicit, initiate or encourage any inquiries or proposals regarding an acquisition proposal;

•	provide any non-public information to any person in connection with an acquisition proposal or engage in any discussions or negotiations regarding an acquisition proposal; or

•	approve or recommend or propose to approve or recommend an acquisition proposal or any agreement, understanding or arrangement relating to an acquisition proposal.

Notwithstanding these restrictions:

•	at any time after the date of the merger agreement and prior to the approval of the merger agreement by our stockholders, we are permitted to furnish information with respect to the Company to any person making an acquisition proposal and participate in discussions or negotiations with such person, provided that our board of directors (or any committee thereof) (i) concludes that such acquisition proposal is more favorable to our stockholders than the proposal contemplated by the merger agreement, (ii) concludes that the failure to furnish information or negotiate with such person would be inconsistent with our board’s fiduciary duties, (iii) receives an executed confidentiality agreement prior to furnishing any information to such person, and (iv) notifies Parent promptly of such acquisition proposal.

In addition, we may terminate the merger agreement and enter into a definitive agreement with respect to a superior proposal under certain circumstances. See “The Merger Agreement — Acquisition Proposals” beginning on page 35.

•	Termination of the Merger Agreement. Ablest, Parent and Merger Sub may agree in writing to terminate the merger agreement at any time without completing the merger, even after the stockholders of Ablest have adopted the merger agreement. The merger agreement may also be terminated in certain other circumstances, including:

•	By mutual written consent of the Boards of Directors of Parent, Merger Sub and the Company;

•	By either Parent and Merger Sub or the Company if the merger is not consummated before the nine-month anniversary of the date of the merger agreement, although this right will not be available to a party whose failure to perform its obligations under the merger agreement has been the principal cause of or resulted in the failure of the merger to be consummated by the nine month anniversary;

•	By either Parent and Merger Sub or the Company if a court or other governmental entity has issued a final order or statute prohibiting the merger;

•	By either Parent and Merger Sub or the Company if the Company does not obtain the requisite stockholder approval at the special meeting of stockholders;

•	By Parent and Merger Sub if the Company’s board of directors withdraws or modifies its approval or recommendation of the merger agreement, including the merger, or has approved or recommended a competing acquisition proposal to the Company’s stockholders; or fails to hold the Company

Stockholder’s Meeting within 90 days after this Proxy Statement was cleared by the SEC (unless such failure is due primarily to events or circumstances outside of the Company’s direct control);

•	By either Parent and Merger Sub or the Company if the other party has breached its representations or warranties or agreements, which breach would result in the failure of a condition to the terminating party’s obligation to close, and the breach is not curable by the nine-month anniversary of the date of the merger agreement; or

•	By the Company if the Company’s board of directors determines to pursue a superior proposal from a third party, after the Company has provided Parent three business days to revise the terms of the merger agreement and negotiate in good faith with the Company with respect thereto, and simultaneously with such termination the Company enters into a definitive acquisition, merger or similar agreement to effect the superior proposal, and the Company pays the termination fee within the requisite time period.

See “The Merger Agreement — Termination of the Merger Agreement” beginning on page 41.

•	Termination Fees and Expenses.

•	The Company will be required to pay Parent a fee of $1.0 million if the merger agreement is terminated:

(1)	by the Company in order to enter into another acquisition agreement with a third party which the Company’s board of directors believes constitutes a “superior proposal” from a third party;

(2)	by Parent and Merger Sub because (a) the Company’s board of directors withdraws or modifies its approval or recommendation of the merger or the merger agreement due to the board of directors approving or recommending a competing acquisition proposal, or (b) the Company fails to call and hold the stockholders’ meeting within 90 days after the proxy statement is cleared by the Securities and Exchange Commission (the “SEC”) (and such failure is not due primarily to events or circumstances outside of the Company’s direct control); or

(3)	by any party due to (a) the failure to obtain stockholder approval or (b) because the merger has not been consummated by the nine-month anniversary of the date of the merger agreement, if at the time of such termination a competing acquisition proposal has been publicly made and not withdrawn, and within 12 months after such termination the Company enters into a definitive agreement with respect to a competing transaction (which is subsequently consummated) or an acquisition of the Company is completed.

See “The Merger Agreement — Termination Fees and Expenses” beginning on page 42.

•	Opinion of Raymond James & Associates, Inc. In connection with the merger, the special committee of the Ablest board of directors, on behalf of the Company, retained Raymond James & Associates, Inc., which we refer to as Raymond James, as its financial advisor. In deciding to approve the merger agreement, the special committee of the Company’s board of directors considered the oral opinion of Raymond James provided to the special committee on April 4, 2007, subsequently confirmed in writing, that, as of the date of the opinion and based upon and subject to the assumptions and limitations set forth in the opinion, the merger consideration to be received by the holders of the Company’s common stock in the merger (other than Select and its affiliates) was fair, from a financial point of view, to such holders (other than Select and its affiliates). The full text of the written opinion of Raymond James, dated April 4, 2007, which sets forth the assumptions made, general procedures followed, matters considered and limitations on the scope of review undertaken by Raymond James in rendering its opinion, is attached as Annex C to this proxy statement and is incorporated by reference into this proxy statement. See “The Merger — Opinion of Raymond James & Associates, Inc. — Financial Advisor to the Company” beginning on page 17.

•	Record Date and Voting. You are entitled to vote at the special meeting if you owned shares of Ablest common stock at the close of business on April 24, 2007, the record date for the special meeting. Each outstanding share of our common stock on the record date entitles the holder to one vote on the proposal to adopt the merger agreement. As of the record date, there were 2,925,104 shares of common stock of Ablest entitled to be voted. See “The Special Meeting — Record Date and Quorum” on page 9.

•	Stockholder Vote Required to Adopt the Merger Agreement. For us to complete the merger, stockholders holding at least a majority of our common stock outstanding at the close of business on the record date must vote “FOR” the adoption of the merger agreement, including the merger. Under the terms of a voting agreement (which would terminate upon the termination of the merger agreement), the holders of a majority of our outstanding shares of common stock have agreed to vote their respective shares for the adoption of the Agreement and Plan Merger. Their shares represent more than the number of votes necessary to adopt the Agreement and Plan of Merger at the special meeting even if you and every other stockholder of the Company vote against the adoption of the Agreement and Plan of Merger. See “The Special Meeting — Vote Required” beginning on page 9 and “The Voting Agreement” beginning on page 44.

•	Share Ownership of Directors and Executive Officers. As of April 24, 2007, the record date for the special meeting, the directors and executive officers of Ablest held and are entitled to vote, in the aggregate, 1,369,752 shares of our common stock, representing approximately 46.8 percent of the outstanding shares of our common stock (or 1,423,752 shares, representing approximately 48.7 percent of the outstanding shares, including shares underlying options exercisable within 60 days of the record date). One of Ablest’s directors, who beneficially owns in excess of 42.2% of Ablest’s shares entitled to vote on the adoption of the merger agreement, has entered into a voting agreement to support the transaction. Like all our other stockholders, our directors and executive officers will be entitled to receive $11.00 per share in cash for each of their shares of Ablest common stock (including shares of restricted stock), and all of their outstanding stock options will be cashed out as described above, whether or not then vested and exercisable. See “The Special Meeting — Vote Required” beginning on page 9, “The Merger — Interests of the Company’s Directors and Executive Officers” beginning on page 22 and “The Voting Agreement” beginning on page 44.

•	Interests of the Company’s Directors and Executive Officers in the Merger. In considering the recommendation of our board of directors, you should be aware that our directors and executive officers may have interests in the merger that are different from, or in addition to, their interests as a stockholder, and that may present actual or potential conflicts of interest. Such interests include (i) severance payments and other benefits payable to executive officers upon a qualifying termination of employment pursuant to employment agreements, (ii) the accelerated vesting of certain equity awards for certain directors and officers and (iii) rights to continued indemnification and insurance coverage after the merger for acts or omissions occurring prior to the merger. In addition, a number of our executive officers may, prior to the closing of the merger, enter into new arrangements with Parent regarding employment with the surviving corporation. See “The Merger — Interests of the Company’s Directors and Executive Officers” beginning on page 22.

•	Tax Consequences. The merger will be a taxable transaction to you if you are a U.S. person. For U.S. federal income tax purposes, your receipt of cash (whether as merger consideration or pursuant to the proper exercise of appraisal rights) in exchange for your shares of Ablest common stock generally will cause you to recognize a gain or loss measured by the difference, if any, between the cash you receive in the merger and your adjusted tax basis in your shares of Ablest common stock. Under U.S. federal income tax law, you may be subject to information reporting on cash received pursuant to the merger unless an exemption applies. Backup withholding may also apply (currently at a rate of 28 percent) with respect to the amount of cash received pursuant to the merger, unless you provide proof of an applicable exemption or a correct taxpayer identification number, and otherwise comply with the applicable requirements of the backup withholding rules. You should consult your own tax advisor for a full understanding of how the merger will affect your federal, state and local and/or non-U.S. taxes. See “The Merger — Material U.S. Federal Income Tax Consequences” beginning on page 28.

•	Appraisal Rights. Delaware law provides you, as a stockholder, with statutory appraisal rights in the merger. This means that you are entitled to have the fair value of your shares determined by the Delaware Court of Chancery and to receive payment based on that valuation. The ultimate amount you receive in an appraisal proceeding may be less or more than, or the same as, the amount you would have received under the merger agreement. To exercise your appraisal rights, you must submit a written demand for appraisal to the Company before the vote is taken on the merger agreement at the special meeting, you must not vote in favor of the adoption of the merger agreement and you must otherwise comply with the applicable requirements of Section 262 of the General Corporation Law of the State of Delaware. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights. See “Dissenters’ Rights of Appraisal” on page 46 and Annex D — Section 262 of the General Corporation Law of the State of Delaware.

•	Market Price of Ablest Common Stock. Our common stock is listed on the American Stock Exchange under the trading symbol “AIH.” On April 3, 2007, which was the last trading day before the announcement of the execution of the merger agreement, the Company’s common stock closed at 7.40 per share. On May 7, 2007, the last practicable trading day before the date of this proxy statement, the Company’s common stock closed at $10.94 per share.

THE PARTIES TO THE MERGER

Ablest Inc.
1511 N. Westshore Blvd., Suite 900
Tampa, Florida 33607
(813) 830-7700

Ablest Inc., a Delaware corporation, which supplies more than 37,000 field employees and consultants to approximately 2,000 businesses annually through 60 locations in the Eastern and Southwestern United States.

Koosharem Corporation
3820 State Street
Santa Barbara, California 93105
(805) 882-2202

Koosharem Corporation is the holding company of Select. Founded in Santa Barbara, California in 1985, Select, with annual revenues of approximately $1.1 billion, currently operates approximately 280 offices throughout North America. Select is focused on delivering human capital workforce solutions in various business sectors.

Select Acquisition, Inc.
3820 State Street
Santa Barbara, California 93105
(805) 882-2202

Select Acquisition, Inc., a Delaware corporation, was formed on April 2, 2007 for the sole purpose of completing the merger with Ablest. Select Acquisition, Inc. is a wholly-owned subsidiary of Koosharem Corporation.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement contains forward-looking statements that involve risks and uncertainties, including, but not limited to, statements concerning the ability of Ablest to successfully complete the merger. These statements relate to expectations concerning matters that are not historical facts. Words such as “projects,” “believes,” “anticipates,” “will,” “estimates,” “plans,” “expects,” “intends,” and similar words and expressions are intended to identify forward-looking statements. These forward-looking statements are based on the current expectations, assumptions, estimates and projections about the Company and the industries in which the Company operates. These forward-looking statements involve known and unknown risks that may cause Ablest’s actual results and performance to be materially different from the future results and performance stated or implied by the forward-looking statements. In light of the significant uncertainties inherent in the forward-looking information included in this discussion, the inclusion of such information should not be regarded as a representation by the Company or any other person that Ablest’s objectives or plans will be achieved. Important factors which could cause our actual results to differ materially from those expressed or implied in the forward-looking statements are detailed in filings with the Securities and Exchange Commission made from time to time by the Company, including our periodic filings on Forms 10-K, 10-Q and 8-K and the following:

•	risks associated with the closing of the merger, including the possibility that the merger may not occur due to the failure of the parties to satisfy the conditions in the merger agreement;

•	the failure of Ablest to obtain the required stockholder approval;

•	the inability of the parties to secure required third party consents to and authorizations for the merger;

•	the occurrence of events that would have a material adverse effect on the Company as described in the merger agreement; and

•	the effect of the announcement of the merger on our customer relationships, operating results and business generally, including our ability to retain key employees.

You should not place undue reliance on forward-looking statements. We cannot guarantee any future results, levels of activity, performance or achievements. The statements made in this proxy statement represent our views as of the date of this proxy statement, and it should not be assumed that the statements made herein remain accurate as of any future date. Moreover, we assume no obligation to update forward-looking statements or update the reasons actual results could differ materially from those anticipated in forward-looking statements, except as required by law.

THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to Ablest’s stockholders as part of the solicitation of proxies by Ablest’s board of directors for use at the special meeting to be held at the Company’s corporate headquarters located at 1511 N. Westshore Blvd., Suite 900, Tampa, Florida 33607, on Thursday, June 7, 2007, at 10:00 a.m., local time. The purpose of the special meeting is to consider and vote upon a proposal to adopt the merger agreement, which will constitute approval of the merger and the other transactions contemplated by the merger agreement, and to transact any other business that may properly come before the special meeting or any adjournment or postponement thereof. Our stockholders must adopt the merger agreement for the merger to occur. A copy of the merger agreement is attached to this proxy statement as Annex A and is incorporated by reference herein.

The board of directors of Ablest, upon the unanimous recommendation of a special committee of independent directors, has approved and declared advisable the merger, the merger agreement and the transactions contemplated by the merger agreement and has declared that the merger, the merger agreement and the transactions contemplated by the merger agreement are fair to, advisable and in the best interests of, the Company and its stockholders. The board of directors recommends that the Company’s stockholders vote “FOR” the adoption of the merger agreement, including the merger.

Record Date and Quorum

The holders of record of our common stock as of the close of business on April 24, 2007, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting. On the record date, there were 2,925,104 shares of our common stock outstanding.

The holders of a majority of the outstanding shares of our common stock on the record date represented in person or by proxy will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. Any shares of common stock held in treasury by the Company are not considered to be outstanding for purposes of determining whether a quorum is present. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment of the special meeting. If a quorum is not present, the special meeting may be adjourned from time to time without further notice, if the time and place of the adjourned meeting are announced at the meeting, until a quorum is obtained.

Vote Required

Adoption of the merger agreement, including the merger, requires the affirmative vote of the holders of a majority of our common stock entitled to vote as of the record date. Each outstanding share of our common stock on the record date entitles the holder to one vote on this proposal.

As of the record date, the directors and executive officers of the Company owned, in the aggregate, 1,369,752 shares of the common stock (or 1,423,752 shares, including shares underlying options exercisable within 60 days of the record date). These shares represent approximately 46.8 percent of the Ablest common stock entitled to vote on the adoption of the merger agreement. The Company expects that all of these shares will be voted in favor of the proposal to adopt the merger agreement.

Members of the Heist Family (including Charles H. Heist, III, Ablest’s Chairman of the Board), who collectively own approximately 50.4% of the shares of Ablest common stock entitled to vote on the adoption of the merger agreement, have entered into a voting agreement, pursuant to which they have agreed to vote in favor of the adoption of the merger agreement.

Proxies; Revocation

If you are a stockholder of record and submit a proxy by mail, your shares will be voted at the special meeting as you indicate on your proxy card. If no instructions are indicated on your proxy card, your shares of the Company’s common stock will be voted “FOR” the adoption of the merger agreement and on any other matter considered at the meeting as the persons named as proxies in their discretion decide.

If your shares are held in street name by your broker, bank or other nominee, you should instruct your broker how to vote your shares using the instructions provided by your broker. If you have not received voting instructions or require further information regarding such voting instructions, contact your broker, bank or other nominee for directions on how to vote your shares. Brokers who hold shares in street name for customers may not be permitted to exercise their voting discretion with respect to the approval of the proposal before the special meeting and in such instance, absent specific instructions from the beneficial owner of such shares, are not empowered to vote such shares with respect to the adoption of the merger agreement. Such shares will constitute “broker non-votes.” Shares of common stock held by persons attending the special meeting but not voting, or shares for which the Company has received proxies with respect to which holders have abstained from voting, will be considered abstentions. Abstentions and broker non-votes will be treated as shares that are present and entitled to vote at the special meeting for purposes of determining whether a quorum exists, but will have the same effect as a vote “AGAINST” adoption of the merger agreement.

You may revoke your proxy at any time before the vote is taken at the special meeting. To revoke your proxy, you must either advise our Corporate Secretary in writing, submit a proxy dated after the date of the proxy you wish to revoke or attend the special meeting and vote your shares in person. Attendance at the special meeting will not by itself constitute revocation of a proxy.

Please note that if you have instructed your broker to vote your shares, the options for revoking your proxy described in the paragraph above do not apply and instead you must follow the directions provided by your broker to change these instructions.

Ablest does not expect that any matter other than the adoption of the merger agreement will be brought before the special meeting. If, however, any other matter is properly presented at the special meeting (or any adjournment or postponement thereof), the persons appointed as proxies will have authority to vote the shares represented by duly executed proxies in accordance with their discretion.

Solicitation of Proxies

The Company will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, directors, officers and employees of Ablest may solicit proxies personally and by telephone, facsimile or other electronic means of communication. These persons will not receive additional or special compensation for such solicitation services. The Company will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

THE MERGER

Background of the Merger

In late 2006, the Company’s board of directors evaluated various strategic alternatives for the Company. In November 2006, in connection with such evaluation, the board of directors met with several investment banking firms, including Raymond James, to discuss possible strategic opportunities for the Company.

On January 18, 2007, the board of directors of the Company held a special meeting, at which all board members were present and a representative of Foley & Lardner LLP, outside corporate counsel to the Company, also participated. At this meeting, Charles H. Heist, III, the Company’s Chairman of the Board, informed the other board members that he, Kurt R. Moore, the Company’s President and Chief Executive Officer, and Donald A. Burton, on behalf of two limited partnerships that are long-term investors in the Company (collectively, the “Management Group”), intended to make a proposal to purchase all of the outstanding shares of Ablest common stock and take the Company private. Recognizing that a possible sale transaction with the Management Group would raise significant potential conflict of interest concerns, the board of directors of the Company established a special committee, comprised of the four independent directors of the Company — Richard W. Roberson, Ronald K. Leirvik, Donna R. Moore and Charles E. Scharlau — and delegated to the special committee the power and authority (including without limitation, the power to select and retain professional advisors at the Company’s expense) to evaluate any proposal by the Management Group and any other strategic alternatives that may be available to the Company.

Immediately following the board meeting on January 18, 2007, the special committee held a special meeting, at which the Management Group delivered a proposal to acquire all of the Company’s publicly-held common stock for $7.50 per share in cash (the “Management Group Proposal”). The Management Group reviewed the principal terms and conditions of the Management Group Proposal with the special committee and provided the special committee with a proposed form of agreement and plan of merger. The special committee thereafter discussed the retention of professional advisors to assist the committee in fulfilling its responsibilities.

On January 23, 2007, the Company publicly announced the formation of the special committee and the receipt of the Management Group Proposal. Subsequent to this announcement, D. Stephen Sorensen, Chairman and Chief Executive Officer of Parent, contacted W. David Foster, the Company’s former President and Chief Executive Officer and a current director of the Company, and Mr. Roberson, the Chairman of the special committee, to discuss Parent’s interest in pursuing a possible transaction with the Company. Mr. Sorensen confirmed Parent’s interest in a possible transaction with Ablest in a letter to the special committee, dated January 29, 2007.

On January 31, 2007, the special committee held a special meeting, at which all of the members of the committee were present (either in person or by telephone) and a representative of Foley & Lardner LLP also participated. At this meeting, the special committee, among other things, considered the principal terms of the Management Group Proposal (including the proposed agreement and plan of merger), discussed Parent’s potential interest in a possible transaction with the Company and engaged Foley & Lardner LLP as legal counsel. The special committee also met with representatives of Raymond James and determined to retain Raymond James to act as financial advisor to the special committee, subject to the negotiation of an appropriate engagement letter. As part of its discussions, the special committee reviewed carefully with its advisors its fiduciary duties under the Delaware General Corporation Law. The special committee also discussed with its advisors the valuation of the Company relative to comparable companies.

On February 1, 2007, at the direction of the special committee, Mr. Roberson and a representative of Foley & Lardner LLP met with the members of the Management Group and their legal counsel to discuss the Management Group Proposal and the proposed agreement and plan of merger.

On February 5, 2007, Foley & Lardner LLP, at the direction of the special committee, distributed a draft confidentiality agreement to Parent and its corporate legal counsel, Skadden, Arps, Slate, Meagher & Flom LLP. On February 14, 2007, after some negotiation, the Company and Parent executed such agreement.

Subsequently, Ablest began providing confidential information to Parent and its representatives about the Company and its business.

On February 8, 2007, the special committee met telephonically, with all committee members and a representative of Foley & Lardner LLP participating, to discuss, among other things, the results of the meeting with the Management Group and ongoing discussions with Parent. The special committee directed Mr. Roberson and representatives of Foley & Lardner, LLP to continue to pursue discussions with both the Management Group and Parent.

On February 20, 2007, the special committee held a special meeting, at which all of the members were present and representatives of Raymond James and Foley & Lardner LLP also participated. At this meeting, the special committee formally engaged Raymond James as its financial advisor to render a fairness opinion in connection with a possible transaction involving the Company. The special committee also met telephonically with members of Parent’s management and a representative of Skadden, Arps, Slate, Meagher & Flom LLP, at which time Parent delivered a proposal to acquire all of the outstanding common stock of the Company for between $8.50 and $10.50 per share in cash, subject to completion of due diligence and certain other qualifications and conditions. Parent also sought an exclusivity period during which to conduct further due diligence and negotiate a possible definitive merger agreement. The special committee rejected Parent’s request for an exclusivity period but unanimously determined to pursue further discussions with Parent regarding a potential sale transaction. The special committee continued its discussions with its advisors regarding the valuation of the Company, the desirability of further efforts to “shop” the Company in light of the prior public disclosure of receipt of the Management Group Proposal and the formation of the special committee to evaluate such proposal and other strategic alternatives for the Company, and the likelihood that such efforts would result in Parent withdrawing its proposal. Thereafter, the special committee determined to pursue further discussions with both the Management Group and Parent. Following this meeting, discussions between representatives of the special committee and Parent continued, and Parent proceeded with its due diligence investigation of Ablest and its business.

On February 28, 2007, the special committee met telephonically, with all of the committee members present and a representative of Foley & Lardner LLP also participating. At this meeting, the special committee reviewed the status of negotiations with both Parent and the Management Group, including pricing considerations. The special committee also further considered the merits of “shopping” the Company to other potential strategic and financial buyers.

On March 5, 2007, the special committee held a special meeting, at which all of the members of the committee were present and Mr. Foster and representatives of Raymond James and Foley & Lardner LLP also participated. Given the existence of the Management Group Proposal and resulting concerns expressed by Parent and its representatives regarding Company management’s ability to oversee objectively Parent’s due diligence investigation, the special committee determined to engage the services of Mr. Foster to assist in such capacity. The special committee reviewed with Mr. Foster and representatives of Raymond James the status of ongoing negotiations with Parent and the Management Group. In addition, the special committee and its advisors discussed other potential strategic buyers for the Company. The special committee, in consultation with Raymond James and Mr. Foster, concluded that a financial buyer would be unlikely to step forward with a higher offer, unless it already had a portfolio company engaged in the staffing business. The special committee once again discussed the merits of formally “shopping” the Company, including the timing of undertaking such a process, given the status of negotiations with Parent. The special committee also considered the Company’s recent financial performance, and the potential impact of such performance on the process being undertaken by the special committee.

On March 6, 2007, the special committee and Foley & Lardner LLP received a proposed form of agreement and plan of merger and related voting agreement from Skadden, Arps, Slate, Meagher & Flom LLP, and commenced reviewing these documents. On March 7, 2007, in connection with the Company’s release of its financial results for the fiscal year ended December 31, 2006, the special committee publicly disclosed that it was continuing to evaluate the Management Group Proposal, as well as an indication of interest received from an unnamed potential third-party acquirer, which was Parent. On March 13, 2007, the special committee held a special telephonic meeting, at which all of the members of the special committee were present and Mr. Foster and a representative of Foley & Lardner LLP also participated. The special committee, among other things, reviewed and discussed the draft agreement and plan of merger and voting agreement. Mr. Foster also reported to the special committee regarding Parent’s due diligence investigation.

On March 15, 2007, the special committee held a special meeting, at which all of the members of the committee were present and Mr. Foster and a representative of Foley & Lardner LLP also participated. The special committee considered various issues relating to the proposed agreement and plan of merger and related voting agreement submitted by Parent. Thereafter, representatives of Raymond James and representatives of Parent, including D. Stephen Sorensen, Chairman and Chief Executive Officer, Paul Sorensen, President, and Melissa Porter, Chief Sales Officer and Executive Vice President, joined the meeting. Parent’s representatives delivered a revised proposal to acquire all of the outstanding common stock of the Company for $11.00 per share in cash. The parties thereafter discussed various matters regarding a proposed transaction, including due diligence and financing for the transaction. Upon the completion of Parent’s presentation, the special committee and its financial and legal advisors reviewed the terms and conditions of Parent’s revised proposal, as well as Parent’s ability to finance the proposed transaction.

On March 19, 2007, the special committee met telephonically, with all the members of the special committee present and Mr. Foster and a representative of Foley & Lardner LLP also participating. At this meeting the special committee discussed, among other things, the Management Group’s position regarding the revised offer from Parent, the possible interest of another third-party strategic buyer (“Party A”) in a potential transaction with the Company, and further discussions regarding the conduct of a market survey, either prior to or after signing a definitive agreement. The special committee authorized Mr. Roberson and Foley & Lardner LLP to negotiate a confidentiality agreement with Party A. On March 22, 2007, Party A entered into a confidentiality agreement with the Company. Subsequent thereto, on March 26, 2007 the financial advisor to Party A submitted to the special committee an initial written indication of interest to acquire all of the outstanding shares of the Company for a fully-diluted enterprise value of between $26.0 million and $32.0 million. Later that same day, after discussions with Mr. Roberson and a representative of Foley & Lardner LLP, Party A submitted a revised written indication of interest to acquire all of the outstanding shares of the Company for a fully-diluted enterprise value of $35.0 million to $40.0 million. On March 27, 2006, Mr. Roberson and a representative of Foley & Lardner LLP spoke telephonically with the financial advisor to Party A. During this conversation, Mr. Roberson expressed the special committee’s concerns regarding Party A’s ability to finance a proposed transaction involving the Company.

On March 28, 2007, the special committee held a special meeting, at which all of the committee members were present (either in person or telephonically) and representatives of Raymond James and Foley & Lardner LLP, as well as Mr. Foster, also participated. At this meeting, the special committee received an in-depth presentation of Raymond James regarding its opinion of the fairness of the proposed transaction with Parent. In addition, Foley & Lardner LLP provided the special committee with a detailed overview of the terms and conditions of the proposed merger agreement, including the principal outstanding issues, such as the break-up fee amount, closing conditions and termination provisions. After further discussion regarding the terms to the proposed transaction with Parent, the special committee directed Mr. Roberson and Foley & Lardner LLP to continue negotiations with Parent and its representatives.

Thereafter, the special committee discussed the possible retention of Hyde Park Capital Advisors, LLC, an investment banking services firm based in Tampa, Florida, to conduct a post-signing market survey in the event the Company were to enter into a definitive merger agreement with Parent. The special committee met with representatives of Hyde Park Capital to discuss such potential engagement. After lengthy discussions regarding Hyde Park Capital’s qualifications and experience, the special committee unanimously determined to engage Hyde Park Capital, subject to the negotiation of an appropriate engagement letter. On March 30, 2007, the special committee executed an engagement letter with Hyde Park Capital.

Next, the special committee discussed the latest proposal received from the financial advisor to Party A. Late in the evening of March 27, 2007, Mr. Roberson received a new proposal from Party A to acquire the Company for a fully diluted enterprise value of $36.0 million in cash. This proposal was submitted in response to the special committee’s request that Party A indicate a single price point as opposed to a range. Such proposal also indicated that a verbal commitment had been received from a new financing source. The special committee discussed the terms of this proposal at length, including its views as to the ability of Party A to finance the proposed transaction. After further discussion, the special committee determined to move forward with negotiations with Parent, but to insist upon reasonable post-signing solicitation rights under the merger agreement.

On March 30, 2007, the special committee held a telephonic special meeting, at which all committee members were present and representatives of Hyde Park Capital, Foley & Lardner LLP and Mr. Foster also participated. The special committee reviewed the status of continued negotiations with Parent, including a reduction in the applicable break-up fee. The special committee instructed Hyde Park Capital to contact Parent and its potential financing sources to confirm Parent’s ability to finance the merger. The special committee also discussed the latest proposal received from Party A, including the draft commitment letter from a possible financing source. The special committee discussed its concerns regarding Party A’s ability to finance a possible transaction with the Company, as well as the impact pursuing such an alternative potential transaction could have on the proposed transaction with Parent.

On April 3, 2007, the special committee held a telephonic special committee meeting at which all committee members were present and representatives of Raymond James, Hyde Park Capital, and Foley & Lardner LLP, as well as Mr. Foster, also participated. Foley & Lardner LLP reviewed with the special committee the changes to the merger agreement since the last special committee meeting at which the terms of such proposed agreement were reviewed in detail. Raymond James also updated its preliminary analysis of its opinion of the fairness of the proposed transaction with Parent from the presentation made to the committee on March 28, 2007. Later in the day, on April 3, 2007, the special committee held another telephonic special meeting, at which all committee members were present and representatives of Raymond James, Hyde Park Capital and Foley & Lardner LLP, as well as Mr. Foster, also participated. The special committee discussed with representatives of Hyde Park Capital the process for the market survey to be undertaken in the event a definitive merger agreement were to be entered into with Parent. Hyde Park Capital also reported on its discussions with Parent and its financing sources and confirmed that it was comfortable with Parent’s ability to finance the merger. Messrs. Roberson and Foster and Foley & Lardner LLP updated the special committee on the status of negotiations regarding the definitive merger agreement, the preparation of the related disclosure letter, and the remaining due diligence requests made by Parent.

On the morning of April 4, 2007, the special committee held a telephonic special meeting, at which all committee members were present and representatives of Raymond James, Hyde Park Capital, and Foley & Lardner LLP, as well as Mr. Foster, also participated. Foley & Lardner LLP reviewed with the committee the changes to the merger agreement since the last special committee meeting. Raymond James then rendered to the special committee an oral opinion, which opinion was subsequently confirmed in writing, to the effect that as of that date and based upon and subject to the matters described in its opinion, the merger consideration was fair, from a financial point of view, to the holders of the Company’s common stock (other than Parent and Merger Sub and their respective subsidiaries). Following discussion and questions by the special committee members to Raymond James and Foley & Lardner LLP, the special committee, by unanimous action, approved and declared advisable the merger agreement, including the merger, and determined to recommend that the Company’s board of directors approve and adopt the merger agreement, including the merger.

Immediately following the adjournment of the special committee meeting on April 4, 2007, the Company’s board of directors held a telephonic special meeting, at which all board members were present and representatives of Raymond James, Hyde Park Capital and Foley & Lardner LLP also participated. After reviewing the merger agreement and upon receipt of the recommendation of the special committee regarding the approval and adoption of the merger agreement, the Company’s board of directors, by unanimous action, approved and declared advisable the merger agreement, including the merger, and resolved to recommend that the Company’s shareholders adopt the merger agreement, including the merger.

Thereafter, on the morning of April 4, 2007, the Company, Parent and Merger Sub executed the merger agreement, and the Company and Parent issued a joint press release announcing the entry into the merger agreement.

From April 4, 2007 through April 19, 2007, the special committee, with the assistance of its financial advisor, Hyde Park Capital, conducted a market survey in an effort to solicit potential superior proposals. During this period, Hyde Park Capital contacted, on behalf of the special committee, approximately 70 potential strategic and financial buyers that Hyde Park Capital, in collaboration with Mr. Roberson and Mr. Foster, had determined likely possessed the means and resources to complete an acquisition of the Company. Ultimately, none of the identified parties evidenced a serious interest in acquiring the Company at a valuation competitive with the price provided for in the merger agreement, or at all, with the exception of Party A, which had previously submitted a proposal to acquire all of the Company’s outstanding shares for a fully-diluted enterprise valuation of $36 million. At the behest of the special committee, Hyde Park Capital sought to confirm Party A’s ability to finance a possible transaction with Ablest, but was unable to do so to its or the special committee’s satisfaction. On April 10, 2007, April 17, 2007 and April 20, 2007, the special committee held special telephonic meetings, at which all committee members were present and representatives of Company management, Hyde Park Capital, Raymond James and Foley & Lardner LLP, as well as Mr. Foster, also participated. At these meetings, Hyde Park Capital reviewed with the special committee the status and results of the ongoing market survey process. At the April 17, 2007 meeting, Hyde Park Capital informed the special committee that the contemplated financing for the proposal by Party A had not materialized and, thus, that Party A was no longer interested in pursuing a possible transaction with the Company.

Recommendation of the Special Committee of the Company’s Board of Directors and Reasons for the Merger

The board of directors of Ablest, on the unanimous recommendation of a special committee of independent directors, determined that the terms of the merger agreement, including the merger consideration of $11.00 in cash per share common stock, and the merger are advisable and fair to, and in the best interests of, the stockholders of the Company.

The board of directors unanimously recommends that stockholders vote “FOR” the adoption of the merger agreement, including the merger.

In the course of reaching its decision to approve the merger agreement, the special committee of the Company’s board of directors consulted with the Company’s financial and legal advisors, reviewed a significant amount of information and considered the following material factors:

•	the special committee’s belief that the merger was more favorable to the stockholders than any other alternative reasonably available to the Company and its stockholders based on the fact that the $11.00 to be paid for each share of the Company’s common stock represents a substantial premium over the current and historical market prices of the Company’s common stock, including an approximate 49% premium over Ablest’s April 3, 2007 closing stock price of $7.40 per share, and because of the uncertain returns to the stockholders in light of the Company’s business, financial performance and condition, operations and competitive position;

•	the special committee’s belief that the sale contemplated by the merger agreement offered better potential value to the Company’s stockholders than the other alternatives available to Ablest, including the alternative of remaining a stand-alone, independent company, giving specific consideration to the costs associated with remaining a public company and the lack of liquidity for the Company’s stockholders given the low trading volume of the Company’s common stock;

•	the financial presentation of Raymond James, including its opinion as to the fairness, from a financial point of view, to the holders of the Company’s common stock of the merger consideration to be received by such holders in the merger (see “The Merger — Opinion of Raymond James & Associates, Inc.”);

•	the efforts made by the Company and its advisors to negotiate and execute a merger agreement favorable to the Company;

•	the financial and other terms and conditions of the merger agreement as reviewed by our board of directors (see “The Merger Agreement”) and the fact that they were the product of arm’s-length negotiations between the parties;

•	the fact that the merger consideration is all cash, so that the transaction allows the Company’s stockholders to immediately realize a fair value, in cash, for their investment and provides such stockholders certainty of value for their shares; and

•	the fact that, subject to compliance with the terms and conditions of the merger agreement, the Company is permitted to terminate the merger agreement, before the completion of the merger, in order to approve an alternative transaction proposed by a third party that is a “superior proposal” (as defined in the merger agreement), or which the board concludes in good faith (after consultation with its financial advisors) would reasonably be expected to result in a “superior proposal,” upon the payment to Parent of a $1.0 million termination fee (representing approximately 3 percent of the total equity value of the transaction) (see “The Merger Agreement — Termination Fees and Expenses”).

The special committee of the Company’s board of directors also considered a variety of risks and other potentially negative factors concerning the merger agreement and the merger, including the following:

•	the fact that the Company’s stockholders will not participate in any future earnings or growth of Ablest and will not benefit from any appreciation in value of Ablest;

•	the fact that an all cash transaction would be taxable to the Company’s stockholders for U.S. federal income tax purposes;

•	the risk that the merger might not be completed in a timely manner or at all;

•	the risks and costs to the Company if the merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential effect on business and customer relationships; and

•	the restrictions on the conduct of the Company’s business prior to the completion of the merger, requiring the Company to conduct its business only in the ordinary course, subject to specific limitations, which may delay or prevent the Company from undertaking business opportunities that may arise pending completion of the merger.

After considering these factors, our board of directors, upon the unanimous recommendation of the special committee, concluded that the positive factors relating to the merger agreement and the merger outweighed the negative factors. In view of the wide variety of factors considered by our board of directors and the special committee, neither our board of directors nor the special committee found it practicable to quantify or otherwise assign relative weights to the foregoing factors. In addition, individual members of our board of directors and the special committee may have assigned different weights to various factors. Our board of directors approved and recommends the adoption of the merger agreement, including the merger, based upon the totality of the information presented to and considered by it.

After consideration, the Company’s board of directors:

•	has determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable, fair to and in the best interests of the Company and its stockholders;

•	has unanimously approved the merger, the merger agreement and the transactions contemplated by the merger agreement; and

•	unanimously recommends that the Company’s stockholders vote “FOR” the adoption of the merger agreement, including the merger.

Opinion of Raymond James & Associates, Inc. — Financial Advisor to the Company

The special committee of the Company’s board of directors retained Raymond James & Associates, Inc. (“Raymond James”) as financial advisor on February 20, 2007. In connection with that engagement, the special committee requested that Raymond James evaluate the fairness, from a financial point of view, of the consideration to be received by the holders, exclusive of Parent and Merger Sub, of Ablest’s outstanding common stock (the “Stockholders”), pursuant to the merger, in exchange for each of the outstanding shares of common stock of the Company.

At the April 4, 2007, meeting of the Special Committee, Raymond James gave its opinion that, as of such date and based upon and subject to various qualifications and assumptions described with respect to its opinion, the merger consideration to be received by the Stockholders of the Company pursuant to the merger agreement was fair, from a financial point of view, to the Stockholders.

The full text of the written opinion of Raymond James, dated April 4, 2007, which sets forth assumptions made, matters considered, and limits on the scope of review undertaken, is attached as Annex C to this document. The summary of the opinion of Raymond James set forth in this document is qualified in its entirety by reference to the full text of such opinion.

Stockholders are urged to read this opinion in its entirety. Raymond James’s opinion, which is addressed to the special committee, is directed only to the fairness, from a financial point of view, of the merger consideration to be received by the Stockholders in connection with the proposed merger. Raymond James’s opinion does not constitute a recommendation to any Stockholder as to how such stockholder should vote at the special meeting of the Company’s stockholders, and does not address any other aspect of the proposed merger or any related transaction.

In connection with rendering its opinion, Raymond James, among other:

•	reviewed the financial terms and conditions as stated in the Agreement;

•	reviewed the Company’s annual reports to stockholders filed on Form 10-K for the three fiscal years ended December 26, 2004, December 25, 2005, and December 31, 2006;

•	reviewed the Company’s quarterly reports filed on Form 10-Q for the three fiscal quarters ended April 2, 2006, July 2, 2006 and October 1, 2006;

•	reviewed other Company financial and operating information requested from and/or provided by the Company;

•	reviewed certain other publicly available information from the Company;

•	met with and discussed with members of the senior management of the Company certain information relating to the aforementioned and any other matters which we have deemed relevant to our inquiry;

•	reviewed and discussed with senior management of the Company the historical and management’s projected financial performance of the Company;

•	reviewed the reported price and trading activity for the shares of the Company’s Common Stock;

•	compared financial and stock market information for the Company with similar information for comparable companies with publicly traded equity securities;

•	reviewed the financial terms of recent business combinations involving companies in comparable businesses; and

•	performed such other analyses and studies, and considered such other factors, as Raymond James considered appropriate.

In connection with its review, Raymond James assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to Raymond James by the Company, Parent or any other party, and did not undertake any duty or responsibility to verify independently any of such information.

Raymond James has not made or obtained an independent appraisal of the assets or liabilities (contingent or otherwise) of the Company. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with Raymond James, Raymond James assumed that such forecasts and other information and data were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management, and relied upon each party to advise Raymond James promptly if any information previously provided became inaccurate or was required to be updated during the period of its review.

In rendering its opinion, Raymond James assumed that the merger would be consummated on the terms described in the merger agreement. Furthermore, Raymond James assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the merger agreement were true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the merger agreement and that all conditions to the consummation of the merger will be satisfied without being waived. Raymond James also assumed that all material governmental, regulatory or other consents and approvals will be obtained and that, in the course of obtaining any necessary governmental, regulatory or other consents and approvals, or any amendments, modifications or waivers to any documents to which the Company is a party, as contemplated by the merger agreement, no restrictions will be imposed or amendments, modifications or waivers made that would have any material adverse effect on the Company. In its financial analyses, Raymond James assumed the merger consideration had a value of $11.00 in cash per share of the Company’s common stock. Raymond James expressed no opinion as to the underlying business decision to effect the merger, the structure or tax consequences of the merger agreement, or the availability or advisability of any alternatives to the merger. In the capacity of rendering the opinion, Raymond James reviewed the terms of the merger agreement and offered no judgment as to the negotiations resulting in such terms.

In conducting its investigation and analyses and in arriving at its opinion, Raymond James took into account such accepted financial and investment banking procedures and considerations as it deemed relevant, including the review of: (i) historical and projected revenues, operating earnings, net income and capitalization of the Company and certain other publicly held companies in businesses Raymond James believed to be comparable to the Company; (ii) the current and projected financial position and results of operations of the Company; (iii) the historical market prices and trading activity of the common stock of the Company; (iv) financial and operating information concerning selected business combinations which Raymond James deemed comparable in whole or in part; and (v) the general condition of the securities markets.

The following summarizes the material financial analyses presented by Raymond James to the special committee at its meeting on April 4, 2007 which material was considered by Raymond James in rendering the opinion described below. No company or transaction used in the analyses described below is directly comparable to the Company, Parent or the contemplated merger.

Trading Analysis.  Raymond James analyzed historical closing prices of the Company and compared them to the value of the proposed merger consideration. The results of this analysis are summarized below:

	Price Per	Implied
	Share	Premium

Merger consideration value	$11.00	—
Ablest closing stock price as of April 3, 2007	7.40	48.6%
52-week high Ablest stock price (May 15, 2006)	9.65	14.0%
52-week low Ablest stock price (November 10, 2006)	6.18	78.0%

Comparable Public Companies Analysis.  Raymond James analyzed the relative valuation multiples of seven publicly-traded staffing companies, including:

•	General Employment Enterprises Inc.

•	Westaff Inc.

•	Spherion Corp.

•	Labor Ready Inc.

•	CDI Corp.

•	Volt Information Sciences Inc.

•	Kelly Services Inc.

Raymond James calculated various financial multiples for each company, including (i) enterprise value (market value plus debt, less cash) compared to both revenue and earnings before interest, taxes, depreciation and amortization, or EBITDA, for the most recent actual twelve months results, referred to as LTM, as well as to Wall Street estimates for both revenue and EBITDA for the calendar year ending December 31, 2007, referred to as 2007E, and (ii) equity value per share compared to earnings per share, using the LTM results as well as Wall Street estimates for the selected companies for 2007E. The estimates published by Wall Street research analysts were not prepared in connection with the merger or at Raymond James’s request and may or may not prove to be accurate. Raymond James reviewed the minimum, mean, median and maximum relative valuation multiples of the selected public companies and compared them to corresponding valuation multiples for the Company implied by the merger consideration. The results of the selected public companies analysis are summarized below:

	Enterprise Value/		Enterprise Value/		Equity Value/
	Revenue		EBITDA		Net Income
	LTM	2007E	LTM	2007E	LTM	2007E

Minimum	0.16x	0.20x	5.7x	6.3x	9.4x	15.2x
Mean	0.32x	0.34x	8.4x	7.7x	17.7x	18.5x
Median	0.26x	0.24x	8.5x	7.6x	19.4x	19.1x
Maximum	0.58x	0.58x	12.2x	10.0x	26.3x	21.2x
Merger consideration	0.20x	0.18x	9.1x	6.0x	24.3x	12.3x

Furthermore, Raymond James applied the minimum, mean, median and maximum relative valuation multiples for each of the metrics to the Company’s actual and projected financial results and determined the implied equity price per share of the Company’s common stock and then compared those implied equity values per share to the merger consideration of $11.00 per share. The results of this are summarized below:

	Enterprise Value/		Enterprise Value/		Equity Value/
	Revenue		EBITDA		Net Income
	LTM	2007E	LTM	2007E	LTM	2007E

Minimum	$9.19	$11.82	$7.51	$11.42	$4.27	$13.62
Mean	16.65	18.87	10.27	13.73	8.04	16.57
Median	13.79	14.01	10.32	13.46	8.78	17.08
Maximum	29.10	31.56	14.18	17.35	11.93	18.96
Merger consideration	$11.00	$11.00	$11.00	$11.00	$11.00	$11.00

Precedent Transactions Analysis.  Raymond James analyzed publicly available information relating to selected acquisitions of staffing companies and prepared a summary of the relative valuation multiples paid in these transactions. The selected transactions used in the analysis included:

Acquiror	Target

• H.I.G. Capital LLC	Westaff, Inc.
• Select Personnel Services	Remedy Temp, Inc.
• Labor Ready, Inc.	CLP Holdings Corporation
• Labor Ready, Inc.	Spartan Staffing Inc.
• JAC Acquisition Company, Inc.	Joule Inc.
• Hire Calling Holding Co.	SOS Staffing Services, Inc.

Raymond James examined valuation multiples of transaction enterprise value compared to the target companies’ revenue and EBITDA, in each case for twelve months ended prior to the transaction, where such information was publicly available. Raymond James reviewed the minimum, mean, median and maximum relative valuation multiples of the selected transactions and compared them to corresponding valuation multiples for the Company implied by the merger consideration. Furthermore, Raymond James applied the minimum, mean, median and maximum relative valuation multiples to the Company’s actual last twelve months revenue to determine the implied equity price per share and then compared those implied equity values per share to the merger consideration of $11.00 per share. The results of the selected transactions analysis are summarized below:

	Enterprise Value/
	Last Twelve Months	Implied Equity Price
	Revenue	Per Share

Minimum	0.11x	$6.93
Mean	0.22x	12.03
Median	0.18x	9.96
Maximum	0.41x	20.90
Merger consideration	0.20x	$11.00

In addition, Raymond James applied the minimum, mean, median and maximum relative valuation multiples to the Company’s actual last twelve months EBITDA to determine the implied equity price per share and then compared those implied equity values per share to the merger consideration of $11.00 per share. The results of the selected transactions analysis are summarized below:

	Enterprise Value/
	Last Twelve Months	Implied Equity Price
	EBITDA	Per Share

Minimum	6.2x	$7.94
Mean	7.8x	9.59
Median	7.0x	8.85
Maximum	10.8x	12.69
Merger consideration	9.1x	$11.00

Premiums Paid Analysis.  Raymond James analyzed the stock price premiums paid in 37 merger and acquisition transactions announced in the previous 18 months with enterprise value at announcement ranging from $10 million to $100 million, excluding transactions in the finance and real estate industries. Raymond James measured each transaction price per share relative to each target’s closing price per share one day, one week and one month prior to announcement of the transaction. Raymond James compared the minimum, mean, median and maximum premiums paid from this set of transactions to the Company’s merger consideration expressed as a premium relative to the closing stock price of the Company on April 3, 2007; March 27, 2007; March 13, 2007; and January 22, 2007 (one day prior to the Company receiving an offer of $7.50 per share from a group of existing investors). The results of the transaction premium analysis are summarized below:

	Implied Premium
	1-day	1-week	1-month	1/22/07

Minimum	(2.3)%	(4.6)%	(1.9)%	(2.3)%
Mean	37.5%	37.3%	43.7%	37.5%
Median	30.7%	29.2%	31.2%	30.7%
Maximum	133.7%	133.7%	169.6%	133.7%
Merger consideration	$11.00	$11.00	$11.00	$11.00
Ablest closing stock price per share	$7.40	$7.40	$7.42	$6.80
Implied Transaction premium	48.6%	48.7%	48.2%	61.8%

Furthermore, Raymond James applied the minimum, mean, median and maximum premiums for each of the metrics to the Company’s actual corresponding closing stock prices to determine the implied equity price per share and then compared those implied equity values per share to the merger consideration of $11.00 per share. The results of this comparison are summarized below:

	Implied Equity Price Per Share
	1-day	1-week	1-month	1/22/07

Minimum	$7.23	$7.06	$7.28	$6.64
Mean	10.17	10.15	10.67	9.35
Median	9.67	9.55	9.73	8.89
Maximum	17.29	17.28	20.01	15.89
Merger consideration	$11.00	$11.00	$11.00	$11.00

Discounted Cash Flow Analysis.  Raymond James analyzed the discounted present value of the Company’s projected free cash flows for the years ending December 31, 2007 through 2016 on a standalone basis. Raymond James used unleveraged free cash flows, defined as earnings before interest, after taxes, plus depreciation, plus amortization, less capital expenditures, less investment in working capital.

The discounted cash flow analysis was based on projections of the financial performance of the Company that represented the best available estimates and judgment of management. Raymond James used calendar year 2016 as the final year for the analysis and applied multiples, ranging from 6.0x to 8.0x, to calendar 2016 EBITDA in order to derive a range of terminal values for the Company in 2016.

The projected unleveraged free cash flows and terminal values were discounted using rates ranging from 19.0% to 21.0%, which reflected the weighted average after-tax cost of debt and equity capital associated with executing the Company’s business plan. The resulting range of present enterprise values was adjusted by the Company’s current capitalization and divided by the number of diluted shares outstanding in order to arrive at a range of present values per share of the Company. Raymond James reviewed the range of per share prices derived in the discounted cash flow analysis and compared them to the price per share for the Company implied by the merger consideration. The results of the discounted cash flow analysis are summarized below:

Equity Value/
Per Share

Minimum	$10.28
Maximum	12.79
Merger consideration	11.00

Additional Considerations.  The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. Raymond James believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering the analyses taken as a whole, would create an incomplete view of the process underlying the analyses set forth in its opinion. In addition, Raymond James considered the results of all such analyses and did not assign relative weights to any of the analyses, but rather made qualitative judgments as to significance and relevance of each analysis and factor, so the ranges of valuations resulting from any particular analysis described above should not be taken to be Raymond James’s view of the actual value of the Company.

In performing its analyses, Raymond James made numerous assumptions with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond the control of the Company. The analyses performed by Raymond James are not necessarily indicative of actual values, trading values or actual future results which might be achieved, all of which may be significantly more or less favorable than suggested by such analyses. Such analyses were provided to the Company’s board of directors and were prepared solely as part of Raymond James’s analysis of the fairness, from a financial point of view, to the holders of the Company’s common stock of the consideration to be received by such holders in connection with the proposed merger. The analyses do not purport to be appraisals or to reflect the prices at which companies may actually be sold, and such estimates are inherently subject to uncertainty. The opinion of Raymond James was one of many factors taken into consideration by the

Company’s board of directors in making its determination to approve the merger. Consequently, the analyses described above should not be viewed as determinative of the Company’s board of directors’ or management’s opinion with respect to the value of the Company. The Company placed no limits on the scope of the analysis performed, or opinion expressed, by Raymond James.

Raymond James’s opinion was necessarily based upon market, economic, financial and other circumstances and conditions existing and disclosed to it on April 3, 2007 and any material change in such circumstances and conditions may affect Raymond James’s opinion, but Raymond James does not have any obligation to update, revise or reaffirm that opinion.

For services rendered in connection with the delivery of its opinion, the Company paid Raymond James a customary investment banking fee upon delivery of its opinion. The Company also agreed to reimburse Raymond James for its expenses incurred in connection with its services, including the fees and expenses of its counsel, and will indemnify Raymond James against certain liabilities arising out of its engagement.

Raymond James is actively involved in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions. In the ordinary course of business, Raymond James may trade in the securities of the Company for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Interests of the Company’s Directors and Executive Officers

In considering the recommendation of the Company’s board of directors with respect to the merger, you should be aware that some of the Company’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of the Company’s stockholders generally. These interests may present them with actual or potential conflicts of interest, and these interests, to the extent material, are described below. The Company’s board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the merger. The consummation of the merger will constitute a “change of control” for purposes of each of the plans and agreements described below.

Pre-Existing Employment Agreements and Other Arrangements

Employment Agreement with Mr. Moore

Kurt R. Moore serves as President and Chief Executive Officer of the Company pursuant to an employment agreement entered into on January 1, 2007, that provides for his employment through January 1, 2009. If a change in control of the Company occurs prior to January 2, 2009, then his employment term is extended until the second anniversary of the date of the change in control.

Under the agreement, Mr. Moore is compensated at a base salary rate of $300,000 for 2007. For each calendar year thereafter, his salary will be determined by the Company’s Compensation Committee, but in no event shall it be less than the annual salary that was payable to him for the preceding calendar year. Mr. Moore is eligible to participate in any bonus program implemented for senior executives of the Company, with pertinent terms and goals to be established by the Company’s Compensation Committee.

The Company may terminate Mr. Moore’s employment with cause immediately or without cause with 30 days advance notice. Mr. Moore may terminate his employment with the Company at any time with 30 days advance notice.

If Mr. Moore’s employment is terminated as a result of his death or disability, the Company is obligated to continue to pay his salary and provide him with medical benefits for the lesser of twelve months or the balance of the term remaining under the employment agreement (but for a minimum of six months). If his employment is terminated by the Company without cause other than within two years following a change in control of the Company, or by him due to a material breach of the agreement by the Company or because he is required, following a change in control of the Company, to relocate more than 40 miles from the Company’s headquarters, then the Company is obligated to continue to pay Mr. Moore his salary and provide him with certain benefits for a period equal to the lesser of the remainder of the term of the agreement or twelve months, and to pay him within 30 days of the date of termination an amount equal to his target bonus opportunity for the year in which termination occurs. If required by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), payment of the severance may be delayed for a period of six months after his termination of employment.

If within two years after a change in control of the Company, Mr. Moore’s employment is terminated by the Company without cause, or by Mr. Moore due to a material reduction in his duties or responsibilities within 12 months following the change in control, he will be entitled to an amount equal to two times his annual salary in effect on the date of termination.

Upon any such termination within two years after a change in control, the Company will provide Mr. Moore with a package of benefits, for a period of twelve months following his termination, substantially similar to those he was receiving prior to the date of termination (or prior to the change in control, if greater). The Company will also vest and accelerate the exercise date of all unvested stock options, if any, that are outstanding on the date of such termination, and such options shall remain exercisable for the duration of their original terms. Finally, if the change in control compensation would constitute an excess parachute payment as defined in Section 280G of the Code, such compensation will be reduced to the largest amount that will result in no portion of the termination payments under the employment agreement being subject to the excise tax imposed by Section 4999 of the Code or being disallowed as deductions to the Company under Section 280G of the Code.

No change in control compensation is due upon Mr. Moore’s voluntary termination without good reason, retirement, death or disability.

Mr. Moore’s agreement contains provisions relating to noncompetition and nonsolicitation of the Company’s employees during the term of the agreement and for two years following termination of employment, except where the termination is by the Company without cause or by Mr. Moore as a result of a material breach of the agreement by the Company.

Employment Agreement with Mr. Horan

John Horan serves as Vice President and Chief Financial Officer pursuant to an employment agreement entered into on April 17, 2006, that provides for his employment from May 15, 2006 through April 17, 2008. If a change in control of the Company occurs prior to April 17, 2008, then his employment term is extended until the second anniversary of the date of the change in control.

Under the agreement, Mr. Horan is compensated at a base salary of $165,600 for 2007. For each year thereafter, his salary will be determined by the Compensation Committee, but in no event will it be less than the annual salary that was payable to him for the preceding calendar year. Mr. Horan is eligible to participate in any bonus program implemented for senior executives of the Company, with pertinent terms and goals to be established by the Compensation Committee.

The Company may terminate Mr. Horan’s employment with cause immediately or without cause with 30 days advance notice. Mr. Horan may terminate his employment with the Company at any time with 30 days advance notice.

If Mr. Horan’s employment is terminated as a result of his death or disability, the Company is obligated to continue to pay his salary and provide him with medical benefits for the lesser of twelve months or the balance of the term remaining under the employment agreement (but for a minimum of six months). If his employment is terminated by the Company without cause other than within two years following a change in control of the Company, or by him due to a material breach of the agreement by the Company, the Company is obligated to continue to pay Mr. Horan his salary and provide him with certain benefits for a period equal to the lesser of the remainder of the term of the agreement or twelve months, and to pay him within 30 days of the date of termination an amount equal to his target bonus opportunity for the year in which termination occurs. If required by Code Section 409A, payment of the severance may be delayed for a period of six months after his termination of employment.

If within two years after a change in control of the Company, Mr. Horan’s employment is terminated by the Company without cause, he will be entitled to an amount equal to two times his annual base salary in effect on the date of termination.

Upon any such termination within two years after a change in control, the Company will provide Mr. Horan with a package of benefits, for a period of twelve months following his termination, substantially similar to those he was receiving prior to the date of termination (or prior to the change in control, if greater). The Company will also vest and accelerate the exercise date of all unvested stock options, if any, that are outstanding on the date of such termination, and such options shall remain exercisable for the duration of their original terms. If the change in control compensation would constitute an excess parachute payment as defined in Section 280G of the Code, such compensation will be reduced to the largest amount that will result in no portion of the termination payments under the employment agreement being subject to the excise tax imposed by Section 4999 of the Code or being disallowed as deductions to the Company under Section 280G of the Code.

No change in control compensation is due upon Mr. Horan’s voluntary termination without good reason, retirement, death or disability.

Mr. Horan’s agreement contains provisions relating to noncompetition and nonsolicitation of the Company’s employees during the term of the agreement and for two years following termination of employment except where the termination is by the Company without cause or by Mr. Horan as a result of a material breach of the agreement by the Company.

Employment Agreement with Mr. Heist

Charles H. Heist serves as Chairman of the Board of Directors pursuant to an employment agreement entered into on January 1, 2007, that provides for his employment through January 1, 2009. If a change in control of the Company occurs prior to January 2, 2009, then his employment term is extended until the second anniversary of the date of the change in control.

Under the agreement, Mr. Heist is compensated at a base salary of $232,800 for 2007. For each year thereafter, his salary will be determined by the Compensation Committee, but in no event will it be less than the annual salary that was payable to him for the preceding calendar year. Mr. Heist is eligible to participate in any bonus program implemented for senior executives of the Company, with pertinent terms and goals to be established by the Compensation Committee.

The Company may terminate Mr. Heist’s employment with cause immediately or without cause with 30 days advance notice. Mr. Heist may terminate his employment with the Company at any time with 30 days advance notice.

If Mr. Heist’s employment is terminated as a result of his death or disability, the Company is obligated to continue to pay his salary and provide him with medical benefits for the lesser of twelve months or the balance of the term remaining under the employment agreement (but for a minimum of six months). If his employment is terminated by the Company without cause other than within two years following a change in control of the Company, or by him due to a material breach of the agreement by the Company or because he is required, following a change in control of the Company, to relocate more than 40 miles from the Company’s headquarters, then the Company is obligated to continue to pay Mr. Heist his salary and provide him with certain benefits for a period equal to the lesser of remainder of the term of the agreement or twelve months, and to pay him within 30 days of the date of termination an amount equal to his target bonus opportunity for the year in which termination occurs. If required by Code Section 409A, payment of the severance may be delayed for a period of six months after his termination of employment.

If within two years after a change in control of the Company, Mr. Heist’s employment is terminated by the Company without cause, or by Mr. Heist due to a material reduction in his duties or responsibilities within 12 months following the change in control, he will be entitled to an amount equal to two times his annual base salary in effect on the date of termination.

Upon any such termination within two years after a change in control, the Company will provide Mr. Heist with a package of benefits, for a period of twelve months following his termination, substantially similar to those he was receiving prior to the date of termination (or prior to the change in control, if greater). The Company will also vest and accelerate the exercise date of all unvested stock options, if any, that are outstanding on the date of such termination, and such options shall remain exercisable for the duration of their original terms. If the change in control compensation would constitute an excess parachute payment as defined in Section 280G of the Code, such compensation will be reduced to the largest amount that will result in no portion of the termination payments under the employment agreement being subject to the excise tax imposed by Section 4999 of the Code or being disallowed as deductions to the Company under Section 280G of the Code.

No change in control compensation is due upon Mr. Heist’s voluntary termination without good reason, retirement, death or disability.

Mr. Heist’s agreement contains provisions relating to noncompetition and nonsolicitation of the Company’s employees during the term of the agreement and for two years following termination of employment except where the termination is by the Company without cause or by Mr. Heist as a result of a material breach of the agreement by the Company.

Employment Agreement with Mr. Gardner

Nolan B. Gardner serves as Vice President of Human Resources pursuant to an employment agreement entered into on January 1, 2006, that provides for his employment through January 1, 2008. If a change in control of the Company occurs prior to January 2, 2009, then his employment term is extended until the second anniversary of the date of the change in control.

Under the agreement, Mr. Gardner is compensated at a base salary of $110,000 for 2007. For each year thereafter, his salary will be determined by the Compensation Committee, but in no event will it be less than the annual salary that was payable to him for the preceding calendar year. Mr. Gardner is eligible to participate in any bonus program implemented for senior executives of the Company, with pertinent terms and goals to be established by the Compensation Committee.

The Company may terminate Mr. Gardner’s employment with cause immediately or without cause with 30 days advance notice. Mr. Gardner may terminate his employment with the Company at any time with 30 days advance notice.

If Mr. Gardner’s employment is terminated as a result of his death or disability, the Company is obligated to continue to pay his salary and provide him with medical benefits for the lesser of twelve months or the balance of the term remaining under the employment agreement (but for a minimum of six months). If his employment is terminated by the Company without cause other than within two years following a change in control of the Company, or by him due to a material breach of the agreement by the Company, then the Company is obligated to continue to pay Mr. Gardner his salary and provide him with certain benefits for a period equal to lesser of the remainder of the term of the agreement or twelve months, and to pay him within 30 days of the date of termination an amount equal to his target bonus opportunity for the year in which termination. If required by Code Section 409A, payment of the severance may be delayed for a period of six months after his termination of employment.

If within two years after a change in control of the Company, Mr. Gardner’s employment is terminated by the Company without cause, he will be entitled to an amount equal to two times his annual base salary in effect on the date of termination.

Upon any such termination within two years after a change in control, the Company will provide Mr. Gardner with a package of benefits, for a period of twelve months following his termination, substantially similar to those he was receiving prior to the date of termination (or prior to the change in control, if greater). The Company will also vest and accelerate the exercise date of all unvested stock options, if any, that are outstanding on the date of such termination, and such options shall remain exercisable for the duration of their original terms. If the change in control compensation would constitute an excess parachute payment as defined in Section 280G of the Code, such compensation will be reduced to the largest amount that will result in no portion of the termination payments under the employment agreement being subject to the excise tax imposed by Section 4999 of the Code or being disallowed as deductions to the Company under Section 280G of the Code.

No change in control compensation is due upon Mr. Gardner’s voluntary termination without good reason, retirement, death or disability.

Mr. Gardner’s agreement contains provisions relating to noncompetition and nonsolicitation of the Company’s employees during the term of the agreement and for two years following termination of employment except where the termination is by the Company without cause or by Mr. Gardner as a result of a material breach of the agreement by the Company.

Indemnification Agreements

On February 17, 2005, the Company entered into an indemnification agreement with each of Charles H. Heist, Ronald K. Leirvik, W. David Foster, Donna R. Moore, Richard W. Roberson and Charles E. Scharlau, as members of the board of directors of the Company, and Kurt R. Moore, as a member of the board of directors of the Company and as an executive officer (the “Indemnification Agreements”). In general, the Indemnification Agreements provide the directors and executive officers listed above with contractual rights to indemnification and advancement or reimbursement of expenses to the fullest extent permitted by Delaware law in connection with any and all expenses, judgments, fines, ERISA excise taxes, penalties, and amounts paid in settlement incurred by the directors or executive officers as a result of their service to, and actions on behalf of, the Company. The Company’s Certificate of Incorporation currently provides that the Company is required to indemnify its officers and directors to the fullest extent allowable under applicable law.

Treatment of Stock Options

As of April 24, 2007, there were 54,000 shares of the Company’s common stock subject to stock options granted under the Company’s equity incentive plans to our current directors. Each outstanding stock option that remains unexercised as of the effective time of the merger, whether or not the option is vested or exercisable, will be cancelled, and the holder of such stock option that has an exercise price of less than $11.00 will be entitled to receive a cash payment, without interest and less applicable withholding taxes, equal to the product of:

•	the number of shares of the Company’s common stock subject to the option as of the effective time of the merger, multiplied by

•	the excess, if any, of $11.00 over the exercise price per share of common stock subject to such option.

The following table summarizes the vested and unvested Company stock options with exercise prices of less than $11.00 (options with exercise prices in excess of $11.00 per share are not included because they will be cancelled for no consideration) held by our directors as of April 24, 2007 and the approximate consideration that each of them will receive pursuant to the merger agreement in connection with the cancellation of their options, based on the weighted average exercise prices of the options, assuming that the options are not exercised before the effective time of the merger:

	Number of	Number of	Weighted	Estimated
	Shares	Shares	Average	Consideration
	Underlying	Underlying	Exercise Price	(Before
	Unvested Options	Vested Options	of Options	Withholding)

Non-Employee Directors
W. David Foster	—	—	—	—
Ronald K. Leirvik	—	13,500	$5.38	$75,870
Donna R. Moore	—	13,500	5.38	75,870
Richard W. Roberson	—	13,500	5.38	75,870
Charles E. Scharlau	—	13,500	5.38	75,870

Treatment of Restricted Stock

As of April 24, 2007, there were approximately 11,436 shares of the Company’s common stock represented by restricted stock awards held by the Company’s directors and executive officers. At the effective time of the merger, all such shares of restricted stock will become fully vested and all restrictions on such shares shall lapse.

The following table summarizes the restricted stock awards held by the Company’s directors and executive officers as of April 24, 2007 and the approximate consideration that each of them will receive pursuant to the merger agreement (assuming no exercise of appraisal rights) for such awards:

	Number of Shares of	Estimated Consideration
	Restricted Stock	(Before Withholding)

Non-Employee Directors
W. David Foster	250	$2,750
Ronald K. Leirvik	250	2,750
Donna R. Moore	250	2,750
Richard W. Roberson	250	2,750
Charles E. Scharlau	250	2,750

Executive Officers:
Charles H. Heist	2,317	$25,487
Kurt R. Moore	6,826	75,086
John Horan	—	—
Nolan B. Gardner	1,043	11,473

Possible Continued Employment of Certain Executive Officers

Some employees of the Company, including some of the Company’s executive officers, will remain employed by the surviving corporation following the merger unless their employment is terminated or they resign. As of the date of this proxy statement, none of the Company’s executive officers has entered into any agreements with Parent or its affiliates regarding employment with the surviving corporation. Although no such agreements currently exist, the Company’s executive officers who remain with the surviving corporation following the merger may, prior or after the closing of the merger, enter into new arrangements with Parent or its affiliates (which may amend their existing agreements) regarding employment with the surviving corporation. Executive officers who continue working for the surviving corporation or its affiliates, or who resign voluntarily without good reason, might not qualify to receive some of the benefits described above.

Indemnification and Insurance

The merger agreement provides that Parent will, and will cause the surviving corporation to, indemnify and hold harmless each current and former director, officer, employee and agent (but as to employees and agents, only to the extent required by applicable law or the Company’s Certificate of Incorporation) of the Company (the “indemnified parties”) against any liabilities, damages, costs or other amounts (including reasonable attorneys’ fees) paid in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to any acts or omissions occurring at or prior to the effective time of the merger to the fullest extent permitted by the General Corporation Law the State of Delaware or provided under the Company Certificate of Incorporation and By-Laws in effect on the date of the merger agreement, including, to the extent permitted by law, liabilities arising under the Securities Exchange Act of 1934 (the “Exchange Act”). The surviving corporation will, for a period of not less than six years, continue in effect the indemnification provisions currently provided by Ablest’s Certificate of Incorporation and the By-Laws in effect on April 4, 2007.

Prior to the effective time of the merger, the Company will obtain a noncancellable six-year “Extended Reporting Period/Discovery Period” officers’ and directors’ liability insurance policy (the “tail policy”) on terms and conditions no less advantageous to the indemnified parties, than the existing directors’ and officers’ liability (and fiduciary) insurance maintained by the Company, covering, without limitation, the transactions contemplated hereby. Parent shall cause the surviving corporation after the effective time to maintain such policy in full force and effect, for its full term, and to continue to honor its respective obligations under the tail policy. Additionally, the surviving corporation will continue in effect the indemnification provisions provided by the Certificate of Incorporation and By-Laws of the Company as of April 4, 2007 for a period of not less than six years following the effective time.

These provisions are intended to be for the benefit of, and are enforceable by, the indemnified parties and their heirs and personal representatives and will be binding on Parent and the surviving corporation and its successors and assigns.

Financing of the Merger

Parent will fund the merger and the related transactions, including the payment of related transaction costs, charges, fees and expenses, with a combination of debt financing and available cash. On May 3, 2007, Parent entered into a commitment letter with Bank of the West, pursuant to which and subject to the conditions set forth therein, Bank of the West has committed to provide to Parent an aggregate of $30.0 million, which will be available to fund the merger and related transactions. Parent estimates that the total amount of funds necessary to complete the proposed merger and related transactions is approximately $35.0 million, which includes approximately $32.5 million to be paid to the Company’s stockholders and holders of other equity-based interests in the Company. The consummation of the merger is not conditioned on Parent receiving the proceeds contemplated by the commitment letter.

Material U.S. Federal Income Tax Consequences

The following discussion summarizes certain material U.S. federal income tax consequences of the merger that are generally applicable to United States holders (as defined below) of Ablest common stock. This discussion is based on currently existing provisions of the Code, existing and proposed Treasury Regulations promulgated under the Code, and current administrative rulings and court decisions, all of which are subject to change, possibly with retroactive effect. The following discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to our stockholders. This discussion does not address state, local or foreign tax consequences that may be applicable to the parties specified in the first sentence of this paragraph, and such parties should consult their own tax advisors with respect to such consequences.

The following discussion applies only to United States holders (as defined below) of Ablest common stock who hold such shares as capital assets. This discussion may not apply to United States holders who may be subject to special treatment under the Code, such as banks and other financial institutions, insurance companies, tax-exempt investors, regulated investment companies, real estate investment trusts, persons subject to the alternative minimum tax, persons who hold their Ablest common stock as part of a position in a “straddle” or as part of a “hedging” or “conversion” transaction, persons who are deemed to sell their Ablest common stock under the constructive sale provisions of the Code, stockholders that elect to use a mark-to-market method of accounting for their securities holdings, persons that have a functional currency other than the U.S. dollar, persons who acquired Ablest common stock pursuant to the exercise of employee stock options or other compensation arrangements, expatriates, S corporations, entities classified as partnerships for U.S. federal income tax purposes or stockholders who hold Ablest common shares as dealers. All such United States holders should consult their own tax advisors concerning the U.S. federal income tax consequences of the merger to their particular situations.

Tax matters are very complex and the tax consequences of the merger to you will depend on the facts of your particular situation. You should consult your tax advisor for a full understanding of the tax consequences of the merger to you, including the federal, state, local and foreign tax consequences of the merger.

If a partnership holds Ablest common stock, the tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner of a partnership holding Ablest common stock should consult his, her or its tax advisors regarding the tax consequences to him, her or it of the merger.

For purposes of this discussion, a “United States holder” means a holder that is (1) a natural person who is a citizen or resident of the United States for federal income tax purposes, (2) a corporation (or other entity treated as an association taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust if (a) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust, or (b) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

United States Holders

In general, United States holders of Ablest common stock who receive cash in exchange for their shares pursuant to the merger will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between their adjusted tax basis in their shares and the amount of cash received. If a stockholder holds Ablest common stock as a capital asset, the gain or loss should generally be a capital gain or loss. If the stockholder has held the shares for more than one year, the gain or loss should generally be a long-term gain or loss. The deductibility of capital losses is subject to limitations. Gain or loss must be calculated separately for each block of Ablest common stock exchanged for cash in the merger.

In general, stockholders who receive cash in connection with the exercise of their dissenters’ rights will recognize gain or loss. Any stockholder considering exercising statutory dissenters’ rights should consult with his or her own tax advisor.

United States holders of Ablest common stock may be subject to backup withholding at a rate of [28] percent on cash payments received in exchange for shares in the merger or received upon the exercise of appraisal rights. Backup withholding generally will apply only if the stockholder fails to furnish a correct social security number or other taxpayer identification number, or otherwise fails to comply with applicable backup withholding rules and requirements. Corporations generally are exempt from backup withholding. United States holders should complete and sign the substitute Form W-9 that will be part of the letter of transmittal to be returned to the paying agent following the completion of the merger to provide the information and certification necessary to avoid backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowable as a refund or a credit against a United States holder’s federal income tax liability provided the required information is timely furnished to the IRS.

This summary of certain material U.S. federal income tax consequences is for general information only and is not intended to constitute a complete description of all tax consequences relating to the merger. Stockholders are urged to consult their tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction.

Fees and Expenses of the Merger

We estimate that we will incur, in connection with the sale of the Company, transaction-related fees and expenses totaling approximately $1.0 million. This amount consists of the following estimated fees and expenses:

Financial Advisor Fees and Expenses	$355,000
Legal, Accounting and Other Professional Fees	$575,000
Printing, Proxy Solicitation and Mailing Costs	$25,000
Filing Fees	$997
Miscellaneous	$44,003

None of these costs and expenses will reduce the $11.00 per share merger consideration payable to holders of Ablest common stock or the amount payable to stock option holders.

In addition, if the merger agreement is terminated under certain circumstances, Ablest will be obligated to pay a termination fee of $1.0 million as directed by Parent. See “The Merger Agreement — Termination Fees and Expenses.”

Delisting and Deregistration of Common Stock

If the merger is completed, our common stock will be delisted from the American Stock Exchange and deregistered under the Exchange Act and we will no longer file periodic reports with the SEC on account of our common stock.

THE MERGER AGREEMENT

This section of the proxy statement describes the material provisions of the merger agreement, but does not purport to describe all the provisions of the merger agreement. We urge you to read the full text of the merger agreement because it is the legal document that governs the merger. The merger agreement attached as Annex A and incorporated by reference into this document has been included to provide you with information regarding its terms. Capitalized terms used but not defined herein shall have the meaning given them in the merger agreement. It is not intended to provide any other factual information about us. Such information can be found elsewhere in this proxy statement and in the other public filings we make with the Securities and Exchange Commission, which are available without charge at www.sec.gov.

The merger agreement contains representations and warranties we, on the one hand, and Parent and Merger Sub, on the other hand, have made to each other as of specific dates. These representations and warranties have been made for the benefit of the other parties to the merger agreement and may be intended not as statements of fact but rather as a way of allocating the risk to one of the parties if those statements prove to be incorrect. In addition, the assertions embodied in our representations and warranties are qualified by information in a confidential disclosure letter that we have provided to Parent in connection with signing the merger agreement. While we do not believe that these schedules contain information required to be publicly disclosed by us under the applicable securities laws other than information that has already been so disclosed, the disclosure letter does contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached merger agreement. Accordingly, you should not rely on the representations and warranties as current characterizations of factual information about us, since they were made as of specific dates, may be intended merely as a risk allocation mechanism between us and Parent, and are modified in important part by the underlying disclosure letter.

Form of the Merger

If all of the conditions to the merger are satisfied or waived in accordance with the merger agreement, Merger Sub, a wholly-owned subsidiary of Parent created solely for the purpose of engaging in the transactions contemplated by the merger agreement, will merge with and into Ablest. The separate corporate existence of Merger Sub will cease, and Ablest will survive the merger and will become a wholly-owned subsidiary of Parent. We sometimes refer to Ablest after the merger as the surviving corporation.

Structure of the Merger

At the effective time of the merger, Merger Sub will merge with and into Ablest. Upon completion of the merger, Merger Sub will cease to exist as a separate entity and Ablest will continue as the surviving corporation. All of Ablest’s and Merger Sub’s properties, assets, rights, privileges, immunities, powers and purposes, and all of their liabilities, obligations and penalties, will become those of the surviving corporation. Following the completion of the merger, Ablest’s common stock will be delisted from the American Stock Exchange and deregistered under the Exchange Act.

Effective Time

The effective time of the merger will occur at the time that we file a Certificate of Merger with the Secretary of State of the State of Delaware on or following the closing date of the merger. The closing date will occur no later than the later of the first business day following the satisfaction or waiver of the conditions set forth in the merger agreement. Ablest intends to complete the merger as promptly as practicable, subject to receipt of stockholder approval and satisfaction (or waiver) of all other conditions to the completion of the merger. We refer to the time at which the merger is completed as the effective time. Although Ablest expects to complete the merger prior to June 30, 2007, we cannot specify when, or assure you that, Ablest and Parent will satisfy or waive all conditions to the merger.

Certificate of Incorporation and By-Laws

At the effective time of the merger, the Certificate of Incorporation of the surviving corporation will be amended and restated in its entirety to be identical to the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the effective time, until thereafter properly amended, provided that, at the effective time, Article I of the Certificate of Incorporation of the surviving corporation will be amended and restated to read “The name of the corporation is Ablest Inc.”

At the effective time of the merger, the By-Laws of the surviving corporation will be amended and restated in their entirety to be identical to the By-Laws of Merger Sub, as in effect immediately prior to the effective time, until thereafter properly amended, provided that, at the effective time, the title of the By-Laws of the surviving corporation will be amended and restated to read “By-Laws of Ablest Inc.”

Board of Directors and Officers of the Surviving Corporation

The initial directors of the surviving corporation will be the directors of Merger Sub immediately following the merger. Ablest’s officers will be the initial officers of the surviving corporation immediately following the merger.

Consideration to be Received in the Merger

Outstanding Shares of Common Stock

At the effective time of the merger, each share of our common stock issued and outstanding immediately before the effective time of the merger will automatically be cancelled and converted into the right to receive $11.00 in cash, other than shares of common stock:

•	owned by us as treasury stock immediately before the effective time of the merger, all of which will be cancelled without any payment;

•	owned by Parent or Merger or any other wholly-owned subsidiary of Parent or Merger Sub immediately before the effective time of the merger, all of which will be cancelled without any payment; or

•	held by a stockholder who is entitled to demand and has made a demand to exercise appraisal rights with respect to such shares in accordance with the Delaware General Corporation Law and has not voted in favor of adopting the merger agreement, including the merger, until such time as such holder withdraws, fails to perfect or otherwise loses such holder’s appraisal rights under the Delaware General Corporation Law.

Restricted Stock

The merger agreement provides that, at the effective time of the merger, all shares of Ablest common stock that are subject to vesting and transfer and other restrictions under the Ablest Inc. Restricted Stock Plan, the Non-Employee Directors’ Equity Rights Plan or any other Company restricted stock plan, or granted other than pursuant to a Company restricted stock plan, shall become fully vested and all restrictions on such shares shall lapse.

Stock Options

The merger agreement provides that at the effective time of the merger, each stock option that is outstanding before the effective time under the Non-Employee Directors’ Stock Option Plan or any other Company stock option plan, or granted other than pursuant to a Company stock option plan, will be cancelled and converted into the right to receive cash (subject to applicable withholding taxes) equal to (1) the excess, if any, of $11.00 per share over the per share exercise or purchase price of such outstanding stock option, multiplied by (2) the number of shares underlying such option.

Payment Procedures

Before the effective time of the merger, Parent will appoint an exchange agent that will pay the merger consideration in exchange for certificates representing shares of the Company’s common stock or non-certificated shares represented by book entry (“Book-Entry Shares”). At the effective time of the merger, the surviving corporation will deposit with the exchange agent an amount of cash equal to the aggregate merger consideration. The exchange agent will pay the per share merger consideration, less any applicable withholding taxes, to Ablest’s stockholders promptly following the exchange agent’s receipt of the stock certificates (or Book-Entry Shares) and a properly completed letter of transmittal. No interest will be paid or accrued on the cash payable upon the surrender or any such stock certificate (or Book-Entry Share). Any funds that have not been distributed within one year after the effective time of the merger will be distributed to the surviving corporation and stockholders who have not complied with the instructions to exchange their certificates (or Book-Entry Shares) will be entitled to look only to the surviving corporation for payment of the applicable per share merger consideration, without interest.

You should not return your stock certificates with the enclosed proxy card, and you should not return your stock certificates to the exchange agent without a letter of transmittal.

The exchange agent and the surviving corporation will be entitled to deduct and withhold from the consideration otherwise payable to any holder of the Company’s common stock any applicable withholding taxes that it is required to deduct and withhold with respect to making such payment under the Code, or any other applicable state, local or foreign tax law. Ablest stockholders are entitled to assert appraisal rights instead of receiving the merger consideration. For a description of these appraisal rights, see “Dissenters’ Rights of Appraisal” below beginning on page 46.

Representations and Warranties

The representations and warranties that Ablest made to Parent and Merger Sub in the merger agreement relate to, among others things:

•	corporate matters, including due organization, power and qualification;

•	absence of subsidiaries of Ablest;

•	Ablest’s capitalization;

•	authorization, execution, delivery and performance and the enforceability of the merger agreement and related matters;

•	absence of conflicts with, or violations of, organizational documents or other obligations as a result of the execution and delivery of the merger agreement and the consummation of the transactions contemplated by the merger agreement;

•	identification of required governmental filings and consents;

•	accuracy of information contained in registration statements, reports and other documents that Ablest files with the SEC, the compliance of Ablest’s filings with the regulations promulgated by the SEC and with applicable federal securities law requirements and, with respect to financial statements included in such filings, generally accepted accounting principles;

•	compliance with applicable provisions of the Sarbanes-Oxley Act of 2002;

•	absence of certain material liabilities;

•	absence of certain changes or events;

•	conduct of Ablest’s business;

•	tax matters;

•	intellectual property matters;

•	possession of permits and compliance with law;

•	litigation matters;

•	brokers’ and finders’ fees;

•	employee benefit plans;

•	environmental matters;

•	Ablest’s material contracts and key customer relationships;

•	Board approval and Board recommendation to Ablest’s stockholders to approve the merger agreement and the related transactions;

•	receipt of a fairness opinion from Raymond James;

•	owned and leased property and personal property;

•	labor and employment matters;

•	the information provided for inclusion in Ablest’s proxy statement being free from material misstatements and omissions;

•	inapplicability of any anti-takeover statute or regulation or any restrictive provision of the organization documents of the Company;

•	insurance matters; and

•	requisite stockholder vote.

In addition, each of Parent and Merger Sub made representations and warranties to Ablest regarding, among others:

•	corporate matters, including due organization, power and qualification;

•	authorization, execution, delivery and performance and the enforceability of the merger agreement and related matters;

•	absence of conflicts with, or violations of, organizational documents or other obligations as a result of the execution and delivery of the merger agreement and the consummation of the transactions contemplated by the merger agreement;

•	brokers’ and finders’ fees;

•	the information to be provided by Parent and Merger Sub for inclusion in Ablest’s special meeting proxy statement being free from material misstatements and omissions;

•	absence of certain prior activities by Merger Sub;

•	no reliance on representations and warranties not included in the merger agreement;

•	the solvency of Parent and Merger Sub; and

•	neither Parent nor Merger Sub being an “interest stockholder” with respect to Ablest under the Delaware General Corporation Law.

Covenants Relating to the Conduct of Ablest’s Business

From the date of the merger agreement through the effective time of the merger, unless Parent and Merger Sub have otherwise agreed in writing, Ablest has agreed to operate in the ordinary course consistent with past practice and use its commercially reasonable efforts to preserve substantially intact its business organizations, to keep available the services of the present officers, employees and consultants of Ablest, to preserve the present relationships of Ablest with customers, clients, suppliers and other persons with which Ablest have significant business relations, and to pay all applicable taxes when due and payable.

During the same period, Ablest has also agreed that, subject to certain exceptions, it will not take certain actions without the prior written consent of Parent, which consent will not be unreasonably withheld, delayed or conditioned. Such prohibited actions include, among others:

•	amending Ablest’s Certificate of Incorporation or By-Laws;

•	declaring or paying any dividend or other distribution;

•	issuing, pledging, selling, or otherwise disposing of or encumbering (i) any shares of its capital stock, (ii) securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock, or (iii) other securities of Ablest, other than shares issued upon exercise of options outstanding on the date the merger agreement was executed;

•	splitting, combining or reclassifying any of its outstanding capital stock or issuing, authorizing or proposing the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock;

•	acquiring or agreeing to acquire any business or entity or otherwise acquiring or agreeing to acquire any assets that are material to Ablest’s business other than in the ordinary course of business consistent with past practice;

•	except for certain stated exceptions, (i) adopting, terminating, amending or increasing the amount or accelerating the payment or vesting of any benefit or award or amount payable under any employee benefit plan or other arrangement for the current or future benefit or welfare of any director, officer or employee, other than in the case of employees who are not officers or directors, but in that event only to the extent such action is in the ordinary course of business consistent with past practice, (ii) increasing in any manner the compensation or fringe benefits of, or paying any bonus to, any director or officer or, other than in the ordinary course of business consistent with past practice, (iii) other than benefits accrued through the date of the merger agreement and other than in the ordinary course of business for employees other than officers or directors of the Company, paying any benefit not provided for under any employee benefit plan as in effect on the date of the merger agreement, (iv) other than bonuses earned through the date of the merger agreement and other than in the ordinary course of business consistent with past practice for employees other than officers and directors, granting any awards under any bonus, incentive, performance or other compensation plan or arrangement or employee benefit plan; provided that there will be no grant or award to any director, officer or employee of stock options, restricted stock, stock appreciation rights, stock based or stock related awards, performance units, units of phantom stock or restricted stock, or any removal of existing restrictions in any employee benefit plan or agreements or awards made thereunder or (v) taking any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or employee benefit plan;

•	waiving, releasing or assigning any material rights under any material contract other than in the ordinary course of business;

•	amending, entering into or terminating any material contract, other than in the ordinary course of business;

•	paying, discharging, satisfying, settling, or compromising any claim, litigation, liability, obligation or any legal proceeding (except for settlements or compromises involving less than $50,000 individually or $50,000 in the aggregate, including all fees, costs and expenses associated therewith but excluding from such amounts any contribution from any insurance company or other parties to the litigation);

•	outsourcing any operations of the Company, including with respect to information technology systems;

•	transferring, leasing, licensing, selling, mortgaging, pledging, disposing of, encumbering or subjecting to any lien any material property or assets or cease to operate any material assets, other than sales of excess or obsolete assets in the ordinary course of business consistent with past practice;

•	incurring or modifying any material indebtedness or other material liability, or assuming, guaranteeing, endorsing or otherwise becoming liable or responsible for the obligations of any other person except in the ordinary course of business and consistent with past practice, or making any loans, advances or capital contributions to, or investments in, any other person (other than customary loans or advances to employees in accordance with past practice);

•	changing any accounting policies or procedures, unless required by a change in applicable law or GAAP;

•	making any material tax election or change in any material tax election, amending any tax returns or entering into any settlement or compromise of any material tax liability of the Company;

•	entering into any negotiation with respect to, or adopting or amending in any respect, any collective bargaining agreement, labor agreement, work rule or practice, or any other labor-related agreement or arrangement;

•	entering into any material agreement or arrangement with any of its officers, directors, employees or any “affiliate” or “associate” of any of its officers or directors (as such terms are defined in Rule 405 under the Securities Act);

•	entering into any agreement, arrangement or contract to allocate, share or otherwise indemnify for taxes;

•	making, authorizing or agreeing to make any material capital expenditures, or entering into any agreement or agreements providing for payments;

•	entering into any agreement, contract, commitment or arrangement to take any of the actions described above or to authorize, recommend or propose or announce an intention to take any of the actions described above.

Preparation of Proxy Statement; Stockholders’ Meeting and Board Recommendation

Ablest agreed that, promptly after the execution of the merger agreement, it would prepare and file with the SEC a preliminary proxy statement, together with a form of proxy. Ablest further agreed that promptly after the proxy statement and form of proxy were cleared with the SEC it would mail the definitive proxy statement and form of proxy to its stockholders.

Parent and Merger Sub agreed to cooperate with Ablest in connection with the preparation of the proxy statement including, but not limited to, furnishing to the Company any and all information regarding Parent, Merger Sub and their respective affiliates as may be required to be disclosed in the proxy statement.

Ablest will take all action necessary in accordance with applicable law and its Certificate of Incorporation and By-Laws to call, hold and convene a meeting of its stockholders to consider the adoption of the merger agreement, including the merger, as soon as practicable after the execution of the merger agreement. Except where the Board’s recommendation in favor of the adoption of the merger agreement, including the merger, has been withdrawn in accordance with the merger agreement, Ablest will use commercially reasonable efforts to solicit proxies in favor of the adoption of the merger agreement, including the merger until such time, if any, as the Ablest Board (or any committee thereof) shall withdraw or change its recommendation with respect to the merger. The merger agreement provides that the proxy statement will include the recommendation of the board of directors that the stockholders adopt the merger agreement, subject to the exceptions described below under “Acquisition Proposals.”

Acquisition Proposals

The merger agreement provides that, until 11:59 p.m. on April 19, 2007, Ablest was permitted to:

•	solicit, initiate or encourage a competing acquisition proposal;

•	participate in discussions or negotiations and take any other action to facilitate any inquiries or the making of, any proposal that constitutes or may lead to a competing acquisition proposal;

•	furnish to any third party (which party the Company Board (or any committee thereof) determines in good faith may submit a superior proposal) material non-public information or data relating to or in connection with a competing acquisition proposal, provided that Ablest enters into a confidentiality agreement with such third party on terms no more favorable to the third party than those contained in the confidentiality agreement between Ablest and Parent. and the Company’s Board of Directors notifies Parent promptly of any such inquiry, proposal or offer received.

The merger agreement provides that from April 20, 2007 (the “Nonsolicitation Commencement Date”) until the effective time of the merger or nine months from execution of the merger agreement (whichever is earlier), Ablest will not, and will use commercially reasonable efforts to cause its officers, directors, employees, advisors and agents not to, directly or indirectly:

•	knowingly solicit, initiate or encourage any inquiry or proposal that constitutes or could reasonably be expected to lead to a competing acquisition proposal;

•	provide any non-public information or data to any person relating to or in connection with a competing acquisition proposal, engage in any discussions or negotiations concerning a competing acquisition proposal, or otherwise intentionally facilitate any effort or attempt to make or implement a competing acquisition proposal;

•	approve, recommend, agree to or accept, or propose publicly to approve, recommend, agree to or accept, or execute or enter into any competing acquisition proposal; or

•	approve, recommend, agree to or accept, or propose to do any of the foregoing, or execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement related to any competing acquisition proposal.

However, before the adoption of the merger agreement, including the merger, by the Company’s stockholders, Ablest would be permitted to engage in discussions or negotiations with, or provide any non-public information to a third party if the Company receives a bona fide acquisition proposal that is made after the date of the merger agreement, if (i) Ablest’s board of directors (or any committee thereof) concludes in good faith (after consultation with its legal and financial advisors) that the terms of the proposal are more favorable to the Company’s stockholders than the terms of the merger with Parent and Merger Sub; (ii) Ablest’s board of directors (or any committee thereof) determines in good faith, after consulting with its financial advisors, that the proposal is or is reasonably likely to lead to a superior proposal; and (iii) Ablest’s board of directors (or any committee thereof) concludes in good faith that the failure to engage in discussions or negotiations with the third party with respect to such acquisition proposal would be inconsistent with its fiduciary obligations under applicable law. Before furnishing information with respect to itself to any person making a competing acquisition proposal, Ablest must enter into a confidentiality agreement with such third party on terms no more favorable to the third party than those contained in the confidentiality agreement between Ablest and Parent. Prior to providing any non-public information or data to any third party, Ablest must promptly notify Parent of any such inquiry, proposal or offer received by, and any such information requested from, or any such discussions or negotiations sought to be initiated or continued with the Company, or any of their officers, directors, employees, advisors or agents. The notice must include the material terms and conditions of the proposal and the identity of the person making the proposal, and thereafter, Ablest has agreed to keep Parent reasonably informed, on a reasonably prompt basis, of the status of such discussions or negotiations and will promptly notify Parent if a superior proposal has been made.

Until such time as Ablest’s stockholders adopt the merger agreement, Ablest’s board of directors (or any committee thereof) may, if it concludes in good faith (after consultation with its legal advisors) that failure to do so would be inconsistent with its obligations to comply with its fiduciary duties under applicable law, withdraw its recommendation of the merger, but only at a time that is after the third business day following Parent’s receipt of written notice from Ablest advising Parent of its intention to do so. However, until the merger agreement has been terminated in accordance with its terms, the Company will comply with its obligations to prepare and file a proxy statement, hold a stockholder meeting and to use commercially reasonable efforts to solicit from stockholders proxies in favor of the merger and to take any action necessary or advisable to secure any vote or consent of stockholders required by the Delaware General Corporation Law to effect the merger, regardless of whether Ablest’s board of directors (or any committee thereof) withdraws, modifies or changes its recommendation regarding the merger agreement or recommends any other offer or proposal.

Nothing in the merger agreement prohibits Ablest from disclosing to its stockholders a position with respect to a competing transaction proposal required by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company’s stockholders if the board of directors (or any committee thereof) concludes in good faith, after consultation with its legal advisors, that the failure to take such would be inconsistent with its fiduciary obligations to the stockholders under applicable law, provided that neither Ablest nor its board of directors (nor any committee thereof) will approve or recommend, or propose publicly to approve or recommend, an acquisition proposal unless Ablest has terminated the merger agreement in accordance with the terms thereof.

A “competing acquisition proposal” means any proposal, in each case other than the merger with Parent and Merger Sub or as otherwise specifically contemplated by the merger agreement, relating to (i) any merger, consolidation, share exchange, business combination, recapitalization or other similar transaction or series of related transactions involving the Company in which the holders of the voting stock of the Company immediately prior to such transaction do not own 50% or more of the voting stock of the continuing or surviving entity or the parent company of such entity, immediately after such transaction; (ii) any direct or indirect purchase or sale, lease, exchange, transfer or other disposition of the assets of the Company constituting a majority of the total assets of the Company or accounting for a majority of the total revenues of the Company in any one transaction or in a series of transactions; (iii) any direct or indirect purchase or sale of or tender offer, exchange offer or any similar transaction or series of related transactions engaged in by any person involving more than 25% of the outstanding shares of Company Common Stock; or (iv) any other substantially similar transaction or series of related transactions that would reasonably be expected to prevent or materially impair or delay the consummation of the transactions contemplated by the merger agreement.

A “superior proposal” means any proposal or offer made by a third party to acquire, directly or indirectly, by merger, consolidation or otherwise, for consideration consisting of cash and/or securities, at least a majority of the shares of the Company Common Stock then outstanding or all or substantially all of the assets of the Company and otherwise on terms and conditions, taken as a whole, which the Ablest board of directors (or any committee thereof) concludes in good faith (after consultation with its legal and financial advisors) are more favorable to the Company’s stockholders than the merger with Parent and Merger Sub.

Confidentiality; Access to Information

Ablest will afford Parent and Parent’s accountants, counsel and other representatives and any anticipated source of financing, reasonable access at all reasonable times to its directors, officers, employees and other representatives, and to all reasonably required information systems, contracts, books and records, and will make available or furnish all reasonably required financial, operating and other data and information. Ablest has agreed to use its commercially reasonable efforts to cooperate with Parent regarding the planning and implementation of Parent’s integration and rationalization program to be implemented commencing at the closing of the merger.

Each of Parent and Merger Sub agrees that it will, and will direct its affiliates and each of their respective officers, directors, employees, financial advisors, consultants and agents to hold in strict confidence all data and information obtained by them from the Company in accordance with the Confidentiality Agreement dated February 14, 2007 between the Company and Parent.

Public Announcements

The parties to the merger agreement have agreed not to issue any press release or otherwise make any public statements or announcements with respect to the merger and the other transactions contemplated by the merger agreement without the prior written consent of the other party, which consent will not be unreasonably conditioned, withheld or delayed, except as may be required by applicable law or any listing agreement with, or the policies of, a national securities exchange in which case the party proposing to issue the press release or announcement will use its reasonable efforts to consult with the other parties before any such issuance, to the extent practicable.

Regulatory Filings; Commercially Reasonable Efforts

Each party to the merger agreement has agreed to coordinate and cooperate with each other and use commercially reasonable efforts to comply with all legal requirements by making all filings, notices, petitions, statements or submissions of information required by any governmental entity (whether domestic or foreign) in connection with the merger.

Notification of Certain Matters

Each party to the merger agreement has agreed to give prompt notice to the other parties if any representation or warranty made by it contained in the merger agreement has become untrue or inaccurate or there has been any failure by it to materially comply with or satisfy any covenant, condition or agreement if the closing conditions related to such party’s representations and warranties or covenants would not be satisfied. The notice called for under this provision will not limit or otherwise affect the remedies available under the merger agreement to any of the parties sending or receiving such notice. Upon the request of Parent, Ablest has agreed to give written notice as promptly as practicable after receiving such a request setting forth all resignations by or terminations of certain individuals employed by the Company.

Indemnification

Subject to limitations on indemnification contained in the Delaware General Corporation Law and Ablest’s Certificate of Incorporation and By-Laws, following the effective time, Parent will cause the surviving corporation to indemnify and hold harmless each of the current and former directors, officers, employees and agents (but as to employees and agents, only to the extent required by applicable law or the Certificate of Incorporation of the Company) of Ablest, referred to herein as the indemnified parties, against any costs or expenses, judgments, liabilities and amounts paid in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to any acts or omissions occurring at or prior to the effective time of the merger, to the fullest extent permitted by the Delaware General Corporation Law (or any other applicable law) or provided under the Company’s Certificate of Incorporation or By-Laws as in effect on the date the merger agreement was executed. In the event of any such claim, action, suit, proceeding or investigation, (i) Parent will cause the surviving corporation to pay the reasonable fees and expenses of counsel selected by the surviving corporation, and reasonably satisfactory to the indemnified parties, promptly as statements therefor are received and (ii) Parent will cause the surviving corporation to cooperate in the defense of any such matter; provided, however, that neither Parent nor the surviving corporation will be liable for any settlement effected without its prior written consent (which consent will not be unreasonably withheld, delayed or conditioned); and, further provided, that, in the absence of a conflict of interest, neither Parent nor the surviving corporation will be obliged to pay the fees and disbursements of more than one counsel for all indemnified parties in any single action. Notwithstanding the foregoing, neither Parent nor the surviving corporation will be required to indemnify any indemnified party to the extent that such indemnification is impermissible under applicable law.

Prior to the Effective Time, the Company shall obtain a noncancellable six-year “Extended Reporting Period/Discovery Period” officers’ and directors’ liability insurance policy (the “tail policy”) on terms and conditions no less advantageous to the indemnified parties, than the existing directors’ and officers’ liability (and fiduciary) insurance maintained by the Company, covering, without limitation, the transactions contemplated by the merger agreement, including the merger. Parent shall cause the surviving corporation after the effective time to maintain such policy in full force and effect for its full term and to continue to honor its obligations thereunder.

The Certificate of Incorporation and By-Laws of the surviving corporation will, for a period of not less than six years from the effective time, contain the indemnification provisions provided in Ablest’s Certificate of Incorporation and By-Laws as in effect on April 4, 2007.

These provisions are intended to be for the benefit of, and are enforceable by, the indemnified parties and their heirs and personal representatives and will be binding on Parent and the surviving corporation and its successors and assigns.

Continuation of Employee Benefits

From and after the effective time of the merger, Parent has agreed to cause the surviving corporation to honor in accordance with their terms all existing employment, severance, consulting and salary continuation agreements between the Company and any current or former officer, director, employee or consultant of the Company or group of such officers, directors, employees or consultants. To the extent permitted by law, applicable tax qualification requirements and certain other limitations, each person party to any such agreement will receive service credit for purposes of eligibility to participate and vesting (but not for benefit accrual purposes) for employment, compensation and employee benefit plan purposes with the Company prior to the effective time.

Takeover Statutes

If any takeover statute enacted under state or federal law will become applicable to the merger or any of the other transactions contemplated by the merger agreement, each of the Company, Parent and Merger Sub and the board of directors of each of the Company, Parent and Merger Sub have agreed to grant such approvals and take such actions as are necessary so that the merger and the other transactions contemplated by the merger agreement may be consummated as promptly as practicable on the terms contemplated by the merger agreement and otherwise use commercially reasonable efforts to eliminate or minimize the effects of such statute or regulation on the merger and the other transactions contemplated by the merger agreement.

Disposition of Litigation

In connection with any litigation which may be brought against the Company or its directors or officers relating to the transactions contemplated by the merger agreement, the Company has agreed to keep Parent and Merger Sub, and any counsel which Parent and Merger Sub may retain at their own expense, informed of the status of such litigation and will provide Parent’s and Merger Sub’s counsel the right to participate in the defense of such litigation to the extent Parent and Merger Sub are not otherwise a party thereto, and the Company has agreed that it will not enter into any settlement or compromise of any such litigation without Parent’s and Merger Sub’s prior written consent, which consent will not be unreasonably withheld or delayed.

Delisting

Each of the Company, Parent and Merger Sub has agreed to cooperate with each other in taking, or causing to be taken, all actions necessary to delist Ablest’s common stock from the American Stock Exchange and to terminate registration under the Exchange Act, provided that such delisting and termination will not be effective until after the effective time of the merger.

Conditions to the Merger

Ablest’s, Parent’s and Merger Sub’s respective obligations to effect the merger are subject to the satisfaction or waiver of the following conditions:

•	Ablest’s stockholders must have adopted the merger agreement; and

•	no statute, rule, regulation, judgment, writ, decree, order or injunction shall have been promulgated, enacted, entered or enforced, and no other action will have been taken, by any court or governmental agency that in any of the foregoing cases has the effect of making illegal or directly or indirectly restraining or prohibiting the consummation of the merger.

In addition, the obligations of Parent and Merger Sub to effect the merger is subject to the satisfaction or waiver of the following conditions:

•	Ablest’s representations and warranties in the merger agreement regarding capitalization must be true and correct (other than immaterial inaccuracies and except for changes specifically permitted by the merger agreement) as of the date of the merger agreement, and as of the effective time with the same force and effect as if made at and as of the effective time (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and correct (other than immaterial inaccuracies and except for changes specifically permitted by the merger agreement) as of such date or with respect to such period);

•	Ablest’s representations and warranties in the merger agreement other than those relating to capitalization must be true and correct at and as of the date of the merger agreement and as of the effective time of the merger (ignoring any materiality or similar qualifiers) as though made on and as of the effective time (except to the extent that any such representation and warranty expressly speaks as of a particular date or only with respect to a specific period of time, in which case such representation and warranty must be true and correct (ignoring any materiality or similar qualifiers) as of such earlier date or period of time) except for changes specifically permitted by the merger agreement and, provided, however, that this condition will be deemed to have been satisfied even if Ablest’s representations and warranties are not true and correct, unless the failure of such representations and warranties to be true and correct, individually or in the aggregate, would reasonably be expected to have, a material adverse effect on Ablest;

•	Ablest must have performed, in all material respects, all obligations required to be performed by it under the merger agreement;

•	Ablest must have delivered to Parent and Merger Sub a certificate of the President or Chief Executive Officer of Ablest certifying as to the satisfaction of the above three conditions;

•	Ablest shall have obtained and provided to Parent and Merger Sub copies of evidence with respect to the consents of Governmental Entities and third parties listed the disclosure letter, the terms of which consents shall be reasonably satisfactory to Parent and Merger Sub; and

•	there must not be any pending action, suit, investigation or proceeding brought by a governmental entity that could reasonably be expected to enjoin, restrain or prohibit (or that enjoins, restrains or prohibits) the consummation of the merger or the other transactions contemplated by the merger agreement, or that has had or would reasonably be expected to have a material adverse effect on the Company.

In addition, Ablest’s obligation to effect the merger is subject to the satisfaction or waiver of the following conditions:

•	Parent’s and Merger Sub’s representations and warranties in the merger agreement must be true and correct as of the date of the merger agreement and at and as of the effective time of the merger (ignoring any materiality or similar qualifiers) as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of particular date or only with respect to a specific period of time, in which case such representation and warranty must be true and correct (ignoring any materiality or similar qualifiers) as of such earlier date or period of time), provided, however, that this condition will be deemed to have been satisfied even if their representations and warranties are not true and correct, unless the failure of such representations and warranties to be true and correct, individually or in the aggregate, would reasonably be expected to have, a material adverse effect on the ability of Parent and Merger Sub to consummate the transactions contemplated by the merger agreement;

•	Parent and Merger Sub must have performed, in all material respects, all obligations required to be performed by them under the merger agreement at or prior to the effective time; and

•	Parent and Merger Sub must have delivered to Ablest a certificate of an executive officer of Parent and Merger Sub certifying as to the satisfaction of the above two conditions.

Termination of the Merger Agreement

The merger agreement may be terminated and the merger may be abandoned at any time before the effective time, whether before or after the stockholders have adopted the merger agreement, as follows:

•	by mutual written consent of the Boards of Directors of Parent, Merger Sub and the Company;

•	by any of Parent, Merger Sub or the Company if:

•	the merger is not consummated before the nine-month anniversary of the date of the merger agreement, provided that no party may terminate the merger agreement pursuant to this provision if the failure of such party to perform any of its obligations under the merger agreement required to be performed by it has been the principal cause of or resulted in the failure of the merger not being consummated by the nine-month anniversary of the date of the merger agreement;

•	a statute, rule, regulation or executive order has been enacted, entered or promulgated prohibiting the consummation of the merger, or any court of competent jurisdiction or a governmental entity has issued a final and non-appealable order, decree or ruling prohibiting the merger;

•	the Company does not obtain the requisite stockholder approval at the special meeting of stockholders; provided that the Company cannot terminate under this provision if the reason for not obtaining the stockholder approval is a result of the Company’s material breach of the merger agreement.

•	by the Company, if either Parent or Merger Sub has breached or failed to perform in any material respect any of its respective representations, warranties, covenants or other agreements contained in the merger agreement, which breach would result in a failure to perform the conditions to the obligation of the Company to effect the merger and cannot be cured by nine months after the date of the merger agreement, provided the Company has given Parent and Merger Sub at least 30 days’ written notice of its intent to terminate the merger agreement and the basis for such termination;

•	by Parent and Merger Sub, if the Company has breached or failed to perform in any material respect any of its respective representations, warranties, covenants or other agreements contained in the merger agreement, which breach would result in a failure to perform the conditions to the obligation of Parent and Merger Sub to effect the merger and cannot be cured by nine months after the date of the merger agreement, provided Parent and Merger Sub have given the Company at least 30 days’ written notice of its intent to terminate the merger agreement and the basis for such termination;

•	by Parent and Merger Sub, if the Company’s board of directors (or any committee thereof) withdraws or modifies its approval or recommendation of the merger or the merger agreement, or the Board (or any committee thereof) has approved or recommended a competing acquisition proposal;

•	by Parent and Merger Sub, if the Company the Company fails to call and hold the Company Stockholders’ Meeting within ninety (90) days after the Proxy Statement is cleared by the SEC (unless such failure is due primarily to events or circumstances outside of the Company’s direct control); or

•	by the Company, to pursue a superior proposal as described above in “Acquisition Proposals,” provided, however, that before the Company may terminate the merger agreement to pursue a superior proposal (i) the Company will provide written notice to Parent of such determination by Ablest’s board of directors (or any committee thereof), which notice will set forth the material terms and conditions of the competing acquisition proposal and the identity of the person making the competing acquisition proposal, (ii) at the end of the three business day period following the delivery of such written notice Ablest’s board of directors (or any committee thereof) continues to determines in good faith that the competing acquisition proposal constitutes a superior proposal, (iii) simultaneously with such termination the Company enters into a definitive acquisition, merger or similar agreement to effect the superior proposal and (iv) the Company pays to Parent the termination fee described below under “Termination Fees and Expenses” within the time period provided for in the merger agreement.

Effect of Termination

In the event of termination of the merger agreement as described above in “Termination of the Merger Agreement,” the merger agreement will terminate (except for certain specified provisions), without any liability on the part of any party or its directors, officers or stockholders, except to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in the merger agreement, in which case such breaching party will be fully liable for any and all liabilities, damages and expenses incurred or suffered by the other party (including reasonable attorneys’ fees) as a result of such breach. No termination of the merger agreement will affect the obligations of the parties contained in the confidentiality agreement, all of which obligations will survive termination of the merger agreement in accordance with their terms. Other than as described above, all fees, costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such fees, costs and expenses.

Termination Fees and Expenses

The Company has agreed to pay Parent a $1.0 million termination fee within two business days (or sooner, if required by the merger agreement) if the merger agreement is terminated:

•	by the Company in order to enter into an agreement providing for a superior proposal, provided (i) the Company delivers written notice to Parent of the Company’s intention to accept a superior proposal, (ii) at the end of the three business day period following the delivery of such written notice Ablest’s board of directors (or any committee thereof) continues to determine in good faith that the competing acquisition proposal constitutes a superior proposal, (iii) simultaneously with such termination the Company enters into a definitive acquisition, merger or similar agreement to effect the superior proposal and (iv) the Company pays to Parent the termination fee.

•	by Parent and Merger due to the Company’s board of directors (or any committee thereof) withdrawing or modifying its approval or recommendation of the merger or the merger agreement, or due to the Board (or any committee thereof) approving or recommending a competing acquisition proposal;

•	by Parent or Merger Sub due to the Company’s failure to call and hold a stockholders’ meeting to vote on the approval of the merger agreement within 90 days after this proxy statement was cleared by the SEC (unless such failure is due primarily to events or circumstances outside of the Company’s direct control); or

•	in the event that a third party has publicly made a competing acquisition proposal after the date of the merger agreement and thereafter the merger agreement is terminated, prior to the withdrawal of the competing acquisition proposal, by any party following the failure of the Company’s stockholders to adopt the merger agreement or the failure of the merger to be consummated prior to the nine-month anniversary of the date of the merger agreement, and within 12 months after such termination the Company enters into a definitive agreement with respect to any competing transaction proposal or an acquisition of the Company has been completed.

Amendment

The parties may amend the merger agreement at any time before the effective time of the merger, provided, however, after stockholder approval has been obtained, the parties may not amend the merger agreement which would reduce the amount or change the type of consideration into which each share of the Company’s common stock will be converted upon consummation of the merger.

Waiver

At any time before the effective time of the merger, any party to the merger agreement may, to the extent legally allowed, (1) extend the time for the performance of any obligation or other acts required by the merger agreement, (2) waive any inaccuracy in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement, and (3) waive compliance with any agreement or condition contained in the merger agreement for the benefit of such person. Any extension or waiver must be set forth in writing. The failure or delay of any party to assert any of its rights under the merger agreement will not constitute a waiver of those rights and single or partial exercise of rights does not preclude further exercise of any right.

Assignment

No party may assign either the merger agreement or any of its rights, interests, or obligations under the merger agreement, except that Merger Sub may, with the prior written consent of the Company (which consent shall not be unreasonably withheld), assign all or any of its rights under the merger agreement to an affiliate of Merger Sub, provided that no such assignment will relieve the assigning party of its obligations under the merger agreement if such assignee does not perform such obligations.

Specific Performance

Each party has acknowledged that money damages would be both incalculable and an insufficient remedy for any breach of the merger agreement by such party and that any such breach would cause the other party hereto irreparable harm. Accordingly, each party has agreed that, in the event of any breach or threatened breach of the provisions of the merger agreement by such party, the other party will be entitled to seek equitable relief without the requirement of posting a bond or other security, including in the form of injunctions and orders for specific performance.

THE VOTING AGREEMENT

This section of the proxy statement describes the material provisions of the voting agreement entered into by Charles H. Heist, III, Chairman of Ablest’s board of directors, and certain other members of the Heist family, but it does not purport to describe all the provisions of the voting agreement. We urge you to read the full text of the voting agreement, which is attached as Annex B and incorporated by reference into this proxy statement.

General

Concurrently with the execution and delivery of the merger agreement, Charles H. Heist, III, Karen L. Heist, Victoria Hall, Dixie Lea Clark, Kelli Ann Heist, Rebecca Lynn Heist, and certain family trusts for which Charles H. Heist, III, Victoria Hall and/or Dixie Lea Clark serve as trustees, entered into a voting agreement with Parent and Merger Sub. On April 4, 2007, these stockholders together owned approximately 50.4% of Ablest’s shares entitled to vote on the adoption of the merger agreement. These shares represent more than the number of votes necessary to adopt the merger agreement at the special meeting even if you and every other stockholder of the Company vote against the adoption of the merger agreement.

Representations and Warranties

Each stockholder made representations and warranties to Parent regarding, among other matters:

•	due organization, power and qualification;

•	authorization, execution, delivery and the enforceability of the voting agreement;

•	absence of conflicts with, or violations of, organizational documents or other obligations as a result of the execution and delivery of the voting agreement and the consummation of the transactions contemplated by the voting agreement;

•	beneficial ownership of such stockholder’s shares of Ablest common stock, free of encumbrances;

•	reliance; and

•	litigation matters.

In addition, each of Parent and Merger Sub made representations and warranties to the stockholders regarding, among other matters:

•	due organization, power and qualification;

•	authorization, execution, delivery and the enforceability of the voting agreement;

•	absence of conflicts with, or violations of, organizational documents or other obligations as a result of the execution and delivery of the voting agreement and the consummation of the transactions contemplated by the voting agreement;

Voting Covenants

The stockholders signing the voting agreement agreed, among other things, to vote their shares of our common stock in favor of the adoption of the merger agreement, including the merger, at any meeting of our stockholders at which such matter is considered, and at every adjournment or postponement thereof, and, except with the written consent of Parent and Merger Sub, against any company acquisition proposal as described above under “The Merger Agreement — Acquisition Proposals.” The stockholders agreed not to enter into any agreement or commitment with any person the effect of which would be inconsistent with or violative of such provisions.

Restrictions on Transfer and Other Voting Arrangements

The stockholders signing the voting agreement also agreed not to, directly or indirectly, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any agreement, option or other arrangement with respect to, or consent to a transfer of, or reduce his, hers or its risk in a constructive sale with respect to any of their respective shares other than pursuant to the terms of the merger agreement. A constructive sale means a short sale with respect to any of the shares covered by the voting agreement, entering into or acquiring an offsetting derivative contract with respect to any of those shares, entering into or acquiring a futures or forward contract to deliver any of those shares, or entering into any other or derivate transaction that has the effect of materially changing the economic benefits and risk of ownership. The stockholders also agreed not to, directly or indirectly, grant any proxies (other than in a manner consistent with their voting obligations described above), deposit any of their shares into any voting trust, or enter into any voting arrangement with respect to any of their shares other than pursuant to the terms of the voting agreement or in a manner consistent with their obligations under the voting agreement. Each of the stockholders further agreed not to commit or agree to take any of the foregoing actions or to take any action that may reasonably be expected to have the effect of preventing, impeding, interfering with or adversely affecting his, hers or its ability to perform its obligations under the voting agreement. These transfer restrictions are subject to customary exceptions for intestate transfers or transfers in connection with estate and charitable planning purposes, so long as the transferee executes a counterpart to the voting agreement.

Non-solicitation

The stockholders signing the voting agreement agreed not to make or participate in, directly or indirectly, a “solicitation” (as that term is used in the rules of the SEC) of proxies or powers of attorney or similar rights to vote, or seek to advise or influence any person with respect to the voting of, any shares of Ablest common stock intended to facilitate any company acquisition proposal or to cause stockholders of the Company not to vote and approve and adopt the merger agreement.

Termination

The voting agreement provides that it will terminate (i) upon the approval and adoption of the merger agreement at the stockholders’ meeting, (ii) upon the termination of the merger agreement in accordance with its terms, (iii) at any time upon notice by Parent to the stockholders entering into the voting agreement, (iv) or upon the nine-month anniversary of the date of the voting agreement.

Waiver of Appraisal Rights

To the extent permitted by applicable law, each stockholder entering into the voting agreement agreed to waive any rights of appraisal or rights to dissent from the merger that he, she or it may have under applicable law.

DISSENTERS’ RIGHTS OF APPRAISAL

Under the Delaware General Corporation Law (the “DGCL”), you have the right to dissent from the merger and to receive payment in cash for the fair value of your Ablest common stock as determined by the Delaware Court of Chancery, together with a fair rate of interest, if any, as determined by the court, in lieu of the consideration you would otherwise be entitled to pursuant to the merger agreement. These rights are known as appraisal rights. The Company’s stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights. The Company will require strict compliance with the statutory procedures.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to dissent from the merger and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex D to this proxy statement. Failure to precisely follow any of the statutory procedures set forth in Section 262 of the DGCL may result in a termination or waiver of your appraisal rights.

Section 262 requires that stockholders be notified that appraisal rights will be available not less than 20 days before the stockholders’ meeting to vote on the merger. A copy of Section 262 must be included with such notice. This proxy statement constitutes the Company’s notice to its stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex D since failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under the DGCL.

Pursuant to Section 262 of the DGCL, if you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

•	You must deliver to the Company a written demand for appraisal of your shares before the vote with respect to the merger is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption of the merger agreement. Voting against or failing to vote for the adoption of the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262, but failure to vote against the adoption of the merger agreement does not, by itself, constitute a waiver of your appraisal rights.

•	You must not vote in favor of the adoption of the merger agreement. A vote in favor of the adoption of the merger agreement, by proxy or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal.

If you fail to comply with either of these conditions and the merger is completed, you will be entitled to receive the cash payment for your shares of common stock as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares of common stock.

All demands for appraisal should be addressed to Ablest Inc., 1511 N. Westshore Blvd., Suite 900, Tampa, Florida 33607, Attention: Corporate Secretary, and must be delivered before the vote on the merger agreement is taken at the special meeting and should be executed by, or on behalf of, the record holder of the shares of our common stock. The demand must reasonably inform the Company of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares.

To be effective, a demand for appraisal by a holder of our common stock must be made by, or in the name of, such registered stockholder, fully and correctly, as the stockholder’s name appears on his or her stock certificate(s). Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to the Company. The beneficial holder must, in such cases, have the registered owner, such as a broker or other nominee, submit the required demand in respect of those shares.  If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by or for the fiduciary; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners.

An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

If you hold your shares of common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

Pursuant to Section 262 of the DGCL, within 10 days after the effective time of the merger, the surviving corporation must give written notice that the merger has become effective to each Company stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger agreement. At any time within 60 days after the effective time, any stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the cash payment specified by the merger agreement for his or her shares of common stock. Within 120 days after the effective date of the merger, any stockholder who has complied with Section 262 shall, upon written request to the surviving corporation, be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the merger agreement and with respect to which demands for appraisal rights have been received and the aggregate number of holders of such shares. Such written statement will be mailed to the requesting stockholder within 10 days after such written request is received by the surviving corporation or within 10 days after expiration of the period for delivery of demands for appraisal, whichever is later. Within 120 days after the effective time, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon the surviving corporation. The surviving corporation has no obligation to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previously written demand for appraisal.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Chancery Court with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. After notice to dissenting stockholders who demanded appraisal of their shares, the Chancery Court is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby.

After determination of the stockholders entitled to appraisal of their shares of our common stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any. When the value is determined, the Chancery Court will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Chancery Court so determines, to the stockholders entitled to receive the same, upon surrender by such holders of those shares.

In determining fair value, the Chancery Court is required to take into account all relevant factors. You should be aware that the fair value of your shares as determined under Section 262 could be more than, the same as, or less than the value that you are entitled to receive under the terms of the merger agreement.  You should also be aware that opinions by financial advisors as to the fairness from a financial point of view of the consideration payable in a merger are not opinions as to fair value under Section 262.

Costs of the appraisal proceeding may be imposed upon the surviving corporation and/or the stockholders participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable in the circumstances. Upon the application of a stockholder, the Chancery Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the effective time of the merger, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective time of the merger; however, if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the merger within 60 days after the effective time of the merger, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the cash payment for shares of his, her or its common stock pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective time of the merger may only be made with the written approval of the surviving corporation and must, to be effective, be made within 120 days after the effective time.

In view of the complexity of Section 262, the Company’s stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

MARKET PRICE OF THE COMPANY’S COMMON STOCK

Since May 1, 2001, our common stock has been traded on the American Stock Exchange under the symbol “AIH.” The following table sets forth the high and low sales prices of our common stock for the periods indicated as reported by the American Stock Exchange:

	High	Low

2007
First Quarter	$7.82	$6.25
Second Quarter (through May 7, 2007)	10.94	7.40

2006
First Quarter	$9.95	$8.11
Second Quarter	9.65	8.33
Third Quarter	8.75	5.92
Fourth Quarter	7.15	6.17

2005
First Quarter	$8.00	$7.00
Second Quarter	7.70	6.63
Third Quarter	12.75	6.51
Fourth Quarter	10.85	7.50

On April 3, 2007, the last trading day before the public announcement of the execution of the merger agreement, the closing sale price for Ablest common stock as reported on the American Stock Exchange was $7.40 per share. On May 7, 2007, the last practicable trading day before the mailing of this proxy statement, the closing sale price for Ablest common stock as reported on the American Stock Exchange was $10.94 per share. Stockholders should obtain a current market quotation for Ablest common stock before making any decision with respect to the merger. As of April 24, 2007, there were an estimated 550 holders of the Company’s common stock (of which, 453 are holders of record).

The Company has not declared or paid cash dividends on its common stock since the commencement of trading of our common stock on the American Stock Exchange, and the Company does not anticipate that it will do so in the foreseeable future. The present policy of the Company is to retain earnings for use in its operations and the expansion of its business. Under the merger agreement, we have agreed not to pay any cash dividends on our capital stock before the closing of the merger or the termination of the merger agreement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth the following information as of April 24, 2007: (i) the number of shares of the Company’s common stock beneficially owned by those known by the Company to be beneficial owners of more than five percent (5%) of the outstanding shares of the Company’s common stock; and (ii) the number of shares of the Company’s common stock beneficially owned by each director and executive officer of the Company, and by all directors and executive officers of the Company as a group. On April 24, 2007, there were 2,925,104 shares of Ablest common stock outstanding. Unless otherwise stated, and except for voting powers held jointly with a person’s spouse and shares held in trust, the persons and entities named in the table below generally have sole voting and investment power with respect to all shares shown as beneficially owned by them. All information with respect to beneficial ownership is based on filings made by the respective beneficial owners with the SEC or information provided to the Company by such beneficial owners.

	Amount and Nature
	of Beneficial		Percent
Name and Address (1)	Ownership		of Class

C.H. Heist Intervivos Trust	454,645	(2)	15.5%
c/o Charles H. Heist III and Rebecca L. Heist, Trustees
Charles H. Heist III	329,163	(3)	11.3%
Victoria Hall	91,941	(4)	3.1%
Dixie Lea Clark	126,014	(4)	4.3%
Heist Grandchildren Trusts	451,093	(5)	15.4%
c/o Charles H. Heist III
The Burton Partnership, Limited Partnership	126,725	(6)	4.3%
PO Box 4643
Jackson, Wyoming 83001
The Burton Partnership (QP), Limited Partnership	380,175	(6)	13.0%
PO Box 4643
Jackson, Wyoming 83001
W. David Foster	51,006		1.7%
Kurt R. Moore	79,032		2.7%
Nolan B. Gardner	2,808		*
Charles E. Scharlau	14,255	(7)	*
Ronald K. Leirvik	13,750	(7)	*
Richard W. Roberson	14,250	(7)	*
Donna R. Moore	13,750	(7)	*
All officers and Directors as a group (9 persons)	1,423,752	(8)	48.7%

*	Less than 1%

(1)	Except as otherwise indicated, all addresses are c/o Ablest Inc., 1511 N. Westshore Blvd., Suite 900, Tampa, Florida 33607.

(2)	The shares indicated are held of record in a trust created by the founder of the Company, C.H. Heist, for the benefit of his family prior to his death in February 1983. The two trustees of the trust are Rebecca L. Heist and Charles H. Heist. Each of the trustees may be deemed to be the beneficial owner of the shares held in the trust, and each disclaims beneficial ownership of the shares held by the trust. The trust will continue until the death of the children of Mr. and Mrs. C.H. Heist.

(3)	The shares indicated are owned directly by Mr. Heist, except for 127,248 shares owned by his wife. Mr. Heist disclaims beneficial ownership of the above-referenced shares owned by his wife. The shares owned do not include the shares owned by the C. H. Heist Trust or the shares of the trusts for the grandchildren mentioned in footnote 5 below. Mr. Heist disclaims any beneficial ownership of the shares held in such trust.

(4)	Ms. Hall and Ms. Clark are daughters of C.H. Heist (deceased) and Clydis D. Heist (deceased) and sisters of Charles H. Heist. The shares owned by each of them do not include the shares owned by the C.H. Heist

Trust or the shares of the trusts for the grandchildren mentioned in footnote 5 below. Ms. Hall and Ms. Clark disclaim any beneficial ownership of the shares held in such trusts.

(5)	The trusts indicated were created for the benefit of the children of Charles H. Heist and his sisters, Victoria Hall and Dixie Lea Clark. Mr. Heist, Ms. Hall and Ms. Clark are trustees of the trusts. Each of the trustees disclaims beneficial ownership of the shares held in these trusts.

(6)	The Burton Partnership, Limited Partnership and The Burton Partnership (QP), Limited Partnership are limited partnerships controlled by Donald W. Burton, who is deemed to be the beneficial owner of the shares held by these partnerships.

(7)	Includes 13,500 shares subject to stock options that are currently exercisable or exercisable within 60 days of April 3, 2006 and 250 shares of restricted stock which will vest on May 16th 2007.

(8)	Includes the 454,645 shares and 451,093 shares described in footnotes (2) and (5) above. Also includes 54,000 shares subject to stock options that are currently exercisable.

FUTURE STOCKHOLDER PROPOSALS

If the merger is completed, we will not hold an annual meeting of stockholders in 2007. If the merger is not completed, you will continue to be entitled to attend and participate in our annual meetings of stockholders and we will hold a 2007 annual meeting of stockholders, in which case stockholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for our 2007 annual meeting of stockholders in accordance with Rule 14a-8 under the Exchange Act.

Pursuant to Exchange Act Rule 14a-8, because we anticipate that any 2007 annual meeting will be held more than 30 days after the anniversary of the 2006 annual meeting of stockholders, stockholder proposals for the 2007 Annual Meeting must be received in writing at the principal executive offices of Ablest a reasonable time before we begin to print and mail our proxy materials to be considered for inclusion in our proxy materials relating to such meeting.

In addition, our By-Laws require that we be given advance notice of stockholder nominations for election to our board of directors and of other matters which stockholders wish to present for action at an annual meeting of stockholders. The required notice must be delivered to our Corporate Secretary at our principal offices not less than 90 days and not more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. Your notice must also contain specific information set forth in our By-Laws. As of the date of this proxy statement, the Company has not received any stockholder proposals for consideration at our 2007 annual meeting of stockholders.

A nomination or other proposal will be disregarded if it does not comply with the above procedure and any additional requirements set forth in our By-Laws. Please note that these requirements are separate from the SEC’s requirements to have your proposal included in our proxy materials. All proposals and nominations should be sent to Ablest Inc., 1511 N. Westshore Blvd., Suite 900, Tampa, Florida 33607, Attention: Corporate Secretary.

HOUSEHOLDING OF SPECIAL MEETING MATERIALS

The SEC has implemented a rule permitting companies and brokers, banks or other intermediaries to deliver a single copy of a proxy statement to households at which two or more beneficial owners reside. This method of delivery, which eliminates duplicate mailings, is referred to as “householding.” Beneficial owners sharing an address who have been previously notified by their broker, bank or other intermediary and have consented to householding, either affirmatively or implicitly by not objecting to householding, will receive only one copy of this proxy statement. The Company will deliver promptly upon written or oral request a separate copy of the proxy statement to a stockholder at a shared address to which a single copy of the proxy statement was delivered. Requests for additional copies of the proxy statement, and requests that in the future separate proxy statements be sent to stockholders who share an address, should be directed in writing to Ablest Inc., 1511 N. Westshore Blvd., Suite 900, Tampa, Florida 33607, Attention: Corporate Secretary, or by calling our Corporate Secretary at (813) 830-7700. In addition, stockholders who share a single address but receive multiple copies of the proxy statement may request that in the future they receive a single copy by contacting Ablest’s Corporate Secretary at the address and phone number set forth in the prior sentence.

OTHER MATTERS

As of the date of this proxy statement, our board of directors is not aware of any other business to be presented at the special meeting. If other matters do properly come before the special meeting, or any adjournment or postponement thereof, it is the intention of the persons named in the proxy to vote on such matters in accordance with their discretion.

WHERE STOCKHOLDERS CAN FIND MORE INFORMATION

Ablest files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission.

You may read and copy any reports, statements or other information filed by Ablest at the Securities and Exchange Commission public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Ablest’s filings with the Securities and Exchange Commission are also available to the public from commercial document retrieval services and at the website maintained by the Securities and Exchange Commission located at: http://www.sec.gov.

Our public filings are also available free of charge on our web site at http://www.ablest.com. You may request a copy of these filings, at no cost, by writing to or telephoning us at the following address:

Ablest Inc.
1511 N. Westshore Blvd., Suite 900
Tampa, Florida 33607
Attention: Corporate Secretary
(813) 830-7700

If you would like to request documents, please do so by May 28, 2007 in order to receive them before the special meeting.

This proxy statement does not constitute an offer to sell or to buy, or a solicitation of an offer to sell or to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in such jurisdiction.

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated May 11, 2007. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

ANNEX A

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
KOOSHAREM CORPORATION,
SELECT ACQUISITION, INC.
AND
ABLEST INC.
DATED AS OF APRIL 4, 2007

i

INDEX OF DEFINED TERMS

Page

2002 Restricted Stock Plan	12
affiliate	6
Affiliate Transaction	27
Agreement	1
Book-Entry Shares	5
Certificate of Merger	2
Certificates	5
Cleanup	44
Closing	8
Closing Date	8
Code	7
Company	1
Company 2006 Form 10-K	15
Company Acquisition	44
Company Acquisition Proposal	44
Company Board	1
Company Common Stock	3
Company Disclosure Letter	11
Company Material Contracts	24
Company Preferred Stock	12
Company SEC Reports	14
Company Stockholder Approval	28
Company Stockholders’ Meeting	10
Company Superior Proposal	32
Confidentiality Agreement	45
control	6
Copyrights	22
Credit Agreement	47
DGCL	1
Dissenting Shares	4
Effect	12
Effective Time	2
Employee Plans	16
Employees	45
Environmental Claim	45
Environmental Laws	46
ERISA	16
ERISA Affiliate	16
Exchange Act	9
Exchange Agent	4
Exchange Fund	5
Financing Sources	34
GAAP	46
Governmental Entity	10
Hazardous Materials	46
Indemnified Parties	36

Page

Independent Director Plan	13
Insurance Policies	24
Intellectual Property Rights	22
knowledge	46
Leased Real Property	46
Lien	9
Material Adverse Effect	12
Merger	1
Merger Consideration	3
Merger Sub	1
Merger Sub Common Stock	3
Merger Sub Representatives	34
Non-Solicitation Agreement	27
Nonsolicitation Commencement Date	47
Option Plans	7
Options	7
Parent	1
Parent Disclosure Letter	8
Patents	22
Permits	18
Permitted Liens	47
Person	47
Proxy Statement	10
Real Property	48
Real Property Leases	48
Regulatory Laws	10
Release	48
Required Approvals	35
Restricted Stock	8
Sarbanes-Oxley	15
SEC	48
Software	22
Solvent	11
Stock Incentive Plan	12
Subsidiary	48
Surviving Corporation	2
Tail Policy	36
Takeover Statute	28
Tax Return	49
Taxes	49
Termination Date	40
Trademarks	22
Treasury Regulations	49
Voting Agreement	1
Voting Group	1
WARN Act	26

v

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of April 4, 2007 (this “Agreement”), by and among KOOSHAREM CORPORATION, a California corporation (“Parent”), SELECT ACQUISITION, INC., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and ABLEST INC., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have deemed it advisable and in the best interests of their respective corporations and stockholders that Parent and the Company consummate the merger and other transactions provided for herein; and

WHEREAS, the respective Boards of Directors of Merger Sub and the Company have approved, in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), this Agreement and the transactions contemplated hereby, including the merger of Merger Sub with and into the Company with the Company continuing as the surviving corporation and a wholly owned subsidiary of Parent (the “Merger”), all in accordance with the DGCL and upon the terms and subject to the conditions set forth herein; and

WHEREAS, as a condition for Parent and Merger Sub to enter into this Agreement, those stockholders of the Company listed on the signature pages to the Voting Agreement (as defined below) (the “Voting Group”) intend to enter into the Voting Agreement, dated as of the date hereof, with Parent and Merger Sub (the “Voting Agreement”), which agreement provides, among other things, that, subject to the terms and conditions thereof, each member of the Voting Group will vote its shares of Company Common Stock (as defined below) in favor of the Merger and the approval and adoption of this Agreement and against certain competing transactions; and

WHEREAS, the Board of Directors of the Company (the “Company Board”) has approved the transactions contemplated thereby, and has resolved to recommend to its stockholders the approval and adoption of this Agreement and the approval of the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein; and

WHEREAS, Parent, as the sole stockholder of Merger Sub, has approved and adopted this Agreement and approved the transactions contemplated hereby, including the Merger; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

WHEREAS, terms used but not defined herein shall have the meanings set forth in Section 8.4, unless otherwise noted.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.1.  The Merger.  At the Effective Time and subject to and upon the terms and conditions of this Agreement and the DGCL, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation. The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”

Section 1.2.  Effective Time.  As promptly as practicable, and in any event within two business days after the satisfaction or waiver of the conditions set forth in Article VI, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL (the time of such filing, or such later time as shall be specified therein, being the “Effective Time”).

Section 1.3.  Effects of the Merger.  At the Effective Time, the effects of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.4.  Subsequent Actions.  If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

Section 1.5.  Certificate of Incorporation; By-Laws; Directors and Officers.

(a) Subject to Section 5.9(b), at the Effective Time, the Certificate of Incorporation of the Company shall be amended and restated in its entirety to be identical to the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with DGCL and as provided in such Certificate of Incorporation; provided, however, that at the Effective Time, Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: “The name of the corporation is Ablest Inc.”

(b) At the Effective Time, the By-Laws of the Company shall be amended and restated in their entirety to be identical to the By-Laws of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with DGCL and as provided in such By-Laws; provided, however, that at the Effective Time, the title of the By-Laws of the Surviving Corporation shall be amended and restated in its entirety to read as follows: “By-Laws of Ablest Inc.”

(c) At the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case, until their successors are duly elected or appointed and qualified in the manner provided in the Surviving Corporation’s Certificate of Incorporation and By-Laws, or as otherwise provided by applicable law.

Section 1.6.  Conversion of Securities.  At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holder of any shares of Common Stock, par value $0.05 per share, of the Company (“Company Common Stock”), or any shares of common stock, par value $0.01 per share, of Merger Sub (the “Merger Sub Common Stock”):

(a) Company Common Stock.  Subject to adjustment in accordance with Section 1.6(e), each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 1.6(c) and Dissenting Shares) shall be converted into the right to receive from the Surviving Corporation, and become exchangeable for, an amount in cash equal to $11.00 per share of Company Common Stock (as such amount may be adjusted pursuant to Section 1.6(e), without interest, the “Merger Consideration”). As of the Effective Time, all shares of Company Common Stock upon which the Merger Consideration is payable pursuant to this Section 1.6(a) shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

(b) Merger Sub Common Stock.  Each share of Merger Sub Common Stock that is issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, $0.01 par value per share, of the Surviving Corporation, and the Surviving Corporation shall become a wholly-owned subsidiary of Parent.

(c) Cancellation of Treasury Stock and Parent and Merger Sub-Owned Company Common Stock.  All shares of Company Common Stock that are owned by the Company and any shares of Company Common Stock owned by Parent, Merger Sub or any subsidiary of Parent or Merger Sub or held in the treasury of the Company shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

(d) Dissenting Shares.  Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by a holder who is entitled to demand and properly demands payment for such holder’s shares pursuant to, and who complies with, Sections 262 of the DGCL (“Dissenting Shares”) shall not be converted into or be exchangeable for the right to receive the Merger Consideration (but instead shall be only entitled to such rights as are provided by the DGCL with respect to such Dissenting Shares), unless and until such holder shall have failed to perfect or shall have effectively withdrawn, waived or lost such holder’s right under the DGCL. If any such holder of Company Common Stock shall have failed to perfect or shall have effectively withdrawn or lost such right, each Dissenting Share held by such holder shall be treated, at the Company’s sole discretion, as a share of Company Common Stock that had been converted as of the Effective Time into the right to receive, and become exchangeable for, the Merger Consideration in accordance with Section 1.6(a). Any payments made in respect of Dissenting Shares shall be made by the Surviving Corporation. The Company shall give prompt notice to Parent and Merger Sub of any demands received by the Company for appraisal of shares of Company Common Stock and of attempted withdrawals of such notice and any other instruments provided pursuant to applicable law, and Parent and Merger Sub shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent and Merger Sub, make any payment with respect to, or settle or offer to settle, any such demands or approve any withdrawal of any such demands.

(e) Adjustments.  If, at any time during the period between the date of this Agreement and the Effective Time, a change in the outstanding shares of capital stock of the Company shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be adjusted appropriately.

Section 1.7.  Exchange of Certificates.

(a) Exchange Agent.  At the Effective Time, Parent shall deposit with a bank or trust company reasonably acceptable to the Company (the ‘‘Exchange Agent”), for the benefit of the holders of shares of Company Common Stock that have been converted into the right to receive, and become exchangeable for, the Merger Consideration pursuant to Section 1.6(a), for exchange in accordance with this Article I through the Exchange Agent, an amount equal to the aggregate Merger Consideration (such consideration being hereinafter referred to as the “Exchange Fund”). The Exchange Agent shall, pursuant to irrevocable instructions of the Surviving Corporation, make payments of the Merger Consideration out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedure for Certificates.  As soon as reasonably practicable after the Effective Time (but in no event more than five business days thereafter), Parent and the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates”) or of non-

certificated shares represented by book entry (“Book-Entry Shares”) that were converted into the right to receive the Merger Consideration pursuant to Section 1.6(a): (x) a letter of transmittal in form and substance reasonably acceptable to the Company (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass, only upon delivery of the Certificates or Book-Entry Shares to the Exchange Agent and shall be in such form and have such other customary provisions as the Surviving Corporation may reasonably specify); and (y) instructions, in form and substance reasonably acceptable to the Company, for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the Merger Consideration. Upon surrender of a Certificate or Book-Entry Shares for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate or Book-Entry Shares shall be entitled to receive in exchange therefor the aggregate Merger Consideration into which the shares of Company Common Stock theretofore represented by such Certificate or Book-Entry Shares shall have been converted pursuant to Section 1.6(a), and the Certificate or Book-Entry Shares so surrendered shall forthwith be cancelled. The Exchange Agent shall accept such Certificates and Book-Entry Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. In the event of a transfer of ownership of such Company Common Stock which is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate or Book-Entry Shares so surrendered is registered, if such Certificate or Book-Entry Shares shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder thereof or establish to the reasonable satisfaction of the Surviving Corporation that such Taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 1.7(b), each Certificate or Book-Entry Share (other than a Certificate or Book-Entry Share representing shares of Company Common Stock cancelled in accordance with Section 1.6(c) and other than Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, without interest, into which the shares of Company Common Stock theretofore represented by such Certificate or Book-Entry Share shall have been converted pursuant to Section 1.6(a). No interest will be paid or will accrue on the consideration payable upon the surrender of any Certificate or Book-Entry Share.

(c) No Further Ownership Rights in Company Common Stock.  All consideration paid upon the surrender of Certificates or Book-Entry Shares in accordance with the terms of this Article I shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates or Book-Entry Shares, subject, however, to any obligation of the Surviving Corporation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been authorized or made with respect to shares of Company Common Stock which remain unpaid or unsatisfied at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, the Certificates or Book-Entry Shares are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article I, except as otherwise provided by applicable law.

(d) Termination of the Exchange Fund.  Any portion of the Exchange Fund which remains unclaimed by the holders of Company Common Stock for one year after the Effective Time shall be delivered to the Surviving Corporation, upon written demand, and any holders of the Certificates or Book-Entry Shares who have not theretofore complied with this Article I shall thereafter look only to the Surviving Corporation for payment of their claim for the Merger Consideration and, if applicable, any unpaid dividends or other distributions which such holder may be due on Company Common Stock, under applicable law. All rights of any former holder of Company Common Stock to receive the Merger Consideration hereunder shall, to the extent such Merger Consideration remains unclaimed, terminate on the date that is five (5) business days prior to the date on which such unclaimed Merger Consideration would otherwise become the property of a Governmental Entity pursuant to any applicable abandoned property, escheat or similar law.

(e) No Liability.  None of the Company, Merger Sub, Parent, the Surviving Corporation or the Exchange Agent, or any of their respective employees, officers, directors, stockholders, agents or affiliates, shall be liable to any Person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(i) For purposes of this Agreement, “affiliate” of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person.

(ii) For purposes of this Agreement, “control” (including the terms ‘‘controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of stock, as trustee or executor, by contract, credit arrangement or otherwise.

(f) Investment of the Exchange Fund.  The Exchange Agent shall invest all cash included in the Exchange Fund, as directed by the Surviving Corporation, on a daily basis, provided that the Exchange Fund shall only be invested in savings or time deposits in institutions insured by any agency of the United Sates or in securities of the United Sates and/or any agency thereof. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation. To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt payments of the Merger Consideration as contemplated hereby, the Surviving Corporation and Parent shall promptly replace or restore the portion of the Exchange Fund lost through investments or other events so as to ensure that the Exchange Fund is, at all times, maintained at a level sufficient to make such payments.

(g) Withholding Rights.  The Surviving Corporation shall be entitled, and shall be entitled to direct the Exchange Agent, to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as the Surviving Corporation is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax law. To the extent that amounts are so deducted and withheld by the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation.

(h) Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may require as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable pursuant to this Agreement in respect of the shares of Company Common Stock represented by such Certificate.

Section 1.8.  Stock Plans.

(a) Prior to the Effective Time, the Company shall take all actions necessary to provide that, at the Effective Time, each then outstanding option to purchase shares of Company Common Stock (the “Options”) granted under any of the Company’s stock option plans listed in Section 3.9 of the Company Disclosure Letter, each as amended (collectively, the “Option Plans”), or granted other than pursuant to such Option Plans, whether or not then exercisable or vested, shall be cancelled in exchange for the right to receive, promptly following the Effective Time, from Parent, Merger Sub and the Surviving Corporation an amount in cash in respect thereof equal to the product of (i) the excess, if any, of the Merger Consideration over the per share exercise price of such Option, multiplied by (ii) the number of shares of Company Common Stock subject to such Option (such payment to be net of applicable withholding Taxes, if any).

(b) Except as provided herein or as otherwise agreed to by the parties and to the extent permitted by the Option Plans, (i) the Company shall cause the Option Plans to terminate as of the Effective Time and cause the provisions in any other plan, program or arrangement providing for the issuance or grant by the Company of any interest in respect of the capital stock of the Company to terminate and have no further force or effect as of the Effective Time and (ii) the Company shall ensure that following the Effective Time no holder of Options or any participant in the Option Plans or anyone other than Parent shall hold or have any right to acquire any equity securities of the Company or the Surviving Corporation.

(c) Prior to the Effective Time, the Company shall take all actions necessary to provide that, at the Effective Time, all shares of Company Common Stock subject to vesting and transfer or other restrictions (the “Restricted Stock”) in accordance with the terms of the applicable Restricted Stock award agreement, shall become fully vested and all restrictions on such shares shall lapse. Pursuant to Section 1.6(a), such shares shall be cancelled, retired and shall cease to exist, and shall be converted into the right to receive from the Surviving Corporation the Merger Consideration.

Section 1.9.  Time and Place of Closing.  Unless otherwise mutually agreed upon in writing by Parent and the Company, the closing of the Merger (the “Closing”) will be held at the offices of Foley & Lardner, LLP, Tampa, Florida, at 10:00 a.m., local time, on the first business day following the date that all of the conditions precedent specified in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) have been satisfied or, to the extent permitted by applicable law, waived by the party or parties permitted to do so (such date being referred to hereinafter as the “Closing Date”).

ARTICLE II

REPRESENTATIONS AND WARRANTIES
OF MERGER SUB AND PARENT

Except as set forth in the Disclosure Letter delivered by Parent and Merger Sub to the Company at or prior to the execution and delivery of this Agreement, after giving effect to Section 8.15 (the “Parent Disclosure Letter”), each of Merger Sub and Parent hereby represents and warrants to the Company as follows:

Section 2.1.  Organization.  Each of Merger Sub and Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business in all material respects as it is now being conducted. Parent is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where its business or the character of its properties owned, possessed, licensed, operated or leased, or the nature of its activities, makes such qualification necessary, except for such failure which, when taken together with all other such failures, would not reasonably be expected to prevent or materially impair the ability of Parent to consummate the transactions contemplated hereby.

Section 2.2.  Authority.  Each of Merger Sub and Parent has the requisite corporate power and authority to enter into this Agreement and the Voting Agreement, as applicable, and carry out their respective obligations hereunder and thereunder. The execution and delivery of this Agreement by each of Merger Sub and Parent and the consummation by each of Merger Sub and Parent of the transactions contemplated hereby and by the Voting Agreement have been duly authorized by all necessary corporate action on the part of each of Merger Sub and Parent and no other corporate proceeding is necessary for the execution and delivery of this Agreement by either Merger Sub or Parent, the performance by each of Merger Sub and Parent of their respective obligations hereunder or thereunder and the consummation by each of Merger Sub and Parent of the transactions contemplated hereby and thereby. This Agreement and the Voting Agreement have been duly executed and delivered by each of Merger Sub and Parent and constitute a legal, valid and binding obligation of each of Merger Sub and Parent, enforceable against each of Merger Sub and Parent in accordance with their terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 2.3.  No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement and the Voting Agreement by each of Merger Sub and Parent, as applicable, do not, and the performance of this Agreement and the Voting Agreement by each of Merger Sub and Parent, as applicable, and the consummation of the transactions contemplated hereby will not, (i) subject to the requirements, filings, consents and approvals referred to in Section 2.3(b), conflict with or violate any law, regulation, court order, judgment or decree applicable to Merger Sub or Parent or by which their respective property is bound or subject, (ii) violate or conflict with the Certificate of Incorporation or By-Laws of Merger Sub or the Certificate of Incorporation or By-Laws of Parent or (iii) subject to the requirements, filings, consents and approvals referred to in Section 2.3(b), result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination or cancellation of, or result in the creation of a lien, security interest, pledge, claim, charge or encumbrance of any nature whatsoever (“Lien”) on any of the property or assets of Merger Sub or Parent pursuant to, any contract, agreement, indenture, lease or other instrument of any kind, permit, license or franchise to which Merger Sub or Parent is a party or by which either Merger Sub or Parent or any of their respective properties are bound or subject except, in the case of clause (iii), for such breaches, defaults, rights, or Liens which would not materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated hereby.

(b) Except for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, neither Parent nor Merger Sub is required to submit any notice, report or other filing with any Governmental Entity in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, except for such of the foregoing, including under Regulatory Laws, as are required by reason of the legal or regulatory status or the activities of the Company or by reason of facts specifically pertaining to it. No waiver, consent, approval or authorization of any Governmental Entity is required to be obtained or made by Parent or Merger Sub in connection with their execution, delivery or performance of this Agreement or the Voting Agreement, except for such of the foregoing as are required by reason of the legal or regulatory status or the activities of the Company or by reason of facts specifically pertaining to it. For purposes of this Agreement, ‘‘Regulatory Laws” means any Federal, state, county, municipal, local or foreign statute, ordinance, rule, regulation, permit, consent, waiver, notice, approval, registration, finding of suitability, license, judgment, order, decree, injunction or other authorization applicable to, governing or relating to the legal or regulatory status or the activities of the Company.

Section 2.4.  No Prior Activities.  Except for obligations or liabilities incurred in connection with its incorporation or the negotiation and consummation of this Agreement and the transactions contemplated hereby (including any financing activities in connection herewith), Merger Sub has not incurred any obligations or liabilities, other than in connection with its incorporation, and has not engaged in any business or activities of any type or kind whatsoever.

Section 2.5.  Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Merger Sub, Parent or any of its affiliates.

Section 2.6.  Information Supplied.  None of the information to be supplied in writing by Merger Sub or Parent specifically for inclusion in the proxy statement contemplated by Section 5.1 (together with any amendments and supplements thereto, the “Proxy Statement”) will, on the date it is filed and on the date it is first published, sent or given to the holders of Company Common Stock and at the time of any meeting of the Company’s stockholders to consider and vote upon the Merger Agreement (the “Company Stockholders’ Meeting”), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If, at any time prior to the Company Stockholders’ Meeting, any event with respect to either Merger Sub or Parent, or with respect to information supplied in writing by either Merger Sub or Parent specifically for inclusion in the Proxy Statement, shall occur which is required to be described in an amendment of, or supplement to, such Proxy Statement, such event shall be so described by either Merger Sub or Parent, as applicable, and provided to the Company. All documents that Merger Sub or Parent is responsible for filing with any federal, state, provincial, local and foreign government, governmental, quasi-governmental, supranational, regulatory or administrative authority, agency, commission or any court, tribunal, or judicial or arbitral body (each, a “Governmental Entity”) will comply in all material respects with the provisions of applicable law as to the information required to be contained therein. Notwithstanding the foregoing, neither Merger Sub nor Parent makes any representation or warranty with respect to the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement.

Section 2.7.  No Reliance.  Parent acknowledges that neither the Company, nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company its business or financial condition or any of its assets, liabilities or operations or other matters that is not included in this Agreement or the Company Disclosure Letter. Without limiting the generality of the foregoing, neither the Company, nor any other Person has made a representation or warranty to Parent with respect to (a) any projections, estimates or budgets for the business of the Company, or (b) any material, documents or information relating to the Company made available to Parent or its counsel, accountants or advisors in any data room or otherwise, except as expressly covered by a representation or warranty set forth in Article III, or a covenant set forth in Article IV.

Section 2.8.  Solvency.  As of the Effective Time, after giving effect to all of the transactions contemplated by this Agreement, including without limitation any financing and the payment of the aggregate Merger Consideration, any repayment or refinancing of debt contemplated in this Agreement, and payment of all related fees and expenses, and assuming for these purposes that, as of the Effective Time, the representations set forth in Article III shall be true and correct in all material respects, to the knowledge of Parent, each of Parent and the Surviving Corporation are Solvent. For the purposes of this Section 2.8, the term “Solvent” when used with respect to any Person, means that, as of any date of determination, (a) the “fair saleable value” of the assets of such Person will, as of such date, exceed (i) the value of all “liabilities of such Person, including contingent and other liabilities”, as of such date, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent liabilities) as such debts become absolute and matured, (b) such Person will not have, as of such date, unreasonably small capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature.

Section 2.9.  Interested Stockholder.  As of the date hereof, neither Parent nor Merger Sub is an “interested stockholder” with respect to the Company, as such term is defined in Section 203 of the DGCL.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Disclosure Letter delivered by the Company to Parent and Merger Sub at or prior to the execution and delivery of this Agreement, after giving effect to Section 8.15 (the “Company Disclosure Letter”), or in any Company SEC Reports (as defined in Section 3.6(a)) filed and publicly available prior to the date of this Agreement, the Company hereby represents and warrants to Merger Sub and Parent as follows:

Section 3.1.  Organization and Qualification.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority necessary to own, possess, license, operate or lease the properties that it purports to own, possess, license, operate or lease and to carry on its business as it is now being conducted. The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where its business or the character of its properties owned, possessed, licensed, operated or leased, or the nature of its activities, makes such qualification necessary, except for such failure which, when taken together with all other such failures, would not reasonably be expected to result in a Material Adverse Effect. For purposes of this Agreement, ‘‘Material Adverse Effect” means any effect, change, fact, event, occurrence, development or circumstance (any such item, an “Effect” ) that, individually or together with any other effect, change, fact, event, occurrence, development or circumstance, (A) is or would reasonably be expected to result in a material adverse effect on or change in the financial condition, properties, business, results of operations, or net assets of the Company, or (B) would reasonably be expected to prohibit or materially restrict or impede the consummation of the transactions contemplated by this Agreement, including the Merger; provided, however, that none of the following shall constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect”: any Effect caused by or resulting from (i) general changes or developments in the industry in which the Company operates, (ii) political instability, acts of terrorism or war, (iii) any change affecting the United States economy generally or the economy of any region in which such entity conducts business that is material to the business of such entity, (iv) any change in the Company’s stock price or trading volume (it being understood that the facts or occurrences giving rise to or contributing to such change in stock price or trading volume may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect), (v) any failure, in and of itself, by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect), (vi) the announcement of the execution of this Agreement, or the pendency of the consummation of the Merger, (vii) any change in any applicable law, rule or regulation or GAAP or interpretation thereof after the date hereof, or (viii) the execution and performance of or compliance with this Agreement, unless, in the case of clause (i), (ii), (iii) or (vii) above, such Effect would reasonably be expected to have a materially disproportionate adverse impact on the financial condition, properties, business, results of operations or net assets of the Company, relative to other affected Persons.

Section 3.2.  Capitalization.  The authorized capital stock of the Company consists of (i) 7,500,000 shares of Common Stock, and (ii) 500,000 shares of preferred stock, par value $0.05 per share (“Company Preferred Stock”). As of the date of this Agreement: (A) 2,925,104 shares of Common Stock (including Restricted Stock but excluding treasury shares) were issued and outstanding; (B) no shares of Company Preferred Stock were issued and outstanding; (C) 135,000 shares of Company Common Stock were reserved for grants of Restricted Stock under the Executive Stock Awards Plan (the “Stock Incentive Plan”), of which no shares of Restricted Stock were issued and outstanding; (D) 250,000 shares of Company Common Stock were reserved for grants of Restricted Stock under the Ablest Inc. Restricted Stock Plan (the “2002 Restricted Stock Plan”), of which 17,226 shares of Restricted Stock were issued and outstanding; (E) 100,000 shares of Company Common Stock were reserved for grants of Restricted Stock under the Non-Employee Directors’ Equity Rights Plan, of which 1,250 shares of Restricted Stock were issued and outstanding; (F) Options to acquire 54,000 shares of Company Common Stock have been granted under the Non-Employee Independent Directors’ Stock Option Plan (the “Independent Director Plan”); and (G) except as set forth above, no other Options or shares of Restricted Stock are outstanding. The shares of Company Common Stock issuable pursuant to the exercise of Options granted under the Independent Director Plan have been duly reserved for issuance by the Company, and upon any issuance of such shares in accordance with the terms of the Independent Director Plan, such shares will be duly authorized, validly issued, fully paid and nonassessable and free and clear from any preemptive or other similar rights. All outstanding shares of Company Common Stock are, and all shares which may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and free and clear from any preemptive or other similar rights. Except as set forth above, there are (i) no other options, puts, calls, warrants or other rights, agreements, arrangements or commitments of any character obligating the Company to issue, sell, redeem, repurchase or exchange any shares of capital stock of or other equity interests in the Company or any securities convertible into or exchangeable for any capital stock or other equity interests in the Company or any debt securities of the Company or to provide funds to or make any investment (in the form of a loan or capital contribution) in any other entity and (ii) no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of the Company may vote (whether or not dependent on conversion or other trigger event). Except as disclosed in this Section 3.2, there are no existing registration covenants with respect to Company Common Stock or any other securities of the Company. The Company has provided to Parent and Merger Sub a correct and complete list of each Option existing as of the date hereof, including the holder, date of grant, exercise price and number of shares of Company Common Stock subject thereto. Prior to the Closing, the Company will provide Parent and Merger Sub with a correct and complete list of any changes to such information as of the Closing Date. To the knowledge of the Company, as of the date hereof, no stockholder is a party to or holds shares of Company Common Stock bound by or subject to any voting agreement, voting trust, proxy or similar arrangement, except for the Voting Agreement and shares held in trust or similar arrangements existing on the date hereof.

Section 3.3.  Subsidiaries.  The Company does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person.

Section 3.4.  Authority.  The Company has the requisite corporate power and authority to enter into this Agreement and, subject in the case of the Merger Agreement to obtaining the Company Stockholder Approval of the Merger, to carry out its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been authorized by all requisite corporate action on the part of the Company, subject to obtaining the Company Stockholder Approval and, subject in the case of the Merger Agreement to obtaining the Company Stockholder Approval, no other corporate action is necessary for the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligations of the Company, enforceable against it in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 3.5.  No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company and the consummation of the transactions contemplated hereby will not (i) subject to the requirements, filings, consents and approvals referred to in Section 2.3(b), conflict with or violate in any material respect any law, regulation, court order, judgment or decree or Regulatory Laws applicable to the Company or by which each of its properties are bound or subject, (ii) violate or conflict with the Certificate of Incorporation or By-Laws of the Company, or (iii) subject to the requirements, filings, consents and approvals referred to in Section 2.3(b), result in any material breach of or constitute a material default (or an event which with notice or lapse of time or both would become a material default) under, or terminate or cancel or give to others any rights of termination, acceleration or cancellation of (with or without notice or lapse of time or both), or result in the creation of a material Lien on any of the properties or assets of the Company pursuant to any of the terms, conditions or provisions of any material contract, agreement, indenture, note, bond, mortgage, deed of trust, agreement, Employee Plan, lease or other instrument or obligation of any kind, including any permit, license or certificate or franchise to which the Company is a party, of which the Company is the beneficiary or by which the Company or any of its properties are bound or subject.

(b) Except for applicable requirements of the Exchange Act, and filing of the Certificate of Merger and other documents required by the DGCL, the Company is not required to prepare or submit any application, notice, report or other filing with, or obtain any consent, authorization, approval, registration or confirmation from, any Governmental Entity or third party in connection with the execution, delivery or performance of this Agreement by the Company and the consummation of the transactions contemplated hereby.

Section 3.6.  SEC Filings; Financial Statements.

(a) The Company has timely filed all forms, reports, documents, proxy statements and exhibits required to be filed or furnished with the SEC since December 29, 2003 (collectively, the “Company SEC Reports).

The Company SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Ace or the Exchange Act, as the case may be, as in effect at the time they were filed (or, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively, and, in the case of any Company SEC Report amended or superseded by a filing prior to the date of the Agreement, then on the date of such amending or superseding filing) and (ii) did not at the time they were filed and do not, as amended and supplemented, if applicable, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The consolidated financial statements contained in the Company SEC Reports complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q under the Exchange Act and except as may be indicated in the notes thereto) and fairly presented in all material respects, the financial position of the Company as of the respective dates thereof and the statements of operations and cash flows of the Company for the periods indicated, except in the case of unaudited quarterly financial statements that were or are subject to normal and recurring non-material year-end adjustments.

(c) Except for those liabilities and obligations that are reflected or reserved against on the balance sheet contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 (the “Company 2006 Form 10-K”) or in the footnotes to such balance sheet, the Company has no material liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent, known, unknown or otherwise) of a nature required to be disclosed on a consolidated balance sheet or in the related notes to the consolidated financial statement prepared in accordance with GAAP, except for liabilities or obligations incurred since December 31, 2006 in the ordinary course of business consistent with past practice or in connection with this Agreement or the process undertaken by the special committee of the Company Board.

(d) The Company is in compliance, in all material respects, with the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under such Act or the Exchange Act (collectively, ‘‘Sarbanes-Oxley”).

Section 3.7.  Absence of Certain Changes or Events.  Since December 31, 2006, except as contemplated by this Agreement or as set forth in Section 3.7 of the Company Disclosure Letter or in any Company SEC Report filed prior to the date of this Agreement, there has not been:

(a) any Effect that, individually or in the aggregate, has had, or would reasonably be expected to result in, a Material Adverse Effect; or

(b) any event, action or occurrence, that, if taken after the date hereof without the consent of Parent and Merger Sub, would violate Section 4.1(c), (f), (g), (h), (i), (j), (k), (m) or (n).

Section 3.8.  Litigation.  There are no material claims, actions, suits, arbitrations, grievances, proceedings or investigations pending or, to the knowledge of the Company, threatened against the Company or any of its properties or rights or any of its officers or directors in their capacity as such, before any Governmental Entity, nor any internal investigations (other than investigations in the ordinary course of the Company’s compliance programs) being conducted by the Company nor have any acts of alleged misconduct by the Company been reported to the Company, which constitute a Material Adverse Effect. Neither the Company nor any of its properties is subject to any order, judgment, injunction or decree material to the conduct of the businesses of the Company.

Section 3.9.  Employee Benefit Plans.  Section 3.9 of the Company Disclosure Letter sets forth a list of all employee welfare benefit plans (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), employee pension benefit plans (as defined in Section 3(2) of ERISA) and all other material employment, compensation, consulting, bonus, stock option, restricted stock grant, stock purchase, benefit, profit sharing, savings, retirement, disability, insurance, severance, incentive, deferred compensation and other similar fringe or employee benefit plans, programs, agreements or arrangements (other than workers’ compensation, unemployment compensation and other government programs) sponsored, maintained, contributed to or required to be contributed, or entered into to by the Company or any other entity, whether or not incorporated, that together with the Company would be deemed a “single employer” for purposes of Section 414 of the Code or Section 4001 of ERISA (an “ERISA Affiliate”) for the benefit of, or relating to, any current or former employee, director or other independent contractor of, or consultant to, the Company (together, the “Employee Plans”). The Company has made available to Parent and Merger Sub true and complete copies of (i) all Employee Plans, together with all amendments thereto, (ii) the latest Internal Revenue Service determination letters obtained with respect to any Employee Plan intended to be qualified under Section 401(a) or 501(a) of the Code, (iii) the two most recent annual actuarial valuation reports, if any, (iv) the two most recently filed Forms 5500 together with all related schedules, if any, (v) the “summary plan description” (as defined in ERISA), if any, and all modifications thereto communicated to employees, and (vi) the two most recent annual and periodic accountings of related plan assets, if any. Neither the Company nor, to the knowledge of the Company, any of its directors, officers, employees or agents has, with respect to any Employee Plan, engaged in or been a party to any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which could result in the imposition of either a material penalty assessed pursuant to Section 502(i) of ERISA or a material tax liability imposed by Section 4975 of the Code, in each case applicable to the Company or any Employee Plan. Except as set forth in Section 3.9 of the Company Disclosure Letter, all Employee Plans have been approved and administered in all material respects in accordance with their terms and are in compliance in all material respects with the currently applicable requirements prescribed by all statutes, orders, or governmental rules or regulations currently in effect with respect to such Employee Plans, including, but not limited to, ERISA and the Code. There are no pending or, to the knowledge of the Company, threatened claims, lawsuits or arbitrations (other than routine claims for benefits), relating to any of the Employee Plans, or the assets of any trust for any Employee Plan. Each Employee Plan intended to qualify under Section 401(a) of the Code, and the trusts created thereunder intended to be exempt from tax under the provisions of Section 501(a) of the Code, either (i) has received a favorable determination letter (or is a prototype document for which the opinion letter of the sponsor may be relied upon) from the Internal Revenue Service to such effect or (ii) is still within the “remedial amendment period,” as described in Section 401(b) of the Code and the regulations thereunder. All contributions or payments required to be made or accrued before the Effective Time under the terms of any Employee Plan will have been made or accrued by the Effective Time in accordance with GAAP or in a manner consistent with past practice. Neither the Company nor any of its ERISA Affiliates contributes, nor within the six-year period ending on the date hereof has any of them contributed or been obligated to contribute, to any plan, program or agreement which is a “multiemployer plan” (as defined in Section 3(37) of ERISA) or which is subject to Section 412 of the Code or Section 302 or Title IV of ERISA. No Employee Plan provides coverage for medical, surgical, hospitalization, or similar health benefits or death benefits (whether or not insured) for employees or former employees of the Company for periods extending beyond their retirement or other termination of service, other than coverage mandated by applicable law or benefits in the nature of severance pay with respect to one or more of the agreements set forth on Section 3.9 or 3.16 of the Company Disclosure Letter. No amounts payable under any Employee Plan or otherwise as a result of the transactions contemplated by this Agreement will fail to be deductible to the Company or the Surviving Corporation for federal income tax purposes by virtue of Section 280G of the Code. The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with any other event, (i) entitle any current or former employee, director or officer of the Company to severance pay or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, director or officer or (iii) require the Company to place in trust or otherwise set aside any amounts in respect of severance pay or any other payment. Except for determination letters issued by the Internal Revenue Service with respect to plans intended to qualify under Section 401(a) of the Code, neither the Company, nor any ERISA Affiliate is a party to any material agreement or understanding, whether written or unwritten, with the Internal Revenue Service, the Department of Labor or the Pension Benefit Guaranty Corporation in regard to any Employee Plan. To the Company’s knowledge, no representations or communications, oral or written, with respect to the participation, eligibility for benefits, vesting, benefit accrual or coverage under any Employee Plan have been made to current or former employees or directors (or any of their representatives or beneficiaries) of the Company that are not in accordance with the terms and conditions of the Employee Plans.

Section 3.10.  Information Supplied.  None of the information to be supplied by the Company, specifically for inclusion or incorporation by reference in the Proxy Statement will, on the date it is first mailed to the holders of Company Common Stock and on the date of any Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If, at any time prior to the date of the Company Stockholders’ Meeting, any event with respect to the Company, or with respect to information supplied by or on behalf of the Company specifically for inclusion in the Proxy Statement, shall occur which is required to be described in an amendment of, or supplement to, the Proxy Statement, such event shall be so described by the Company, and provided in writing to Parent and Merger Sub. All documents that the Company is responsible for filing with the SEC in connection with the transactions contemplated herein, to the extent relating to the Company or other information supplied by the Company for inclusion therein, will comply as to form, in all material respects, with the provisions of the Exchange Act and the respective rules and regulations thereunder, and each such document required to be filed with any Governmental Entity will comply in all material respects with the provisions of applicable law as to the information required to be contained therein. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to the information supplied or to be supplied by either Merger Sub or Parent for inclusion in the Proxy Statement.

Section 3.11.  Conduct of Business; Permits; Compliance with Laws.  The business of the Company is not being (and, since December 29, 2003, has not been) conducted in default or violation in any material respect of any term, condition or provision of (i) the Certificate of Incorporation or By-Laws of the Company, (ii) any note, bond, mortgage or indenture or any material contract, agreement, lease or other instrument or agreement of any kind to which the Company is now a party or by which the Company or any of its properties or assets may be bound, or (iii) any federal, state, or material county, regional, municipal, local or foreign statute, law, ordinance, rule, regulation, judgment, decree, order, concession, grant, franchise, permit or license or other governmental authorization or approval applicable to the Company or its business, including, without limitation, Regulatory Laws, except where, with respect to the foregoing clauses (ii) and (iii), the default or violation would not reasonably be expected to result in a Material Adverse Effect. The material permits, licenses, approvals, certifications and authorizations from any Governmental Entity, including, without limitation, those obtained under Regulatory Laws (collectively, “Permits”) held by the Company are valid and sufficient in all material respects for all business presently conducted by the Company. The Company has not received any written claim or notice that it is not in compliance with, or, to the knowledge of the Company, is it not in compliance with, the terms of any such Permits or any requirements, standards and procedures of the Governmental Entity which issued them, or any limitation or proposed limitation on any Permit, except where the failure to be in compliance would not reasonably be expected to result in a Material Adverse Effect. To the knowledge of the Company, none of the Permits will lapse, terminate or otherwise cease to be valid as a result of the consummation of the transactions contemplated hereby.

Section 3.12.  Taxes.

(a) The Company has duly and timely filed all material Tax Returns required to be filed by it, and all such material Tax Returns are true, correct and complete in all material respects.

(b) The Company has timely paid all material Taxes required to be paid by it (whether or not shown due on any Tax Return).

(c) The Company has made adequate provision in the financial statements of the Company (in accordance with GAAP) for all Taxes of the Company not yet due.

(d) The Company has complied, in all material respects, with all applicable Laws relating to the payment and withholding of Taxes and has, within the time and manner prescribed by Law, withheld and paid over to the proper tax authorities all amounts required to be withheld and paid over by it.

(e) The Company has not received notice (written or oral) of any pending or threatened audit, proceeding, examination or litigation or similar claim that has been commenced or is presently pending with respect to any material Taxes or material Tax Return of the Company.

(f) To the Company’s knowledge, no written claim has been made by any tax authority in a jurisdiction where the Company does not file a Tax Return that the Company is or may be subject to taxation in that jurisdiction.

(g) No material deficiency with respect to any Taxes has been proposed, asserted or assessed in writing against the Company; and no requests for waivers of the time to assess any material amount Taxes are pending.

(h) There are no outstanding written agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any material Taxes or deficiencies against the Company, and no power of attorney granted by the Company with respect to any material Taxes is currently in force.

(i) The Company is not a party to any agreement providing for the allocation or sharing of any material amount of Taxes imposed on or with respect to any individual or other Person, and the Company (A) has not been a member of an affiliated group (or similar state, local or foreign filing group) filing a consolidated U.S. federal income Tax Return or (B) does not have any liability for the Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), or as a transferee or successor.

(j) The federal income Tax Returns of the Company have been examined by and settled with the Internal Revenue Service (or the applicable statutes of limitation have lapsed) for all years through and including December 29, 2003. All material assessments for Taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid.

(k) The Company has not participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(l) There are no material Liens for Taxes upon the assets or properties of the Company, except for Liens which arise by operation of Law with respect to current Taxes not yet due and payable.

(m) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting for a taxable period ending on or prior to the Closing Date, or (B) “closing agreement,” as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign Law), entered into on or prior to the Closing Date, or (C) any ruling received from the Internal Revenue Service.

(n) The Company has previously delivered or made available to Parent or Merger Sub complete and accurate copies of each of (i) all audit reports, letter rulings, technical advice memoranda, and similar documents issued by any Tax authority relating to the United States Federal, state, local or foreign Taxes due from or with respect to the Company and (ii) any closing agreements entered into by the Company with any Tax authority, in each case (A) existing on the date hereof and (B) dated on or after January 1, 2000.

(o) The Company is not and has not been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(p) The Company has not constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock to which Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) applies and which occurred within two years of the date of this Agreement.

Section 3.13.  Environmental Matters.

(a) The Company is, and has been since December 29, 2003, in compliance in all material respects with all applicable Environmental Laws (which compliance includes, but is not limited to, the possession by the Company of all permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof). The Company has not received any written communication, whether from a Governmental Entity, citizens group, employee or otherwise, alleging that the Company is not in such compliance, and, to the knowledge of the Company, there are no past or present actions, activities, circumstances, conditions, events or incidents that are reasonably likely to prevent or interfere with such compliance in the future.

(b) There is no material Environmental Claim pending or, to the knowledge of the Company, threatened, against the Company or, to the knowledge of the Company, against any Person whose liability for any Environmental Claim the Company has or may have retained or assumed either contractually or by operation of law.

(c) To the Company’s knowledge, there are no material past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the Release or presence of any Hazardous Material that could form the basis of any Environmental Claim against the Company, or against any Person whose liability for any Environmental Claim the Company has or may have retained or assumed either contractually or by operation of law.

(d) The Company has delivered to Parent and Merger Sub true, complete and correct copies and results of any reports, studies, analyses, tests or monitoring possessed by the Company which have been prepared since December 29, 2003 pertaining to Hazardous Materials in, on, beneath or adjacent to any property currently or formerly owned, operated, occupied or leased by the Company, or regarding the Company’s compliance with applicable Environmental Laws.

Section 3.14.  Real Property; Title to Assets; Liens.

(a) Leased Real Property.

(i) Set forth in Section 3.14(a) of the Company Disclosure Letter is a list of all real property leased by the Company as of the date of this Agreement. Each of the leases relating to Leased Real Property is a valid and subsisting leasehold interest of the Company. Except as disclosed on Section 3.14(a) of the Company Disclosure Letter, each Leased Real Property is free of subtenancies and other occupancy rights and Liens (other than Permitted Liens), and is a valid and binding obligation of the Company and, to the knowledge of the Company, each other party thereto, enforceable against the Company and, to the knowledge of the Company, each other party thereto in accordance with its terms; except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(ii) True, correct and complete copies of the Real Property Leases have been made available to Parent and Merger Sub prior to the date hereof and such Real Property Leases have not been amended or modified since that date;

(iii) (A) there are no material disputes with respect to any Real Property Lease; and (B) neither the Company nor, to the knowledge of the Company, any other party to each Real Property Lease is in material breach or default under such Real Property Lease, and, to the knowledge of the Company no event has occurred or failed to occur or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a material breach or default, or permit the termination, modification or acceleration of rent under such Real Property Lease;

(iv) no consent by the landlord under the Real Property Leases is required in connection with the consummation of the transaction contemplated herein;

(v) none of the Leased Real Property has been pledged or assigned by the Company or is subject to any Liens (other than pursuant to this Agreement or Permitted Liens); and

(vi) the Company does not owe, nor will it owe in the future, any brokerage commissions or finder’s fees with respect to any Real Property Lease which have not been accrued or reserved for in the Company’s financial statements.

(b) Owned Real Property.  The Company does not own any real property.

(c) Personal Property.  The Company has good and marketable fee title to, or, in the case of leased assets, has good and valid leasehold interests in, all of its other tangible and intangible assets, used or held for use in, or which are necessary to conduct, the business of the Company in all material respects as currently conducted, free and clear of any Liens, except Permitted Liens.

Section 3.15.  Intellectual Property.

(a) Section 3.15 of the Company Disclosure Letter sets forth a true, correct and complete list of all material U.S. and foreign (i) issued Patents and Patent applications, (ii) Trademark registrations and applications, (iii) Copyright registrations and applications and (iv) unregistered copyrights in Software, in each case, which is owned by the Company. The Company is the sole and exclusive beneficial and record owner of all of the material Intellectual Property Rights set forth in Section 3.15 of the Company Disclosure Letter, and to the Company’s knowledge, all such Intellectual Property Rights are subsisting, valid, and enforceable.

(b) To the Company’s knowledge, the Company owns or has a valid right to use, free and clear of all material Liens, all Intellectual Property Rights necessary for, or used or held for use in connection with, the business of the Company, taken as a whole.

(c) To the Company’s knowledge, the Company has not infringed, misappropriated or violated in any material respect any Intellectual Property Rights of any third party. There has been no such claim asserted or, to the knowledge of the Company, threatened since December 29, 2003, against the Company.

(d) To the Company’s knowledge, no third Person has infringed, misappropriated or violated any Intellectual Property Rights owned or exclusively licensed by or to the Company, and the Company has not asserted or threatened such a claim against any Person since December 29, 2003.

(e) As used herein, “Intellectual Property Rights” means all U.S. and foreign (i) patents, patent applications, and all related continuations, continuations-in-part, divisionals, reissues, and re-examinations thereof (“Patents”), (ii) trademarks, service marks, trade names, domain names, logos, slogans, trade dress, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing (“Trademarks”), (iii) copyrights and copyrightable subject matter (“Copyrights”), (iv) rights of publicity, (v) computer programs (whether in source code, object code, or other form), databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing (“Software”), (vi) trade secrets and all confidential information, know-how, inventions, proprietary processes, formulae, models, and methodologies, (vii) all rights in the foregoing and in other similar intangible assets, (viii) all applications and registrations for the foregoing and (ix) all rights and remedies against infringement, misappropriation, or other violation thereof.

Section 3.16.  Material Contracts.

(a) As of the date of this Agreement, the Company is not a party to or bound by:

(i) any “material contract” (as defined in Item 601(b) (10) of Regulation S-K of the SEC);

(ii) any contract or agreement for the purchase of materials or personal property from any supplier or for the furnishing of services to the Company that involves future aggregate annual payments by the Company of $50,000 or more;

(iii) any contract or agreement for the sale, license (as licensor) or lease (as lessor) by the Company of services, materials, products, supplies or other assets, owned or leased by the Company, that involves future aggregate annual payments to the Company of $50,000 or more;

(iv) any non-competition agreement or any other agreement or obligation which purports to limit in any material respect the manner in which, or the localities in which, the business of the Company may be conducted;

(v) any contract, including any employment, compensation, incentive, retirement, loan or severance arrangements, with any current stockholder, director, manager, officer, employee or agent of the Company that (x) requires the Company or any Subsidiary of the Company to pay annual or any lump sum compensation in excess of $50,000, (y) relates to an Employee that was relocated by or at the request of the Company within the thirty-day period preceding the date hereof or (z) provides for severance or similar benefits;

(vi) any joint venture, product development, research and development and limited partnership agreements or arrangements involving a sharing of profits, losses, costs or liabilities by the Company with any other Person;

(vii) mortgages, indentures, loan or credit agreements, security agreements and other agreements and instruments relating to the borrowing or guarantee of money or extension of credit in any case in excess of $50,000;

(viii) any standby letter of credit, performance or payment bond, guarantee arrangement or surety bond of any nature involving amounts in excess of $50,000;

(ix) other contracts whose terms exceed one year and are not cancelable by the Company on notice of 90 or fewer days without payment by the Company after the date hereof of more than $50,000;

(x) any contract for the sale of any of the assets of the Company (whether by merger, sale of stock, sale of assets or otherwise) or for the grant to any Person of any preferential rights to purchase any of its assets (whether by merger, sale of stock, sale of assets or otherwise), in each case, for consideration in excess of $50,000;

(xi) any voting or other agreement governing how any shares of Company Common Stock shall be voted other than the Voting Agreement; or

(xii) any contract, agreement or arrangement to allocate, share or otherwise indemnify for Taxes.

The foregoing contracts and agreements to which the Company is a party or is bound are collectively referred to herein as “Company Material Contracts.”

(b) Each Company Material Contract is valid and binding on the Company and, to the knowledge of the Company, each other party thereto, and is in full force and effect, and the Company and, to the knowledge of the Company, each other party thereto, has performed in all material respects all obligations required to be performed by it to date under each Company Material Contract. Neither the Company, nor, to the knowledge of the Company, any other party thereto, has violated or defaulted under, in any material respect, or terminated, nor has the Company or, to the knowledge of the Company, any other party thereto, given or received written notice of, any material violation or default or termination under (nor, to the knowledge of the Company, does there exist any condition which with the passage of time or the giving of notice or both would result in such a violation, default or termination under) any Company Material Contract. The Company has provided, or made available, to Parent and Merger Sub true and correct copies of each of the Material Contracts.

Section 3.17.  Insurance.  Section 3.17 of the Company Disclosure Letter sets forth a list of the insurance policies currently maintained by the Company (the “Insurance Policies”). Each Insurance Policy, subject to its terms and conditions is in full force and effect and is valid, outstanding and enforceable, and all premiums due thereon have been paid in full. Other than the Company’s directors’ and officers’ liability insurance policy, none of the Insurance Policies will terminate or lapse by reason of the transactions contemplated by this Agreement. To the Company’s knowledge, it has complied in all material respects with the provisions of each Insurance Policy under which it is the insured party. No insurer under any Insurance Policy has cancelled or generally disclaimed liability under any such policy or, to the Company’s knowledge, indicated any intent to do so or not to renew any such policy. All material claims under the Insurance Policies have been filed in a timely fashion.

Section 3.18.  Collective Bargaining; Labor Disputes; Compliance.

(a) To the knowledge of the Company, since December 29, 2003, neither the Company, nor its Employees, agents, or representatives has committed any material unfair labor practice as defined in the

National Labor Relations Act. There are no labor agreements, shop agreements, work rules or practices, or collective bargaining agreements with any labor union, labor organization, trade union or works council to which the Company is a party or under which the Company is bound. No Employee of the Company is represented by any labor union, labor organization, trade union, or works council.

(b) The Company is not currently, and has not been since December 29, 2003, the subject of any labor union organizing activities, and to the knowledge of the Company there are no labor union organizing activities with respect to the Employees of the Company. No labor union, labor organization, trade union, works council, or group of Employees has made a pending demand in writing for recognition or certification with respect to the Company, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or to the knowledge of the Company, threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. The Company is not currently, and has not been since December 29, 2003, the subject of any strike, dispute, walk-out, work stoppage, slow down, lockout, or material arbitration or material grievance, involving the Company nor, to the knowledge of the Company, has any such activity been threatened in writing since December 29, 2003.

(c) To the knowledge of the Company, there are no personnel manuals, handbooks or material policies applicable to Employees of the Company, other than as set forth in Section 3.18(c) of the Company Disclosure Letter.

(d) Since December 29, 2003, the Company has not entered into any employment-related agreements or contracts, including but not limited to, employment agreements, consulting agreements, severance agreements and/or Employee releases, retention agreements, termination agreements, confidentiality agreements, non-competition, proprietary information agreements, indemnification agreements, arbitration agreements, change in control agreements, lock-up agreements, deferred compensation agreements, retirement agreements, other Employee agreements, that require the Company to pay annual or a lump sum compensation in excess of $50,000.

(e) There are no written employment agreements, severance agreements or severance plans or other documents and to the knowledge of the Company, there are no arrangements or understandings (whether written or oral), requiring the payment (or setting aside) of any amounts or the providing of any benefits (or acceleration, continuation or modification thereof) to any of the Company’s directors, officers or Employees in the event of a termination of employment (with or without cause) or as a result of entering into this Agreement or the consummation of the transactions contemplated hereby.

(f) Since December 29, 2003, the Company has not received any written notice that any Employee of the Company is, and to the Company’s knowledge, no Employee of the Company is, in any material respect in violation of any term of any employment agreement, consulting agreement, severance agreement and/or Employee release, retention agreement, termination agreement, confidentiality agreement, non-competition or proprietary information agreement, indemnification agreement, arbitration agreement, change in control agreement, lock-up agreement, deferred compensation agreement, retirement agreement, other Employee agreement, or other obligation to a former employer of any such Employee relating (i) to the right of any such Employee to be employed by the Company or (ii) to the knowledge or use of trade secrets or proprietary information.

(g) To the knowledge of the Company, since December 29, 2003, the Company has complied, in all material respects, with all laws respecting employment and employment practices including, without limitation, all laws respecting terms and conditions of employment, the National Labor Relations Act and other provisions relating to wages, hours, benefits, child labor, immigration, employment discrimination, disability rights or benefits, equal employment opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, Employee leave issues, unemployment insurance, collective bargaining and all applicable occupational safety and health acts and laws. To the knowledge of the Company, the Company has not engaged in any unfair labor practice or discriminated on the basis of race, age, sex, disability or any other protected category in its employment conditions or practices with respect to its Employees, customers or suppliers. No action, suit, complaint, charge, grievance, arbitration, Employee proceeding or investigation by or before the Equal Employment Opportunity Commission or any other Governmental Entity brought by or on behalf of any Employee, prospective Employee, former Employee, retired Employee, labor organization or other representative of the Company’s Employees has been brought against the Company since December 29, 2003, or to the knowledge of the Company, is threatened in writing against the Company. The Company is not a party to or otherwise bound by any consent decree with, citation by, or any other order or determination by any Governmental Entity relating to the Company’s Employees or employment practices relating to the Company’s Employees. Since December 29, 2003, the Company has not been delinquent in payments to any Employees or former Employees for any services or amounts required to be reimbursed or otherwise paid, which are, individually or in the aggregate, of a material amount.

(h) To the knowledge of the Company, since December 29, 2003, the Company has not received (i) written notice of any unfair labor practice charge or complaint pending or threatened before the National Labor Relations Board or any other Governmental Entity against it, (ii) written notice of any complaints, grievances or arbitrations arising out of any collective bargaining agreement or any other labor grievances or arbitration proceedings against it, (iii) written notice of any charge or complaint with respect to or relating to it pending before the Equal Employment Opportunity Commission or any other Governmental Entity responsible for the prevention of unlawful employment practices, (iv) written notice of the intent of any Governmental Entity responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health Laws to conduct an investigation with respect to or relating to it or notice that such investigation is in progress, or (v) written notice of any complaint, lawsuit or other proceeding pending or threatened in writing in any forum by or on behalf of any present or former Employee of such entities, any applicant for employment or classes of the foregoing alleging breach of any express or implied contract of employment, any applicable law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(i) To the knowledge of the Company, the Company has at all times since December 29, 2003 properly classified (including for purposes of tax law) each of its Employees as employees, and each of its independent contractors as independent contractors, as applicable, and has treated each person classified by it as an employee or independent contractor consistently with such status. There is no proceeding pending or, to the knowledge of the Company, threatened in writing against the Company by any Person challenging or questioning the classification of any Person as an employee or an independent contractor, including, without limitation, any claim for unpaid benefits, for or on behalf of, any such Person.

(j) The Company is, and since December 29, 2003, has been, in compliance with all notice and other requirements under the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”) and any similar state or local law relating to plant closings and layoffs. None of the Employees of the Company have suffered an “employment loss” (as defined in the WARN Act) within the three-month period prior to the date of this Agreement.

(k) Each Employee of the Company in a sales position has entered into a Confidentiality and Non-Solicitation Agreement with the Company, substantially in the form included in Section 3.18(k) of the Company Disclosure Letter (a “Non-Solicitation Agreement”). Each such Non-Solicitation Agreement is, and at the Effective Time will be, in full force and effect and has not been amended or modified in any material respect.

Section 3.19.  Transactions with Affiliates.  Since December 26, 2004, all transactions, agreements, arrangements or understandings between the Company and the Company’s affiliates or other Persons, (an “Affiliate Transaction”), that are required to be disclosed in the Company SEC Reports in accordance with Item 404 of Regulation S-K under the Securities Act have been so disclosed. Since December 26, 2004, there have been no Affiliate Transactions that are required to be disclosed under the Exchange Act pursuant to Item 404 of Regulation S-K under the Securities Act which have not already been disclosed in the Company SEC Reports.

Section 3.20.  Brokers.  Except as set forth on Section 3.20 of the Company Disclosure Letter, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has made available to Parent and Merger Sub true and complete information concerning the financial and other arrangements between the Company and the persons set forth on Section 3.20 of the Company Disclosure Letter pursuant to which such firm(s) would be entitled to any payment as a result of the transactions contemplated hereby.

Section 3.21.  Board Action.  The Company Board, at a meeting duly called and held, at which all of the directors were present, duly and unanimously: (i) approved and adopted this Agreement and the transactions contemplated hereby, including the Merger; (ii) resolved (subject to Section 4.2) to recommend that this Agreement and the transactions contemplated hereby, including the Merger, be submitted for consideration by the Company’s stockholders at the Company Stockholders’ Meeting; (iii) resolved to recommend that the stockholders of the Company approve this Agreement and the transactions contemplated hereby, including the Merger; (iv) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, advisable and in the best interests of the stockholders of the Company, and (v) has approved this Agreement and the transactions contemplated hereby for the purposes of Section 203(a)(i) of the DGCL.

Section 3.22.  Opinion of Financial Advisor.  The special committee of the Company Board has received a written opinion of Raymond James & Associates, Inc. to the effect that, based on the assumptions, qualifications and limitations contained therein, as of the date hereof, the Merger Consideration to be received by the Company’s stockholders as provided herein is fair, from a financial point of view, to such stockholders. The Company will provide a copy of such written opinion to Parent and Merger Sub as soon as reasonably practicable.

Section 3.23.  Control Share Acquisition.  The Company and its Board of Directors have taken all action necessary such that no restrictive provision of any “fair price,” “moratorium,” “control share acquisition,” “business combination,” “stockholder protection,” “interested stockholder” or other similar anti-takeover statute or regulation (each, a “Takeover Statute”), or any similar restrictive provision of the Certificate of Incorporation or By-Laws of the Company is, or at the Effective Time will be, applicable to the Company, Parent, Merger Sub, the Company Common Stock, the Merger or any other transaction contemplated by this Agreement.

Section 3.24.  Vote Required.  The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote, in person or by proxy, is the only vote of the Company’s stockholders necessary (under applicable law or otherwise), to approve this Agreement and the Merger (the “Company Stockholder Approval”).

ARTICLE IV

COVENANTS AND AGREEMENTS

Section 4.1.  Conduct of Business by the Company Pending the Merger.  The Company covenants and agrees that, between the date of this Agreement and the Effective Time, unless Parent and Merger Sub shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the business of the Company shall be conducted only in, and the Company shall not, take any action except (i) in the ordinary course of business and in a manner consistent with past practice or (ii) as contemplated by this Agreement or (iii) as set forth in Section 4.1 of the Company Disclosure Letter; and the Company will use its commercially reasonable efforts to preserve substantially intact the business organization of the Company, to keep available the services of the present officers, employees and consultants of the Company and to preserve the present relationships of the Company with customers, clients, suppliers and other Persons with which the Company has significant business relations and pay all applicable Taxes when due and payable. In determining whether to consent to an action proposed to be taken by the Company prior to the Closing Date for which the consent of Parent is required under Section 4.1(d), the parties hereto acknowledge and agree that Parent may take into account, among other factors, the impact of the proposed action on the cash position of the Company as of the Effective Time, provided that in no event may Parent’s consent be unreasonably withheld, conditioned or delayed. Without limiting the generality of the foregoing, except as (x) expressly contemplated by this Agreement or (y) set forth in Section 4.1 of the Company Disclosure Letter, the Company shall not, without the prior written consent of Parent and Merger Sub (which consent shall not be unreasonably withheld, delayed or conditioned):

(a) amend (i) its Certificate of Incorporation or By-Laws or (ii) any material term of any outstanding security issued by the Company;

(b) (i) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock, (ii) redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or other securities, other than in connection with the exercise of an option or the payment of withholding taxes in connection therewith, (iii) issue, sell, pledge, dispose of or encumber any (A) shares of its capital stock, (B) securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock or (C) other securities of the Company, other than shares of Company Common Stock issued upon the exercise of Options outstanding on the date hereof in accordance with the Option Plans as in effect on the date hereof, or (iv) split, combine or reclassify any of its outstanding capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock;

(c) acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial portion of the equity interests of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (ii) any assets, including real estate, except, with respect to clause (ii) above, purchases of equipment and supplies in the ordinary course of business consistent with past practice;

(d) except in the ordinary course of business consistent with past practice, amend, enter into or terminate any Company Material Contract or any contract or agreement which would have constituted a Company Material Contract if in existence as of the date hereof, or waive, release or assign any material rights or claims thereunder, it being acknowledged and agreed that the execution of any Real Property Lease with a term of three years or more shall not be deemed ordinary course;

(e) outsource any operations of the Company, including with respect to information technology systems;

(f) transfer, lease, license, sell, mortgage, pledge, dispose of, encumber or subject to any Lien any material property or assets or cease to operate any material assets, other than sales of excess or obsolete assets in the ordinary course of business consistent with past practice;

(g) except as required to comply with applicable law, an existing contract or agreement, or this Agreement, (i) adopt, enter into, terminate, amend or increase the amount or accelerate the payment or vesting of any benefit or award or amount payable under any Employee Plan or other arrangement for the current or future benefit or welfare of any director, officer or employee, other than in the case of employees who are not officers or directors in the ordinary course of business consistent with past practice, (ii) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director or, other than in the ordinary course of business consistent with past practice, officer or other employee, (iii) other than benefits accrued through the date hereof and other than in the ordinary course of business for employees other than officers or directors of the Company, pay any benefit not provided for under any Employee Plan, (iv) other than bonuses earned through the date hereof and other than in the ordinary course of business consistent with past practice for employees other than officers and directors, grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Employee Plan; provided that there shall be no grant or award to any director, officer or employee of stock options, restricted stock, stock appreciation rights, stock based or stock related awards, performance units, units of phantom stock or restricted stock, or any removal of existing restrictions in any Employee Plan or agreements or awards made thereunder or (v) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Employee Plan;

(h) (i) incur or assume any material indebtedness, (ii) incur or modify any material indebtedness or other material liability, (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except in the ordinary course of business and consistent with past practice or (iv) except for advances or prepayments in the ordinary course of business in amounts consistent with past practice, make any loans, advances or capital contributions to, or investments in, any other Person (other than customary loans or advances to employees in accordance with past practice);

(i) change any accounting policies or procedures (including procedures with respect to reserves, revenue recognition, payments of accounts payable and collection of accounts receivable) used by it unless required by a change in applicable law or GAAP;

(j) make any material Tax election or change in any material Tax election, amend any Tax Returns or enter into any settlement or compromise of any material Tax liability of the Company;

(k) pay, discharge, satisfy, settle or compromise any claim, litigation, liability, obligation (absolute, asserted or unasserted, contingent or otherwise) or any legal proceeding, except for any settlement or compromise involving less than $50,000, but subject to an aggregate maximum of $50,000, including all fees, costs and expenses associated therewith but excluding from such amounts any contribution from any insurance company or other parties to the litigation;

(l) enter into any negotiation with respect to, or adopt or amend in any respect, any collective bargaining agreement, labor agreement, work rule or practice, or any other labor-related agreement or arrangement;

(m) enter into any material agreement or arrangement with any of its officers, directors, employees or any “affiliate” or “associate” of any of its officers or directors (as such terms are defined in Rule 405 under the Securities Act);

(n) enter into any agreement, arrangement or contract to allocate, share or otherwise indemnify for Taxes;

(o) make, authorize or agree to make any material capital expenditures, or enter into any agreement or agreements providing for payments; and

(p) enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing (a)-(o) of this Section 4.1.

Section 4.2.  No Solicitations.

(a) The Company agrees that, beginning on the Nonsolicitation Commencement Date and prior to the earlier of the Effective Time or the Termination Date, it shall not, and shall use commercially reasonable efforts to cause its officers, directors, employees, advisors and agents not to, directly or indirectly, (i) knowingly solicit, initiate or encourage any inquiry or proposal that constitutes or could reasonably be expected to lead to a Company Acquisition Proposal, (ii) provide any non-public information or data to any Person relating to or in connection with a Company Acquisition Proposal, engage in any discussions or negotiations concerning a Company Acquisition Proposal, or otherwise intentionally facilitate any effort or attempt to make or implement a Company Acquisition Proposal, (iii) approve, recommend, agree to or accept, or propose publicly to approve, recommend, agree to or accept, any Company Acquisition Proposal, or (iv) approve, recommend, agree to or accept, or propose to approve, recommend, agree to or accept, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement related to any Company Acquisition Proposal. The Company agrees that, beginning on the Nonsolicitation Commencement Date, it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Company Acquisition Proposal (except with respect to the transactions contemplated by this Agreement).

(b) Notwithstanding the foregoing, nothing contained in this Agreement shall prevent the Company or the Company Board (or any committee thereof), or its or their representatives, from, prior to the adoption of this Agreement by the holders of Company Common Stock, engaging in any discussions or negotiations with, or providing any non-public information to, any Person (including, without limitation, any Person which was contacted or solicited by the Company or its officers, directors, employees, advisors or agents prior to Nonsolicitation Commencement Date), if and only to the extent that (i) the Company receives from such Person an unsolicited (unless it results from activities pursuant to Section 4.2(e)) bona fide (A) Company Superior Proposal, or (B) Company Acquisition Proposal that the Company Board (or any committee thereof) concludes in good faith (after consultation with its financial advisors) is likely to result in a Company Superior Proposal, (ii) the Company Board (or any committee thereof) concludes in good faith (after consultation with its legal advisors) that its failure to do so would be inconsistent with the Company Board’s (or any committee’s) fiduciary duties under applicable law, (iii) prior to providing any information or data to any Person in connection with a proposal by any such Person, the Company Board (or any committee thereof) receives from such Person an executed confidentiality agreement in form and substance not materially more favorable to such Person than the terms of the Confidentiality Agreement are to Parent and (iv) prior to providing any non-public information or data to any Person or entering into discussions or negotiations with any Person, the Company Board (or any committee thereof) notifies Parent promptly of any such inquiry, proposal or offer received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, the Company or any of its officers, directors, employees, advisors and agents indicating, in connection with such notice, the material terms and conditions of the Company Acquisition Proposal and the identity of the Person making such Company Acquisition Proposal. The Company agrees that it shall keep Parent reasonably informed, on a reasonably prompt basis, of the status and material terms of any such proposals or offers and the status of any such discussions or negotiations and will notify Parent promptly of any determination by the Company Board (or any committee thereof) that a Company Superior Proposal (as hereinafter defined) has been made. For purposes of this Agreement, a “Company Superior Proposal” means any proposal or offer made by a third party (whether or not affiliated with the Company) to acquire, directly or indirectly, by merger, consolidation or otherwise, for consideration consisting of cash and/or securities, at least a majority of the shares of the Company Common Stock then outstanding or all or substantially all of the assets of the Company and otherwise on terms and conditions, taken as a whole, which the Company Board (or any committee thereof) concludes in good faith (after consultation with its legal and financial advisors) are more favorable to the Company’s stockholders than the Merger.

(c) Prior to the adoption of this Agreement by the holders of Company Common Stock, the Company Board (or any committee thereof) may, if it concludes in good faith (after consultation with its legal advisors) that failure to do so would be inconsistent with its fiduciary duties under applicable law, withdraw its recommendation of the Merger, but only at a time that is after the third business day following Parent’s receipt of written notice from the Company advising Parent of its intention to do so. Notwithstanding the foregoing, unless and until this Agreement shall have been terminated in accordance with its terms, the Company shall comply with its obligations set forth in Section 5.1 and Section 5.2 whether or not the Company Board (or any committee thereof) withdraws, modifies or changes its recommendation regarding this Agreement or recommends any other offer or proposal.

(d) Nothing in this Agreement shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company’s stockholders if the Company Board (or any committee thereof) (after consultation with its legal advisors) concludes that its failure to do so would be inconsistent with its fiduciary duties to the Company’s stockholders under applicable law; provided, however, that neither the Company nor the Company Board (nor any committee thereof) shall approve or recommend, or propose publicly to approve or recommend, a Company Acquisition Proposal unless the Company has terminated or terminates this Agreement pursuant to Section 7.1(h).

(e) Until the Nonsolicitation Commencement Date, the Company, and its officers, directors, employees, agents or representatives shall be permitted to, and shall have the right to, directly or indirectly (acting under the direction of the Company Board or any committee thereof) (i) solicit, initiate or encourage any inquiry with respect to, or the making, submission or announcement of, any Company Acquisition Proposal, and (ii) participate in discussions or negotiations regarding, and furnish to any party (which party the Company Board (or any committee thereof) determines in good faith may submit a Superior Acquisition Proposal) information with respect to, and take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may lead to, a Company Acquisition Proposal; provided, however, that the Company shall not, and shall not authorize or permit any of its officers, directors, employees, agents or representatives to, provide to any third party any material non-public information unless the Company receives from such third party an executed confidentiality agreement in form and substance not materially more favorable to such Person than the terms of the Confidentiality Agreement are to Parent and the Company Board (or any committee thereof) notifies Parent promptly of any such inquiry, proposal or offer received by the Company or any of its officers, directors, employees, advisors and agents indicating, in connection with such notice, the material terms and conditions of the Company Acquisition Proposal and the identity of the Person making such Company Acquisition Proposal. The Company agrees that it shall keep Parent reasonably informed of the status of such discussions and will notify Parent promptly of any determination by the Company Board (or any committee thereof) that a Company Superior Proposal (as hereinafter defined) has been made.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.1.  Proxy Statement.  As promptly as practicable after the date of this Agreement, the Company shall prepare and file with the SEC the Proxy Statement in connection with the Merger and use its commercially reasonable efforts to cause the Proxy Statement to be cleared by the SEC as promptly as practicable. Parent and Merger Sub will cooperate with the Company in connection with the preparation of the Proxy Statement including, but not limited to, furnishing to the Company any and all information regarding Parent, Merger Sub and their respective affiliates as may be required to be disclosed therein. Subject to Section 4.2(c), the Proxy Statement shall contain the recommendation of the Company Board that the Company’s stockholders approve this Agreement and the transactions contemplated hereby. As promptly as practicable after clearance by the SEC of the Proxy Statement, the Company will cause the Proxy Statement to be mailed to its stockholders.

Section 5.2.  Meeting of Stockholders of the Company.  The Company shall promptly take all action necessary in accordance with applicable law, the Certificate of Incorporation and the By-Laws of the Company to convene the Company Stockholders’ Meeting as soon as reasonably practicable after the date hereof. The Company covenants that the stockholder vote or consent required for approval of the Merger will be no greater than that required by the DGCL. The Company shall use commercially reasonable efforts to solicit from stockholders of the Company proxies in favor of the Merger until such time, if any, as the Company Board (or any committee thereof) shall withdraw or change its recommendation with respect to the Merger pursuant to the terms of this Agreement.

Section 5.3.  Additional Agreements.  The Company, Merger Sub and Parent will each comply in all material respects with all applicable laws and with all applicable rules and regulations of any Governmental Entity in connection with its execution, delivery and performance of this Agreement and the transactions contemplated hereby.

Section 5.4.  Notification of Certain Matters.  The Company shall give prompt notice to Parent and Merger Sub and Parent and Merger Sub shall give prompt notice to the Company, in each case in accordance with Section 8.2, of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate or any failure of the Company, Parent or Merger Sub, as the case may be, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, such that, (A) in the case of the Company, the conditions set forth in Section 6.3(a) or Section 6.3(b) would not reasonably be expected to be satisfied or (B) in the case of Parent or Merger Sub, the conditions set forth in Section 6.2(a) or Section 6.2(b) would not reasonably be expected to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.4 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice. In addition, upon the request of Parent, the Company shall, as soon as practicable after receiving such request, give written notice to Parent setting forth all resignations by, or terminations of, any “Colleague” employed by the Company, including any executive officer or other senior employee of the Company, to the extent occurring during the period since the last such request was received from Parent and indicating such employee’s position and location of employment.

Section 5.5.  Access to Information.

(a) From the date hereof to the Effective Time, the Company shall and shall cause its directors, officers, employees, auditors and agents to, afford the directors, officers, employees, environmental and other consultants, attorneys, accountants financial advisors, representatives and agents of Parent and Merger Sub and any anticipated sources of financing (the “Financing Sources”), reasonable access at reasonable times to its directors, officers, employees, representatives, agents, properties, offices and other facilities and to all reasonably required information systems, contracts, books and records (including Tax Returns, audit work papers and insurance policies), and shall make available or furnish to Parent and Merger Sub and the Financing Sources all financial, operating and other data and information Parent and Merger Sub and the Financing Sources through their directors, officers, employees, consultants or agents, may reasonably request. No information received pursuant to this Section 5.5 shall affect or be deemed to modify or update any of the representations and warranties of the Company contained in this Agreement.

(b) The Company shall use their respective commercially reasonable efforts to cooperate with Parent regarding the planning and implementation of Parent’s integration and rationalization program to be implemented commencing at Closing.

(c) Each of Parent and Merger Sub agrees that it shall, and shall direct its affiliates and each of their respective officers, directors, employees, financial advisors, consultants and agents (the “Merger Sub Representatives”), to hold in strict confidence all data and information obtained by them from the Company in accordance with the Confidentiality Agreement, which shall survive the execution an delivery of this Agreement and any termination hereof.

(d) The Company agrees to use commercially reasonable efforts to provide, and will cause its officers, employees and advisors to use commercially reasonable efforts to provide, all cooperation reasonably necessary in connection with Parent and Merger Sub’s arrangement of financing to be consummated contemporaneously with the Effective Time, including participation in meetings and due diligence sessions and the provision of Company-specific information necessary for the preparation of definitive financing documentation, information memoranda and similar documents. Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company in connection with such cooperation.

Section 5.6.  Public Announcements.  Parent, Merger Sub and the Company shall not issue any press release or otherwise make any public statements or announcements with respect to the Merger and the other transactions contemplated hereby without the prior written consent of the other party (which consent shall not be unreasonably conditioned, withheld or delayed); provided, however, that each party may make such statements as may be required by applicable law or applicable stock exchange rules, in which case, the party desiring to make a public statement or disclosure shall consult with the other parties and permit them opportunity to review and comment on the proposed disclosure to the extent practicable under the circumstances. For the avoidance of doubt, each of the parties hereby acknowledges and agrees that customary communications by Parent and Merger Sub with Employees of the Company for purposes of transition planning, retention and similar purposes shall not be considered public statements or announcements within the meaning of this Section 5.6 and shall not require the prior written consent of the Company.

Section 5.7.  Approval and Consents; Cooperation.  Each of the Company, Parent and Merger Sub shall cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including (a) preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings, Tax ruling requests and other documents and to obtain as promptly as practicable all consents, waivers, licenses, orders, registrations, approvals, Permits, Tax rulings and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement (including, but not limited to, those approvals, consents, orders, registrations, declarations and filings set forth in Section 3.5(b) and 3.14 of the Company Disclosure Letter (collectively, the “Required Approvals”), (b) taking all commercially reasonable steps as may be necessary to obtain all such Required Approvals (provided that in no event shall the Company be required to pay or commit to pay any material fee, material penalties or other material consideration to any landlord or other third party to obtain any consent, approval or waiver required for the consummation of the Merger), and (c) obtaining estoppel certificates with respect to each Leased Real Property. Without limiting the generality of the foregoing, each of the Company, Parent and Merger Sub agree to make all necessary filings in connection with the Required Approvals as promptly as practicable after the date of this Agreement, and to use its commercially reasonable efforts to furnish or cause to be furnished, as promptly as practicable, all information and documents requested with respect to such Required Approvals, and shall otherwise cooperate with any applicable Governmental Entity or third party in order to obtain any Required Approvals in as expeditious a manner as possible. Each of the Company, Parent and Merger Sub shall use its reasonable best efforts to resolve such objections, if any, as any Governmental Entity may threaten or assert with respect to this Agreement and the transactions contemplated hereby in connection with the Required Approvals. Notwithstanding the foregoing or anything contained in this Agreement to the contrary, in no event shall Parent be required to, or the Company be permitted to, agree to any divestiture of any businesses, assets or product lines of the Company or Parent or any of its Subsidiaries in order to enable any approval under any Regulatory Laws that is necessary to consummate the Merger or any other transaction contemplated by this Agreement, without the prior written consent of Parent, which consent shall not be unreasonably conditioned, withheld or delayed. The Company, Parent and Merger Sub each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, if any, affiliates, directors, officers and stockholders and such other matters as may reasonably be necessary or advisable in connection with the Proxy Statement or any other statement, filing, Tax ruling request, notice or application made by or on behalf of the Company, Parent or any of its Subsidiaries to any third party and/or Governmental Entity in connection with the Merger or the other transactions contemplated by this Agreement.

Section 5.8.  Further Assurances.  In case at any time after the Effective Time any further action is reasonably necessary to carry out the purposes of this Agreement or the transactions contemplated by this Agreement, the proper officers of the Company, Parent and the Surviving Corporation shall take any such reasonably necessary action.

Section 5.9.  Director and Officer Indemnification and Insurance.

(a) The Company shall and, following the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify and hold harmless, each current and former director and officer of the Company including, without limitation, officers and directors serving as such on the date hereof, and employees and agents (but as to employees and agents, only to the extent required by applicable law or the Certificate of Incorporation of the Company) (collectively, the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to any acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted by the DGCL (or any other applicable law) or provided under the Company’s Certificate of Incorporation and By-Laws in effect on the date hereof, and in the event of any such claim, action, suit, proceeding or investigation, (i) Parent shall, or shall cause the Surviving Corporation to, pay the reasonable fees and expenses of counsel selected by the Surviving Corporation, and reasonably satisfactory to the Indemnified Parties, promptly as statements therefor are received and (ii) Parent shall, or shall cause the Surviving Corporation to, cooperate in the defense of any such matter; provided, however, that none of Parent, the Company or the Surviving Corporation shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld, delayed or conditioned); and further, provided, that neither Parent nor the Surviving Corporation shall be obliged pursuant to this Section 5.9 to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any single action (provided that any Indemnified Party will be entitled to employ its, his or her own separate counsel, at the expense of Parent and Surviving Corporation, if the Indemnified Party is advised by counsel that a conflict of interest exists which makes representation of all Indemnified Parties by a single counsel not advisable; and further, provided, that neither Parent nor the Surviving Corporation shall be required to indemnify any Indemnified Party to the extent such indemnification is impermissible under applicable law.

(b) Prior to the Effective Time, the Company shall obtain a noncancellable six-year “Extended Reporting Period/Discovery Period” officers’ and directors’ liability insurance policy (the “Tail Policy”) on terms and conditions no less advantageous to the Indemnified Parties, or any other Person entitled to the benefit of Section 5.9(a) and Section 5.9(b) of this Agreement, as applicable, than the existing directors’ and officers’ liability (and fiduciary) insurance maintained by the Company, covering, without limitation, the transactions contemplated hereby. Parent shall cause the Surviving Corporation after the Effective Time to maintain such policy in full force and effect, for its full term, and to continue to honor its respective obligations thereunder. In addition to the foregoing and not in lieu thereof, the Surviving Corporation shall continue in effect the indemnification provisions currently provided by the Certificate of Incorporation and By-Laws of the Company for a period of not less than six years following the Effective Time. This Section 5.9 shall survive the consummation of the Merger. Notwithstanding Section 8.7, this Section 5.9 is intended to be for the benefit of and to grant third-party rights to Indemnified Parties whether or not parties to this Agreement, and each of the Indemnified Parties shall be entitled to enforce the covenants contained herein. The rights set forth in this Section 5.9 are in addition to, and not in substitution for, any other rights to indemnification or contribution that any Indemnified Parties, and their respective heirs and personal representatives, may have by contract or otherwise.

Section 5.10.  Continuation of Employee Benefits.  From and after the Effective Time, Parent shall cause the Surviving Corporation to honor in accordance with their terms all existing employment, severance, consulting and salary continuation agreements between the Company and any current or former officer, director, Employee or consultant of the Company or group of such officers, directors, Employees or consultants described on Section 5.10 of the Company Disclosure Letter. Following the Effective Time, to the extent permitted by law and applicable tax qualification requirements, and subject to any generally applicable break in service or similar rule, and the approval of any insurance carrier, third-party provider or the like with commercially reasonable efforts of Parent, each Person party to any such agreement shall receive service credit for purposes of eligibility to participate and vesting (but not for benefit accrual purposes) for employment, compensation, and employee benefit plan purposes with the Company prior to the Effective Time. Notwithstanding any of the foregoing to the contrary, none of the provisions contained herein shall operate to duplicate any benefit provided to any such assumed employee. Nothing in this Section 5.10 or this Agreement shall alter the at-will nature of the employment of each Employee of the Company, or shall otherwise obligate Parent or the Surviving Corporation to employ or otherwise retain any Employee for a certain length of time. Nothing in this Section 5.10 or this Agreement creates, or is intended to create, any employment agreement or contract, whether express or implied.

Section 5.11.  Takeover Statutes.  If any Takeover Statute enacted under state or federal law shall become applicable to the Merger or any of the other transactions contemplated hereby, each of the Company, Parent and Merger Sub and the board of directors of each of the Company, Parent and Merger Sub shall grant such approvals and take such actions as are reasonably necessary so that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise use commercially reasonable efforts to eliminate or minimize the effects of such statute or regulation on the Merger and the other transactions contemplated hereby.

Section 5.12.  Disposition of Litigation.  In connection with any litigation which may be brought against the Company or its directors or officers relating to the transactions contemplated hereby, the Company shall keep Parent and Merger Sub, and any counsel which Parent and Merger Sub may retain at their own expense, informed of the status of such litigation and will provide Parent’s and Merger Sub’s counsel the right to participate in the defense of such litigation to the extent Parent and Merger Sub are not otherwise a party thereto, and the Company shall not enter into any settlement or compromise of any such litigation without Parent’s and Merger Sub’s prior written consent, which consent shall not be unreasonably withheld or delayed.

Section 5.13.  Delisting.  Each of the parties agrees to cooperate with each other in taking, or causing to be taken, all actions necessary to delist the Company Common Stock from the American Stock Exchange and to terminate registration under the Exchange Act; provided that such delisting and termination shall not be effective until after the Effective Time of the Merger.

ARTICLE VI

CONDITIONS OF MERGER

Section 6.1.  Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of each party to effect the Merger shall be subject to the following conditions:

(a) Stockholder Approval.  The Merger and this Agreement shall have received the Company Stockholder Approval.

(b) No Challenge.  No statute, rule, regulation, judgment, writ, decree, order or injunction shall have been promulgated, enacted, entered or enforced, and no other action shall have been taken, by any Governmental Entity that in any of the foregoing cases has the effect of making illegal or directly or indirectly restraining or prohibiting the consummation of the Merger.

Section 6.2.  Additional Conditions to Obligation of the Company to Effect the Merger.  The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the additional following conditions, unless waived by the Company:

(a) Performance of Obligations of Parent and Merger Sub.  Parent and Merger Sub shall have performed in all material respects their agreements contained in this Agreement required to be performed on or prior to the Effective Time and the Company shall have received a certificate of an executive officer of Merger Sub and Parent to that effect.

(b) Representations and Warranties of Parent and Merger Sub.  The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct (without giving effect to any “materiality” qualifiers set forth therein) as of the date of this Agreement and at and as of the Effective Time with the same force and effect as if made at and as of the Effective Time (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and correct as of such date or with respect to such period), except where the failure of such representations and warranties to be true and correct (without giving effect to any “materiality” qualifiers set forth therein) would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Parent and Merger Sub to consummate the transactions contemplated hereby. The Company shall have received a certificate of an executive officer of Merger Sub and Parent as to the satisfaction of this Section 6.2(b).

Section 6.3.  Additional Conditions to Obligations of Parent and Merger Sub to Effect the Merger.  The obligations of Parent and Merger Sub to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions, unless waived by Parent and Merger Sub:

(a) Performance of Obligations of the Company.  The Company shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Effective Time, and Parent and Merger Sub shall have received a certificate of the President or Chief Executive Officer of the Company to that effect.

(b) Representations and Warranties of the Company.  The representations and warranties of the Company contained in Section 3.2 (Capitalization) shall be true and correct (other than immaterial inaccuracies and except for changes specifically permitted by this Agreement) as of the date of this Agreement and at and as of the Effective Time with the same force and effect as if made at and as of the

Effective Time (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and correct (other than immaterial inaccuracies and except for changes specifically permitted by this Agreement) as of such date or with respect to such period). The representations and warranties of the Company contained in this Agreement (other than those contained in Section 3.2 (Capitalization) of this Agreement) shall be true and correct (without giving effect to any “materiality” or “Material Adverse Effect” qualifiers set forth therein) as of the date of this Agreement and at and as of the Effective Time with the same force and effect as if made at and as of the Effective Time (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and correct as of such date or with respect to such period), except for changes specifically permitted by this Agreement and where the failure of such representations and warranties to be true and correct (without giving effect to any “materiality” or “Material Adverse Effect” qualifiers set forth therein) does not constitute a Material Adverse Effect. Parent and Merger Sub shall have received a certificate of the President or Chief Executive Officer of the Company as to the satisfaction of this Section 6.3(b).

(c) Consents.  The Company shall have obtained and provided to Parent and Merger Sub copies of evidence with respect to the consents of Governmental Entities and third parties listed on Section 3.5(b) of the Company Disclosure Letter, the terms of which consents shall be reasonably satisfactory to Parent and Merger Sub.

(d) Suits, Actions and Proceedings.  There shall not exist any pending action, suit, investigation or proceeding brought by any Governmental Entity that could reasonably be expected to enjoin, restrain or prohibit (or that enjoins, restrains or prohibits) the Merger or the other transactions contemplated hereby, or that has had or would reasonably be expected to have a Material Adverse Effect.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1.  Termination.  Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and the transactions contemplated hereby may be abandoned prior to the Effective Time, whether before or after the Company Stockholder Approval:

(a) by mutual written consent of the Boards of Directors of Parent, Merger Sub and the Company; or

(b) by any party hereto, if the Effective Time shall not have occurred on or before the nine month anniversary of the date of this Agreement (the ‘‘Termination Date”), provided that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any party whose failure to perform any of its obligations under this Agreement required to be performed by it at or prior to such date has been the principal cause of, or resulted in the failure of the Merger to have become effective on or before such date; or

(c) by any party hereto, if (i) a statute, rule, regulation or executive order shall have been enacted, entered or promulgated prohibiting the consummation of the Merger or (ii) an order, decree, ruling or injunction shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such order, decree, ruling or injunction shall have become final and non-appealable; or

(d) by the Company, if either Parent or Merger Sub shall have breached or failed to perform in any material respect any of its respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.1 or 6.2 and (ii) cannot be cured by the Termination Date, provided that the Company shall have given Parent and Merger Sub written notice, delivered at least thirty (30) days prior to such termination, stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(d) and the basis for such termination; or

(e) by Parent and Merger Sub, if the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.1 or 6.3 and (ii) cannot be cured by the Termination Date, provided that Parent and Merger Sub shall have given the Company written notice, delivered at least thirty (30) days prior to such termination, stating Parent and Merger Sub’s intention to terminate the Agreement pursuant to this Section 7.1(e) and the basis for such termination; or

(f) by Parent and Merger Sub or the Company, if, at the Company Stockholders’ Meeting (including any adjournment, continuation or postponement thereof), the Company Stockholder Approval shall not be obtained; except that the right to terminate this Agreement under this Section 7.1(f) shall not be available to the Company where the failure to obtain the Company Stockholder Approval shall have been caused by the action or failure to act of the Company and such action or failure to act constitutes a material breach by the Company of this Agreement; or

(g) by Parent and Merger Sub, if (i) the Company Board (or any committee thereof), shall have withdrawn or modified its approval or recommendation of the Merger or this Agreement, approved or recommended to the Company’s stockholders a Company Acquisition Proposal or resolved to do any of the foregoing, or (ii) the Company fails to call and hold the Company Stockholders’ Meeting within ninety (90) days after the Proxy Statement is cleared by the SEC (unless such failure is due primarily to events or circumstances outside of the Company’s direct control); or

(h) by the Company, if the Company Board (or any committee thereof) concludes in good faith (after consultation with its legal and financial advisors) that a Company Acquisition Proposal constitutes a Company Superior Proposal; provided, however, that before the Company may terminate this Agreement pursuant to this Section 7.1(h), (i) the Company shall provide written notice to Parent of such determination by the Company Board (or any committee thereof), which notice shall set forth the material terms and conditions of the Company Acquisition Proposal and the identity of the Person making the Company Acquisition Proposal, (ii) at the end of the three business day period following the delivery of such written notice the Company Board (or any committee thereof) continues to determine in good faith that the Company Acquisition Proposal constitutes a Company Superior Proposal, (iii) simultaneously with such termination the Company enters into a definitive acquisition, merger or similar agreement to effect the Company Superior Proposal and (iv) the Company pays to Parent the amount specified in Section 7.3 within the time period contemplated thereby.

Section 7.2.  Effect of Termination.  In the event of termination of this Agreement pursuant to Section 7.1, this Agreement shall terminate (except for the provisions of Section 7.3, and Sections 8.2 through 8.15), without any liability on the part of any party or its directors, officers or stockholders except to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement, in which case such breaching party shall be fully liable for any and all liabilities, damages and expenses incurred or suffered by the other party (including reasonable attorneys’ fees) as a result of such breach. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

Section 7.3.  Termination Fee Payable in Certain Circumstances.  In the event that (i) the Company terminates this Agreement pursuant to Section 7.1(h), (ii) Parent and Merger Sub terminate this Agreement pursuant to Section 7.1(g) or (iii) (A) any Person shall have publicly made a Company Acquisition Proposal after the date hereof and thereafter this Agreement is terminated, prior to the withdrawal of such Company Acquisition Proposal, by any party pursuant to Section 7.1 (b) or (f), and (B) within twelve (12) months after the termination of this Agreement, any Company Acquisition shall have been consummated or any definitive agreement with respect to a Company Acquisition shall have been entered into (and such Company Acquisition shall subsequently be consummated), then the Company shall pay Parent a fee, in immediately available funds, in the amount of $1,000,000, within two business days after such termination in the case of a termination described in clause (i) or (ii) above, or upon the occurrence of the Company Acquisition, in the event of a termination described in clause (iii) above, and, in each case, the Company shall be fully released and discharged from any other liability or obligation resulting from or under this Agreement, except with respect to any fraud or intentional and material breach of this Agreement.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1.  Non-Survival of Representations, Warranties and Agreements.  The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or the termination of this Agreement pursuant to Section 7.1, as the case may be, except that the agreements set forth in Article I and Section 5.8 and Section 5.9 shall survive the Effective Time indefinitely and those set forth in Sections 5.5(c), 7.3 and 8.3 shall survive termination indefinitely.

Section 8.2.  Notices.  All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (i) as of the date delivered or sent by facsimile or email if delivered personally or on the date of confirmation of receipt of transmission if sent by facsimile and (ii) on the fifth business day after deposit in the U.S. mail, if mailed by registered or certified mail (postage prepaid, return receipt requested), in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

(a) if to Parent or Merger Sub, to:

Koosharem Corporation
3820 State Street
Santa Barbara, California 93105
Attention: D. Stephen Sorenson
Telephone: (805) 882-2202 (not official notice)
Facsimile: (805) 898-7111
Email: steve@selectremedy.com (not official notice)

With a copy, which shall not serve as a notice, to:

Skadden, Arps, Slate, Meagher & Flom LLP
One Rodney Square
P.O. Box 636
Wilmington, Delaware 19899-0636
Attention: Robert B. Pincus, Esq.
Telephone: (302) 651-3090
Facsimile: (302) 651-3001
Email: bpincus@skadden.com

(b) if to the Company, to:

Ablest Inc.
1511 N. Westshore Blvd.
Suite 900
Tampa, Florida 33607
Attention: Richard W. Roberson
Telephone: (813) 830-7700 (not official notice)
Facsimile: (727) 712-1300; (813) 830-7033
Email: rwroberson21@cs.com (not official notice)

and

Attention: Kurt R. Moore
Telephone: (813) 830-7700 (not official notice)
Facsimile: (813) 830-7031
Email: kmoore@ablest.com (not official notice)

With a copy, which shall not serve as a notice, to:

Foley & Lardner LLP
321 North Clark Street, 28th Floor
Chicago, Illinois 60610
Attention: Todd B. Pfister, Esq.
Telephone: (312) 832-4579
Facsimile: (312) 832-4700
Email: tpfister@foley.com

Section 8.3.  Expenses.  Except as expressly set forth in Section 7.2, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

Section 8.4.  Definitions.  For purposes of this Agreement, the term:

“affiliate” shall have the meaning set forth in Section 1.7(e)(i).

“Affiliate Transaction” shall have the meaning set forth in Section 3.19(a).

“Agreement” shall have the meaning set forth in the Preamble hereto.

“Book-Entry Shares” shall have the meaning set forth in Section 1.7(b).

“Certificate of Merger” shall have the meaning set forth in Section 1.2.

“Certificates” shall have the meaning set forth in Section 1.7(b).

“Cleanup” shall mean all actions required to: (i) clean up, remove, treat or remediate Hazardous Materials in the indoor or outdoor environment; (ii) prevent the Release of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations and post-remedial monitoring and care; or (iv) respond to any government requests for information or documents in any way relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Materials in the indoor or outdoor environment.

“Closing” shall have the meaning set forth in Section 1.9.

“Closing Date” shall have the meaning set forth in Section 1.9.

“Code” shall have the meaning set forth in Section 1.7(g).

“Company” shall have the meaning set forth in the Preamble hereto.

“Company 2006 Form 10-K” shall have the meaning set forth in Section 3.6(c).

“Company Acquisition” means, in each case other than the Merger or as otherwise specifically contemplated by this Agreement, (i) any merger, consolidation, share exchange, business combination, recapitalization or other similar transaction or series of related transactions involving the Company in which the holders of the voting stock of the Company immediately prior to such transaction do not own 50% or more of the voting stock of the continuing or surviving entity or the parent company of such entity, immediately after such transaction; (ii) any direct or indirect purchase or sale, lease, exchange, transfer or other disposition of the assets of the Company constituting a majority of the total assets of the Company or accounting for a majority of the total revenues of the Company in any one transaction or in a series of transactions; (iii) any direct or indirect purchase or sale of or tender offer, exchange offer or any similar transaction or series of related transactions engaged in by any Person involving more than 50% of the outstanding shares of Company Common Stock; or (iv) any other substantially similar transaction or series of related transactions that would reasonably be expected to prevent or materially impair or delay the consummation of the transactions contemplated by this Agreement; provided, however, that all references to “50%” or “a majority” as used in this definition of the term “Company Acquisition” shall be deemed to mean 25% in the context of applying the non-solicitation covenants set forth in Section 4.2 and with respect to Section 7.3(iii), solely for the purposes of determining whether a Company Acquisition Proposal has been made, but not whether any fee may be payable thereunder.

“Company Acquisition Proposal” means any proposal regarding a Company Acquisition.

“Company Board” shall have the meaning set forth in the Recitals hereto.

‘‘Company Common Stock” shall have the meaning set forth in Section 1.6.

‘‘Company Disclosure Letter” shall have the meaning set forth in Article III.

‘‘Company Material Contracts” shall have the meaning set forth in Section 3.16(a).

‘‘Company Preferred Stock” shall have the meaning set forth in Section 3.2.

‘‘Company SEC Reports” shall have the meaning set forth in Section 3.6(a).

‘‘Company Stockholder Approval” shall have the meaning set forth in Section 3.24.

‘‘Company Stockholders’ Meeting” shall have the meaning set forth in Section 2.6.

‘‘Company Superior Proposal” shall have the meaning set forth in Section 4.2(b).

‘‘Confidentiality Agreement” shall mean the Confidentiality Agreement, dated January 19, 2006, by and between the Company and Parent.

‘‘control”, “controlled by” or “under common control with” shall have the meaning set forth in Section 1.7(e)(ii).

‘‘Copyrights” shall have the meaning set forth in Section 3.15(e).

‘‘Credit Agreement” shall mean the Modification Agreement dated August 12, 2005, and the $7,500,000 Committed Revolving Credit Facility dated as of August 13, 2003, by and between the Company and Manufacturers and Traders Trust Company.

‘‘DGCL” shall have the meaning set forth in the Recitals.

‘‘Dissenting Shares” shall have the meaning set forth in Section 1.6(d).

‘‘Effect” hall have the meaning set forth in Section 3.1.

‘‘Effective Time” shall have the meaning set forth in Section 1.2.

‘‘Employee Plans” shall have the meaning set forth in Section 3.9.

‘‘Employees” shall include all individuals employed by the Company, including but not limited to all temporary employees who have contracted with the Company.

‘‘Environmental Claim” shall mean any claim, action, cause of action, investigation or written notice by any Person alleging potential liability (including, without limitation, potential liability for investigatory costs, Cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (i) the presence, or Release, of any Hazardous Materials at any location, whether or not owned or operated by the Company, or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

‘‘Environmental Laws” shall mean all federal, state, local and foreign laws and regulations relating to pollution or protection of the environment, including without limitation, laws relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, disposal, transport or handling of Hazardous Materials and all laws and regulations with regard to record keeping, notification, disclosure and reporting requirements respecting Hazardous Materials.

‘‘ERISA” shall have the meaning set forth in Section 3.9.

‘‘ERISA Affiliate” shall have the meaning set forth in Section 3.9.

‘‘Exchange Act” shall have the meaning set forth in Section 2.3(b).

‘‘Exchange Agent” shall have the meaning set forth in Section 1.7(a).

‘‘Exchange Fund” shall have the meaning set forth in Section 1.7(a).

‘‘Financing Sources” shall have the meaning set forth in Section 5.5(a).

‘‘GAAP” shall mean United States generally accepted principles and practices as in effect from time to time and applied consistently throughout the periods involved.

‘‘Governmental Entity” shall have the meaning set forth in Section 2.6.

‘‘Hazardous Materials” shall mean all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, or defined as such by, or regulated as such under, any Environmental Law.

‘‘Indemnified Parties” shall have the meaning set forth in Section 5.9(a).

‘‘Insurance Policies” shall have the meaning set forth in Section 3.17.

‘‘Intellectual Property Rights” shall have the meaning set forth in Section 3.15(e).

‘‘knowledge” when used with respect to the Company, shall mean the actual knowledge of the following executive officers of the Company: Charles H. Heist III, Kurt R. Moore, John Horan and Nolan Gardner.

‘‘Leased Real Property” shall mean the leasehold or subleasehold interests and any other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interests in real property held by the Company under the Real Property Leases.

‘‘Lien” shall have the meaning set forth in Section 2.3(a).

‘‘Material Adverse Effect” shall have the meaning set forth in Section 3.1.

‘‘Merger” shall have the meaning set forth in the Recitals hereto.

‘‘Merger Consideration” shall have the meaning set forth in Section 1.6(a).

‘‘Merger Sub” shall have the meaning set forth in the Preamble hereto.

‘‘Merger Sub Common Stock” shall have the meaning set forth in Section 1.6.

‘‘Merger Sub Representatives” shall have the meaning set forth in Section 5.5(b).

‘‘Non-Employee Director Plan” shall have the meaning set forth in Section 3.2.

‘‘Non-Solicitation Agreement” shall have the meaning set forth in Section 3.18(k).

‘‘Nonsolicitation Commencement Date” means the sixteenth (16) calendar day following the date of this Agreement.

‘‘Option Plans” shall have the meaning set forth in Section 1.8(a).

‘‘Options” shall have the meaning set forth in Section 1.8(a).

‘‘Parent” shall have the meaning set forth in the Preamble hereto.

‘‘Parent Disclosure Letter” shall have the meaning set forth in Article II.

‘‘Patents” shall have the meaning set forth in Section 3.15(e).

“Permits” shall have the meaning set forth in Section 3.11.

“Permitted Liens” shall mean: (i) liens for current Taxes that are not yet due or delinquent or are being contested in good faith by appropriate proceedings and for which adequate reserves have been taken on the financial statements contained in the Company SEC Reports; (ii) statutory liens or landlords’, carriers’, warehousemen’s, mechanics’, suppliers’, materialmen’s, repairmen’s liens or other like Liens arising in the ordinary course of business with respect to amounts not yet overdue or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been taken on the financial statements contained in the Company SEC Reports; (iii) with respect to the Real Property, minor title defects or irregularities that do not, individually or in the aggregate, materially impair the value or use of such property, the consummation of this Agreement or the operations of the Company; (iv) as to any Leased Real Property, any Lien affecting solely the interest of the landlord thereunder and not the interest of the tenant thereunder, which does not materially impair the value or use of such Leased Real Property; and (v) Liens securing indebtedness of the Company under the Credit Agreement, which will be retired in connection with the transactions contemplated hereby.

“Person” shall mean any individual, partnership, association, joint venture, corporation, business, trust, joint stock company, limited liability company, special purpose vehicle, any unincorporated organization, any other entity, a ““group” of such persons, as that term is defined in Rule 13d-5(b) under the Exchange Act, or a Governmental Entity.

“Proxy Statement” shall have the meaning set forth in Section 2.6.

“Real Property” shall mean the Leased Real Property.

“Real Property Leases” shall mean the real property leases, subleases, licenses or other agreements, including all amendments, extensions, renewals, guaranties or other agreements with respect thereto, pursuant to which the Company is a party.

“Regulatory Laws” shall have the meaning set forth in Section 2.3(b).

“Release” shall mean any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

“Required Approvals” shall have the meaning set forth in Section 5.7.

“Restricted Stock” shall have the meaning set forth in Section 1.8(c).

“Sarbanes-Oxley” shall have the meaning set forth in Section 3.6(d).

“SEC” shall mean the United States Securities and Exchange Commission or any other Governmental Entity administering the Securities Act and the Exchange Act.

“Software” shall have the meaning set forth in Section 3.15(e).

“Solvent” shall have the meaning set forth in Section 2.8.

“Stock Incentive Plan” shall have the meaning set forth in Section 3.2.

“Subsidiary” means, with respect to any Person, (a) any corporation with respect to which such Person, directly or indirectly, through one or more Subsidiaries, (i) owns more than 50% of the outstanding shares of capital stock having generally the right to vote in the election of directors or (ii) has the power, under ordinary circumstances, to elect, or to direct the election of, a majority of the board of directors of such corporation,

(b) any partnership with respect to which (i) such Person or a Subsidiary of such Person is a general partner, (ii) such Person and its Subsidiaries together own more than 50% of the interests therein or (iii) such Person and its Subsidiaries have the right to appoint or elect or direct the appointment or election of a majority of the directors or other Person or body responsible for the governance or management thereof, (c) any limited liability company with respect to which (i) such Person or a Subsidiary of such Person is the sole manager or managing member, (ii) such Person and its Subsidiaries together own more than 50% of the interests therein or (iii) such Person and its Subsidiaries have the right to appoint or elect or direct the appointment or election of a majority of the managers or other Person or body responsible for the governance or management thereof or (d) any other entity in which such Person has, and/or one or more of its Subsidiaries have, directly or indirectly, (i) more than a 50% ownership interest or (ii) the power to appoint or elect or direct the appointment or election of a majority of the directors or other Person or body responsible for the governance or management thereof.

“Surviving Corporation” shall have the meaning set forth in Section 1.1.

“Tail Policy” shall have the meaning set forth in Section 5.9(b).

“Takeover Statute” shall have the meaning set forth in Section 3.23.

“Tax Return” shall mean any return, report, information return or other document (including any related or supporting information and, where applicable, profit and loss accounts and balance sheets) with respect to Taxes.

“Taxes” shall mean (i) all taxes, charges, fees, levies or other assessments imposed by any United States Federal, state, or local taxing authority or by any non-U.S. taxing authority, including but not limited to, income, gross receipts, excise, property, sales, use, transfer, payroll, license, ad valorem, value added, withholding, social security, national insurance (or other similar contributions or payments) franchise, estimated, severance, stamp, and other taxes; (ii) all interest, fines, penalties or additions attributable to or in respect of any items described in clause (i); and (iii) any transferee liability in respect of any items described in clauses (i) or (ii) payable by reason of contract, assumption, transferee liability, operation of Law, Treasury Regulation 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under Law) or otherwise.

“Termination Date” has the meaning set forth in Section 7.1(b).

“Trademarks” shall have the meaning set forth in Section 3.15(e).

“Treasury Regulations” means the regulations, including temporary regulations, promulgated under the Code, as the same may be amended hereafter from time to time (including corresponding provisions of succeeding regulations).

“Voting Agreement” shall have the meaning set forth in the Recitals hereto.

“Voting Group” shall have the meaning set forth in the Recitals hereto.

“WARN Act” shall have the meaning set forth in Section 3.18.

Section 8.5.  Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.6.  Severability.   If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the maximum extent possible.

Section 8.7.  Entire Agreement; No Third-Party Beneficiaries.  This Agreement, the Voting Agreement, the Disclosure Letters and the Confidentiality Agreement constitute the entire agreement and supersede any and all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein (including Section 5.9 but expressly excluding Section 5.10), this Agreement is not intended to confer upon any other Person any rights or remedies hereunder.

Section 8.8.  Assignment.  This Agreement shall not be assigned by operation of law or otherwise, except that, with the prior written consent of the Company (which consent shall not be unreasonably withheld),Merger Sub may assign all or any of its rights hereunder to any affiliate of Merger Sub provided that no such assignment shall relieve the assigning party of its obligations hereunder.

Section 8.9.  Governing Law; Jurisdiction.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State. Each party hereby agrees that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby, shall be brought only in the United States District Court for the Middle District of Florida, Tampa Division, and consents to be subject to the personal jurisdiction of that court. Each party further agrees that if the United States District Court for the Middle District of Florida lacks subject matter jurisdiction over any such suit, action or proceeding, the suit, action or proceeding then shall be brought only in the Circuit Court of the Thirteenth Judicial Circuit, in and for Hillsborough County, Florida, and consents to be subject to the personal jurisdiction of that court. Each party hereby irrevocably consents to the service of any and all process in any such suit, action or proceeding by the delivery of such process to such party at the address and in the manner provided in Section 8.2. Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of or in connection with this Agreement or the transactions contemplated hereby in either the United States District Court for the Middle District of Florida, Tampa Division, or the Circuit Court of the Thirteenth Judicial Circuit, in and for Hillsborough County, Florida, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum, and agrees not to raise any other objection to venue in any such court.

Section 8.10.  Amendment.  This Agreement may be amended by the parties hereto by action taken by Merger Sub, Parent, and by action taken by or on behalf of the Company Board at any time before the Effective Time; provided, however, that, after approval of the Merger by the stockholders of the Company, no amendment may be made which would reduce the amount or change the type of consideration into which each share of Company Common Stock will be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 8.11.  Waiver.  At any time before the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only as against such party and only if set forth in an instrument in writing signed by such party. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

Section 8.12.  Counterparts.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

Section 8.13.  Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE

COMPLICATED AND DIFFICULT ISSUES AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.13.

Section 8.14.  Interpretation.

(a) The parties acknowledge and agree that they may pursue judicial remedies at law or equity in the event of a dispute with respect to the interpretation or construction of this Agreement. In the event that an alternative dispute resolution procedure is provided for in any other agreement contemplated hereby, and there is a dispute with respect to the construction or interpretation of such agreement, the dispute resolution procedure provided for in such agreement shall be the procedure that shall apply with respect to the resolution of such dispute.

(b) The table of contents is for convenience of reference only, does not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to an Article, Section, Exhibit or Disclosure Letter, such reference shall be to an Article, Section of or Exhibit or Disclosure Letter to this Agreement unless otherwise indicated. For purposes of this Agreement, the words “hereof,” “herein,” “hereby” and other words of similar import refer to this Agreement as a whole unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Whenever the singular is used herein, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate.

(c) No provision of this Agreement will be interpreted in favor of, or against, either party hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

Section 8.15.  Disclosure Generally.  All of the Company Disclosure Letter and Parent Disclosure Letter are incorporated herein and expressly made a part of this Agreement as though completely set forth herein. All references to this Agreement herein or in any section of the Company Disclosure Letter or Parent Disclosure Letter shall be deemed to refer to this entire Agreement, including all sections of the Company Disclosure Letter and Parent Disclosure Letter; provided, however, that information furnished in any particular section of the Company Disclosure Letter or Parent Disclosure Letter shall be deemed to be included in another section of the Company Disclosure Letter or Parent Disclosure Letter, respectively, only to the extent a matter in such section of the Company Disclosure Letter or Parent Disclosure Letter is disclosed in such a way as to make its relevance to the information called for by such other section of this Agreement reasonably apparent on its face.

Section 8.16.  Specific Performance.  Each party hereto acknowledges that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement by such party and that any such breach would cause the other party hereto irreparable harm. Accordingly, each party hereto also agrees that, in the event of any breach or threatened breach of the provisions of this Agreement by such party, the other party hereto shall be entitled to equitable relief without the requirement of posting a bond or other security, including in the form of injunctions and orders for specific performance.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the Company, Merger Sub and Parent has caused this Agreement to be duly executed and delivered by its respective duly authorized officer, all as of the date first above written.

KOOSHAREM CORPORATION

By:	/s/ D. Stephen Sorensen
Name: D. Stephen Sorensen
Title: President and Chief Executive Officer

SELECT ACQUISITION, INC.

By:	/s/ D. Stephen Sorensen
Name: D. Stephen Sorensen

Title:	President, Secretary and Treasurer

ABLEST INC.

By:	/s/ Nolan B. Gardner
Name: Nolan B. Gardner

Title:	Secretary

ANNEX B

VOTING AGREEMENT

VOTING AGREEMENT (this “Agreement”) dated as of April 4, 2007, is by and among KOOSHAREM CORPORATION, a California corporation (“Parent”), SELECT ACQUISITION, INC., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and each Person (as defined in the Merger Agreement (as defined below)) listed on the signature page hereof as a stockholder (each, a “Stockholder,” and collectively, the “Stockholders”). For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), by and among Parent, Merger Sub and Ablest Inc., a Delaware corporation (the “Company”).

RECITALS

A. Each Stockholder “beneficially owns” (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) and is entitled to dispose of (or to direct the disposition of) and to vote (or to direct the voting of) the number of shares of common stock, par value $.05 per share, of the Company (the “Company Common Stock”) set forth opposite such stockholder’s name on Schedule A hereto (such shares of Company Common Stock, together with all other shares of capital stock of the Company acquired and beneficially owned by any Stockholder after the date hereof and during the term of this Agreement, being collectively referred to herein as the “Subject Shares”).

B. Concurrently with the execution and delivery of this Agreement, Parent Merger Sub and the Company have entered into the Merger Agreement providing for the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation in the Merger (the “Merger”), all upon the terms and subject to the conditions set forth therein.

C. As a condition to entering into the Merger Agreement, Parent and Merger Sub have required that the Stockholders enter into this Agreement, and the Stockholders desire to enter into this Agreement to induce Parent and Merger Sub to enter into the Merger Agreement.

D. The Board of Directors of the Company has taken all actions necessary and within its authority such that no restrictive provision of any “fair price,” “moratorium,” “control share acquisition,” “business combination,” “Stockholder protection,” “interested stockholder” or other similar anti-takeover statute or regulation, including, without limitation, Section 203 of the General Corporation Law of the State of Delaware, or any restrictive provision of the Certificate of Incorporation or By-Laws of the Company is, or at the Effective Time will be, applicable to the Company, Parent, Merger Sub, the Company Common Stock, the Merger or any other transaction contemplated by this Agreement or the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Representations and Warranties of Each Stockholder.

Each Stockholder, severally (and not jointly), hereby represents and warrants to Parent as follows:

(a) Due Authorization and Organization.  With respect to each Stockholder that is not a natural person, such Stockholder is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization (as applicable) and with respect to each Stockholder that is a natural person, such Stockholder has the requisite capacity to enter into this Agreement. Such Stockholder has all requisite legal power (corporate or other) and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by such Stockholder and constitutes a valid and binding obligation of such Stockholder enforceable in accordance with its terms subject to (i) bankruptcy, insolvency, moratorium and other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, and (ii) general principles of equity (regardless of whether considered in a proceeding at law or in equity).

(b) No Conflicts.  (i) No filing by such Stockholder with any Governmental Entity (other than an amended Schedule 13D), and no authorization, consent or approval of any other Person is necessary for the execution of this Agreement by such Stockholder or the consummation by such Stockholder of the transactions contemplated hereby and (ii) none of the execution and delivery of this Agreement by such Stockholder, the consummation by such Stockholder of the transactions contemplated hereby or compliance by such Stockholder with any of the provisions hereof shall (A) conflict with or result in any breach of the organizational documents of such Stockholder (if applicable), (B) result in, or give rise to, a violation or breach of or a default under (with or without notice or lapse of time, or both) any of the terms of any material contract, trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease, permit, understanding, agreement or other instrument or obligation to which such Stockholder is a party or by which such Stockholder or any of its Subject Shares may be bound, or (C) violate any order, writ, injunction, decree, judgment, statute, rule or regulation applicable to such Stockholder, except for any of the foregoing as would not reasonably be expected to prevent such Stockholder from performing its obligations under this Agreement.

(c) The Subject Shares.  Schedule A sets forth opposite such Stockholder’s name the number of Subject Shares beneficially owned (as defined in Recital A above) by such Stockholder as of the date hereof. Except as set forth on Schedule A hereto, as of the date hereof, such Stockholder has the sole power to vote (or cause to be voted) such Subject Shares. Except as set forth on such Schedule A, such Stockholder does not own or hold any right to acquire any additional shares of any class of capital stock of the Company or any voting rights with respect to any shares of any class of capital stock of the Company. Such Stockholder has good and valid title to the Subject Shares denoted as being owned by such Stockholder on Schedule A, free and clear of any and all pledges, mortgages, liens, charges, proxies, voting agreements, encumbrances, adverse claims, options, security interests and demands of any nature or kind whatsoever, other than those created by this Agreement, as disclosed on Schedule A, or as would not prevent such Stockholder from performing its obligations under Section 3 of this Agreement.

(d) Reliance By Parent.  Such Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement.

(e) Litigation.  Except as set forth on Schedule A, as of the date hereof, there is no action, proceeding or investigation pending or, to such Stockholder’s knowledge, threatened against such Stockholder that questions the validity of this Agreement or any action taken or to be taken by such Stockholder in connection with this Agreement.

2. Representations and Warranties of Parent and Merger Sub.

Parent and Merger Sub, jointly and severally, hereby represent and warrant to each of the Stockholders as follows:

(a) Due Organization, etc.  Parent and Merger Sub are each duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation. Parent and Merger Sub have all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by Parent and Merger Sub and constitutes a valid and binding obligation of Parent and Merger Sub enforceable in accordance with its terms subject to (i) bankruptcy, insolvency, moratorium and other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, and (ii) general principles of equity (regardless of whether considered in a proceeding at law or in equity).

(b) Conflicts.  (i) No filing by Parent or Merger Sub with any Governmental Entity, and no authorization, consent or approval of any other Person is necessary for the execution of this Agreement by Parent or Merger Sub or the consummation by Parent or Merger Sub of the transactions contemplated hereby and (ii) none of the execution and delivery of this Agreement by Parent or Merger Sub, the consummation by Parent or Merger Sub of the transactions contemplated hereby or compliance by Parent or Merger Sub with any of the provisions hereof shall (A) conflict with or result in any breach of the respective Certificate of Incorporation or By-Laws of Parent or Merger Sub, (B) result in, or give rise to, a violation or breach of or a default under (with or without notice or lapse of time, or both) any of the terms of any contract, loan or credit agreement, note, bond, mortgage, indenture, lease, permit, understanding, agreement or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective assets may be bound, or (C) violate any order, writ, injunction, decree, judgment, statute, rule or regulation applicable to Parent or Merger Sub, except for any of the foregoing as would not prevent Parent or Merger Sub from performing their respective obligations under this Agreement.

3. Covenants of Each Stockholder.

Until the termination of this Agreement in accordance with Section 5, each Stockholder, in its capacity as such, agrees as follows:

(a) At the Company Stockholders’ Meeting or at any adjournment, postponement or continuation thereof or in any other circumstance occurring prior to the Company Stockholders’ Meeting upon which a stockholder vote or other stockholder approval with respect to the Merger and the Merger Agreement is sought, each Stockholder shall vote (or cause to be voted) the Subject Shares beneficially owned (as defined in Recital A above) by such Stockholder (i) in favor of the approval of the Merger and the approval and adoption of the Merger Agreement; and (ii) except with the written consent of Parent and Merger Sub, against any Company Acquisition Proposal. Any such vote shall be cast in accordance with such procedures relating thereto so as to ensure that it is duly counted for purposes of determining that a quorum is present and for purposes of recording the results of such vote. Each Stockholder agrees not to enter into any agreement or commitment with any Person the effect of which would be inconsistent with or violative of the provisions and agreements contained in this Section 3(a).

(b) Each Stockholder agrees not to, directly or indirectly, (i) sell, transfer, tender, pledge, encumber, assign or otherwise dispose of (collectively, a “Transfer”) or enter into any agreement, option or other arrangement with respect to, or consent to a Transfer of, or reduce his, her or its risk in a Constructive Sale (as defined below) with respect to, any or all of the Subject Shares, other than in accordance with the Merger Agreement, or (ii) grant any proxies (other than the Company proxy card in connection with the Company Stockholders’ Meeting if and to the extent such proxy is consistent with such Stockholder’s obligations under Section 3(a) hereof), deposit any Subject Shares into any voting trust or enter into any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to any of the Subject Shares, other than pursuant to this Agreement or in a manner consistent with such Stockholder’s obligations under Section 3(a) hereof. Such Stockholder further agrees not to commit or agree to take any of the foregoing actions or take any action that would reasonably be expected to have the effect of preventing, impeding, interfering with or adversely affecting its ability to perform its obligations under this Agreement. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, each Stockholder may Transfer any or all of the Subject Shares (i) by will, or by operation of law, in which case this Agreement shall bind the transferee, or (ii) in connection with estate and charitable planning purposes, including Transfers to relatives, trusts and charitable organizations or by distribution to partners, members, stockholders or affiliates of the Stockholder, so long as the transferee, prior to such Transfer, executes a counterpart of this Agreement (with such modifications as Parent may reasonably request solely to reflect such transfer). As used herein, the term “Constructive Sale” shall mean a short sale with respect to any Subject Shares, entering into or acquiring an offsetting derivative contract with respect to any Subject Shares, entering into or acquiring a futures or forward contract to deliver any Subject Shares or entering into any other or other derivative transaction that has the effect of materially changing the economic benefits and risks of ownership.

(c) Such Stockholder shall not, nor shall such Stockholder act in concert with any Person to make, or in any manner participate in, directly or indirectly, a “solicitation” (as such term is used in the rules of the Securities and Exchange Commission) of proxies or powers of attorney or similar rights to vote.

4. Stockholder Capacity.

No Person executing this Agreement, nor any officer, director, partner, employee, agent or representative of such Person, who is or becomes during the term of this Agreement a director or officer of the Company shall be deemed to make any agreement or understanding in this Agreement in such Person’s capacity as a director or officer. Each Stockholder is entering into this Agreement solely in his or her capacity as the or beneficial owner of, or the trustee of a trust whose beneficiaries are the beneficial owners of, such Stockholder’s Subject Shares and nothing herein shall limit or affect any actions taken by a Stockholder in his or her capacity as a director or officer of the Company.

5. Termination.

This Agreement shall terminate (i) upon the approval and adoption of the Merger Agreement at the Company Stockholders’ Meeting; (ii) upon the termination of the Merger Agreement in accordance with its terms; (iii) at any time upon notice by Parent to the Stockholders; or (iv) upon the nine-month anniversary of the date hereof. No party hereto shall be relieved from any liability for intentional breach of this Agreement by reason of any such termination. Notwithstanding the foregoing, this Section 5 and Sections 7 and 8 of this Agreement shall survive the termination of this Agreement.

6. Appraisal Rights.

To the extent permitted by applicable law, each Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger that it may have under applicable law.

7. Publication.

Each Stockholder hereby authorizes Parent and the Company to publish and disclose in the Proxy Statement (including any and all documents and schedules filed with the Securities and Exchange Commission relating thereto) its identity and ownership of Subject Shares and the nature of its commitments, arrangements and understandings pursuant to this Agreement.

8. Waiver of Jury Trial.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.

9. Governing Law; Jurisdiction.

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State. Each party hereby agrees that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby, shall be brought only in the United States District Court for the Middle District of Florida, Tampa Division, and consents to be subject to the personal jurisdiction of that court. Each party further agrees that if the United States District Court for the Middle District of Florida lacks subject matter jurisdiction over any such suit, action or proceeding, the suit, action or proceeding then shall be brought only in the Circuit Court of the Thirteenth Judicial Circuit, in and for Hillsborough County, Florida, and consents to be subject to the personal jurisdiction of that court.

Each party hereby irrevocably consents to the service of any and all process in any such suit, action or proceeding by the delivery of such process to such party at the address and in the manner provided in Section 13 hereof. Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of or in connection with this Agreement or the transactions contemplated hereby in either the United States District Court for the Middle District of Florida, Tampa Division, or the Circuit Court of the Thirteenth Judicial Circuit, in and for Hillsborough County, Florida, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum, and agrees not to raise any other objection to venue in any such court.

10. Specific Performance.

Each party hereto acknowledges that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement by such party and that any such breach would cause the other party hereto irreparable harm. Accordingly, each party hereto also agrees that, in the event of any breach or threatened breach of the provisions of this Agreement by such party, the other party hereto shall be entitled to equitable relief without the requirement of posting a bond or other security, including in the form of injunctions and orders for specific performance.

11. Amendment, Waivers, Etc.

This Agreement may be amended by Parent, Merger Sub and the Stockholders at any time before adoption of the Merger Agreement by the stockholders of the Company; provided, however, that after such adoption, no amendment shall be made that by law or in accordance with the rules of any relevant stock exchange or automated inter-dealer quotation system requires further approval by such Stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by Parent, Merger Sub and the Stockholders. At any time prior to the Effective Time, Parent, Merger Sub and the Stockholders may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or acts of the other party; (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant to this Agreement; and (iii) waive compliance with any of the agreements or conditions of the other party contained herein; provided, however, that no failure or delay by Parent, Merger Sub and the Stockholders in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of Parent or the Stockholders to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

12. Assignment; No Third Party Beneficiaries.

Neither this Agreement nor any of the rights, benefits or obligations hereunder may be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of all of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than Parent, Merger Sub and the Stockholders and their respective successors and permitted assigns) any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, and no Person (other than as so specified) shall be deemed a third party beneficiary under or by reason of this Agreement.

13. Notices.  All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (i) as of the date delivered if delivered personally or on the date of confirmation of receipt if sent by facsimile and (ii) on the fifth business day after deposit in the U.S. mail, if mailed by registered or certified mail (postage prepaid, return receipt requested), in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

if to Parent, to:
Koosharem Corporation
3820 State Street
Santa Barbara, California 93105
Attention: D. Stephen Sorensen
Telephone: (805) 882-2202 (not official notice)
Facsimile: (805) 898-7111

If to any Stockholder, at the address set forth under such Stockholder’s name on Schedule A hereto or to such other address as the party to whom notice is to be given may have furnished to the other parties in writing in accordance herewith.

14. Severability.

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the maximum extent possible.

15. Integration.

This Agreement (together with the Merger Agreement to the extent referenced herein), including Schedule A hereto, constitutes the full and entire understanding and agreement of the parties with respect to the subject matter hereof and thereof and supersedes any and all prior understandings or agreements relating to the subject matter hereof and thereof.

16. Mutual Drafting.

Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.

17. Section Headings.

The section headings of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

18. Counterparts.

This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, and of which when executed shall be deemed to be an original but all which shall constitute one and the same agreement.

[SIGNATURE PAGES FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Voting Agreement as of the day and date first above written.

KOOSHAREM CORPORATION

By:	/s/ D. Stephen Sorensen
Name: D. Stephen Sorensen

Title:	President and Chief Executive Officer

SELECT ACQUISITION, INC.

By:	/s/ D. Stephen Sorensen
Name: D. Stephen Sorensen

Title:	President, Secretary and Treasurer

STOCKHOLDERS:

/s/  Charles H. Heist
Charles H. Heist

/s/  Karen L. Heist
Karen L. Heist

/s/  Victoria Hall
Victoria Hall

/s/  Dixie Lea Clark
Dixie Lea Clark

/s/  Kelli Ann Heist
Kelli Ann Heist

/s/  Rebecca Lynn Heist
Rebecca Lynn Heist

C.H. HEIST INVERVIVOS TRUST
Charles H. Heist and Rebecca L. Heist, Trustees

By:	/s/ Charles H. Heist
Charles H. Heist, Trustee

By:	/s/ Rebecca L. Heist
Rebecca L. Heist, Trustee

TRUST FBO GYPSY MARIE CORBETT
Charles H. Heist, Victoria Heist Hall and
Dixie L. Clark, Trustees

By:	/s/ Charles H. Heist
Charles H. Heist, Trustee

By:	/s/ Victoria Heist Hall
Victoria Heist Hall, Trustee

By:	/s/ Dixie L. Clark
Dixie L. Clark, Trustee

TRUST FBO LACEY LEA CORBETT
Charles H. Heist, Victoria Heist Hall and
Dixie L. Clark, Trustees

By:	/s/ Charles H. Heist
Charles H. Heist, Trustee

By:	/s/ Victoria Heist Hall
Victoria Heist Hall, Trustee

By:	/s/ Dixie L. Clark
Dixie L. Clark, Trustee

TRUST FBO WILLIAM B. HALL III
Charles H. Heist, Victoria Heist Hall and
Dixie L. Clark, Trustees

By:	/s/ Charles H. Heist
Charles H. Heist, Trustee

By:	/s/ Victoria Heist Hall
Victoria Heist Hall, Trustee

By:	/s/ Dixie L. Clark
Dixie L. Clark, Trustee

TRUST FBO JAMES HEIST HALL
Charles H. Heist, Victoria Heist Hall and
Dixie L. Clark, Trustees

By:	/s/ Charles H. Heist
Charles H. Heist, Trustee

By:	/s/ Victoria Heist Hall
Victoria Heist Hall, Trustee

By:	/s/ Dixie L. Clark
Dixie L. Clark, Trustee

TRUST FBO THOMAS MORRISON HALL
Charles H. Heist, Victoria Heist Hall and
Dixie L. Clark, Trustees

By:	/s/ Charles H. Heist
Charles H. Heist, Trustee

By:	/s/ Victoria Heist Hall
Victoria Heist Hall, Trustee

By:	/s/ Dixie L. Clark
Dixie L. Clark, Trustee

TRUST FBO KELLI ANN HEIST
Charles H. Heist, Victoria Heist Hall and
Dixie L. Clark, Trustees

By:	/s/ Charles H. Heist
Charles H. Heist, Trustee

By:	/s/ Victoria Heist Hall
Victoria Heist Hall, Trustee

By:	/s/ Dixie L. Clark
Dixie L. Clark, Trustee

TRUST FBO REBECCA LYNN HEIST
Charles H. Heist, Victoria Heist Hall and
Dixie L. Clark, Trustees

By:	/s/ Charles H. Heist
Charles H. Heist, Trustee

By:	/s/ Victoria Heist Hall
Victoria Heist Hall, Trustee

By:	/s/ Dixie L. Clark
Dixie L. Clark, Trustee

TRUST FBO CHARLES H. HEIST IV
Charles H. Heist, Victoria Heist Hall and
Dixie L. Clark, Trustees

By:	/s/ Charles H. Heist
Charles H. Heist, Trustee

By:	/s/ Victoria Heist Hall
Victoria Heist Hall, Trustee

By:	/s/ Dixie L. Clark
Dixie L. Clark, Trustee

SCHEDULE A

STOCKHOLDERS

Stockholder	Subject Shares

Charles H. Heist	201,915
c/o Ablest Inc. 1511 N. Westshore Blvd., Suite 900 Tampa, Florida 33607
Karen L. Heist	127,248
c/o Ablest Inc. 1511 N. Westshore Blvd., Suite 900 Tampa, Florida 33607
Victoria Hall	91,941
c/o Ablest Inc. 1511 N. Westshore Blvd., Suite 900 Tampa, Florida 33607
Dixie Lea Clark	126,014
c/o Ablest Inc. 1511 N. Westshore Blvd., Suite 900 Tampa, Florida 33607
C.H. Heist Intervivos Trust	454,645	*
Charles H. Heist and Rebecca L. Heist, Trustees
c/o Ablest Inc. 1511 N. Westshore Blvd., Suite 900 Tampa, Florida 33607

*	Charles H. Heist, as co-trustee of the C.H. Heist Intervivos Trust and personal representative of the Estate of Clydis D. Heist (the “Estate”), and Rebecca L. Heist, as co-trustee of the C. H. Heist Intervivos Trust, are parties to a Commercial Note, dated March 24, 2006, with SunTrust Bank, a Georgia banking corporation (“SunTrust”), pursuant to which the Estate borrowed approximately $1,324,022.89 (the “Loan”). In connection with the Loan, Charles H. Heist and Rebecca L. Heist, as co-trustees of the C.H. Heist Intervivos Trust, are parties to a Security Agreement in favor of SunTrust pursuant to which they have pledged the 454,645 shares held by the C.H. Heist Trust as collateral for the Loan. Additionally, in connection with the Loan and Security Agreement, Charles H. Heist, as co-trustee of the C.H. Heist Intervivos Trust and personal representative of the Estate, and Rebecca L. Heist, as co-trustee of the C.H. Heist Intervivos Trust, are parties to a Margin Agreement with SunTrust. The Loan, Security Agreement and Margin Agreement contain standard default and similar provisions that would permit SunTrust to take ownership of the 454,645 shares held by the C.H. Heist Trust upon the occurrence of an event of default.

Stockholder	Subject Shares

Trust FBO Gypsy Marie Corbett	64,806
Charles H. Heist, Victoria Heist Hall and Dixie L. Clark, Trustees
c/o Ablest Inc. 1511 N. Westshore Blvd., Suite 900 Tampa, Florida 33607
Trust FBO Lacey Lea Corbett	63,766
Charles H. Heist, Victoria Heist Hall and Dixie L. Clark, Trustees
c/o Ablest Inc. 1511 N. Westshore Blvd., Suite 900 Tampa, Florida 33607
Trust FBO William B. Hall III	32,215
Charles H. Heist, Victoria Heist Hall and Dixie L. Clark, Trustees
c/o Ablest Inc. 1511 N. Westshore Blvd., Suite 900 Tampa, Florida 33607
Trust FBO James Heist Hall	64,606
Charles H. Heist, Victoria Heist Hall and Dixie L. Clark, Trustees
c/o Ablest Inc. 1511 N. Westshore Blvd., Suite 900 Tampa, Florida 33607
Trust FBO Thomas Morrison Hall	64,806
Charles H. Heist, Victoria Heist Hall and Dixie L. Clark, Trustees
c/o Ablest Inc. 1511 N. Westshore Blvd., Suite 900 Tampa, Florida 33607
Trust FBO Kelli Ann Heist	31,657
Charles H. Heist, Victoria Heist Hall and Dixie L. Clark, Trustees
c/o Ablest Inc. 1511 N. Westshore Blvd., Suite 900 Tampa, Florida 33607
Trust FBO Rebecca Lynn Heist	64,806	**
Charles H. Heist, Victoria Heist Hall and Dixie L. Clark, Trustees
c/o Ablest Inc. 1511 N. Westshore Blvd., Suite 900 Tampa, Florida 33607
Trust FBO Charles H. Heist IV	64,431
Charles H. Heist, Victoria Heist Hall and Dixie L. Clark, Trustees
c/o Ablest Inc. 1511 N. Westshore Blvd., Suite 900 Tampa, Florida 33607
Kelli Ann Heist	20,449
c/o Ablest Inc. 1511 N. Westshore Blvd., Suite 900 Tampa, Florida 33607

Total	1,473,305

**	Pursuant to the terms of the relevant trust agreement, on November 3, 2007, 32,403 shares will be distributed to Rebecca Lynn Heist from this trust.

SCHEDULE A

Section 1(e):

On March 5, 2007, David Ryman, an alleged stockholder of the Company, filed a lawsuit against the Company, certain Company directors and officers, and other parties, on behalf of a putative class of the Company’s “public stockholders.” The litigation is pending in the Circuit Court of the 13th Judicial Circuit in and for Hillsborough County, Florida. On March 26, 2007, the Company was served with the Summons and Complaint. The litigation relates to the Company’s January 23, 2007 announcement that: (i) certain existing investors, including Charles H. Heist, III, the Company’s Chairman of the Board, Kurt R. Moore, the Company’s President and Chief Executive Officer, and two partnerships that own Company shares, had presented the Company with a proposal to acquire all of the Company’s publicly held common stock; and (ii) the Company’s Board of Directors had formed a Special Committee of four independent directors to review and evaluate the proposal, and as well as other strategic alternatives for the Company. In his Complaint, the plaintiff seeks: (i) an order enjoining the defendants from proceeding with, consummating or closing the proposed transaction; (ii) in the event that the transaction is closed, an order rescinding the transaction or awarding damages; and (iii) an award of attorney’s fees, expert’s fees and costs.

[Note: The plaintiff voluntarily dismissed this lawsuit, without prejudice, on April 17, 2007.]

ANNEX C

April 4, 2007

Special Committee of the Board of Directors
Ablest Inc.
1511 North Westshore Boulevard, Suite 900
Tampa, FL 33607

Members of the Special Committee of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to Stockholders (as defined below) of the outstanding common stock, par value $0.05 (the “Common Stock”), of Ablest Inc. (the “Company”) of the consideration to be received by such holders in connection with the proposed merger (the “Merger”) of the Company with Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and wholly-owned subsidiary of Koosharem Corporation, a California corporation (the “Parent”), pursuant and subject to the Agreement and Plan of Merger by and among the Company, Parent, and Merger Sub dated as of April 4, 2007 (the “Agreement”). Pursuant, and subject to, the terms of the Agreement, the consideration to be received by the holders, exclusive of the Company’s Parent and Merger Sub, of the outstanding Common Stock (the “Stockholders”), pursuant to the Merger, in exchange for each of the outstanding shares of Common Stock of the Company will be $11.00 in cash.

In connection with our review of the proposed Merger and the preparation of our opinion herein, we have, among other things:

1. reviewed the financial terms and conditions as stated in the Agreement;

2. reviewed the Company’s annual reports to stockholders filed on Form 10-K for the three fiscal years ended December 26, 2004, December 25, 2005, and December 31, 2006;

3. reviewed the Company’s quarterly reports filed on Form 10-Q for the three fiscal quarters ended April 2, 2006, July 2, 2006 and October 1, 2006;

4. reviewed other Company financial and operating information requested from and/or provided by the Company;

5. reviewed certain other publicly available information from the Company;

6. met with and discussed with members of the senior management of the Company certain information relating to the aforementioned and any other matters which we have deemed relevant to our inquiry;

7. reviewed and discussed with senior management of the Company the historical and management’s projected financial performance of the Company;

8. reviewed the reported price and trading activity for the shares of the Company’s Common Stock;

9. compared financial and stock market information for the Company with similar information for comparable companies with publicly traded equity securities;

10. reviewed the financial terms of recent business combinations involving companies in comparable businesses; and

11. performed such other analyses and studies, and considered such other factors, as Raymond James considered appropriate.

Special Committee of the Board of Directors
Ablest Inc.
April 4, 2007

With your consent, we have assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to us by the Company, Parent, Merger Sub or any other party, and we have undertaken no duty or responsibility to verify independently any of such information. We have not made or obtained an independent appraisal of the assets or liabilities (contingent or otherwise) of the Company. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with us, we have assumed, with your consent, that such forecasts and other information and data have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management, and we have relied upon each party to advise us promptly if any information previously provided became inaccurate or was required to be updated during the period of our review.

Our opinion is based upon market, economic, financial and other circumstances and conditions existing and disclosed to us as of April 3, 2007, and any material change in such circumstances and conditions would require a reevaluation of this opinion, which we are under no obligation to undertake.

We express no opinion as to the underlying business decision to effect the Merger, the structure or tax consequences of the Agreement or the availability or advisability of any alternatives to the Merger. We did not structure the Merger or negotiate the final terms of the Merger. Our opinion is limited to the fairness, from a financial point of view, of the consideration to be received by the holders of the Company’s Common Stock to such Stockholders. We express no opinion with respect to any other reasons, legal, business, or otherwise, that may support the decision of the Board of Directors to approve or consummate the Merger.

In conducting our investigation and analyses and in arriving at our opinion expressed herein, we have taken into account such accepted financial and investment banking procedures and considerations as we have deemed relevant, including the review of (i) historical and projected revenues, operating earnings, net income and capitalization of the Company and certain other publicly held companies in businesses we believe to be comparable to the Company; (ii) the current and projected financial position and results of operations of the Company; (iii) the historical market prices and trading activity of the Common Stock of the Company; (iv) financial and operating information concerning selected business combinations which we deemed comparable in whole or in part; and (v) the general condition of the securities markets.

In arriving at this opinion, Raymond James did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Raymond James believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying this opinion.

Raymond James & Associates, Inc. (“Raymond James”) is actively engaged in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions. Raymond James has been engaged to render financial advisory services to the Company in connection with the proposed Merger and will receive a fee upon the delivery of this opinion. In addition, the Company has agreed to indemnify us against certain liabilities arising out of our engagement.

In the ordinary course of our business, Raymond James may trade in the securities of the Company for our own account or for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

It is understood that this letter is for the information of the Special Committee of the Board of Directors of the Company in evaluating the proposed Merger and does not constitute a recommendation to any shareholder of the Company regarding how said shareholder should vote on the proposed Merger. Furthermore, this letter should not be construed as creating any fiduciary duty on the part of Raymond James to any such

Special Committee of the Board of Directors
Ablest Inc.
April 4, 2007

party. This opinion is not to be quoted or referred to, in whole or in part, without our prior written consent, which will not be unreasonably withheld.

Based upon and subject to the foregoing, it is our opinion that, as of April 4, 2007, the consideration to be received by the stockholders of the Company pursuant to the Agreement is fair, from a financial point of view, to the holders of the Company’s outstanding Common Stock.

Very truly yours,

/s/  Raymond James & Associates, Inc.

RAYMOND JAMES & ASSOCIATES, INC.

ANNEX D

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262.  Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

(8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21.)

ABLEST INC.
SPECIAL MEETING OF STOCKHOLDERS
Corporate Headquarters
1511 N. Westshore Boulevard, Suite 900
Tampa, Florida 33607
Thursday — June 7, 2007
10:00 a.m. Eastern Daylight Savings Time
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned hereby appoints KURT R. MOORE, JOHN HORAN and NOLAN B. GARDNER, and each of them, as Proxies, each with full power of substitution, to represent and to vote all of the shares of Common Stock, $0.05 par value per share, of ABLEST INC. held by the undersigned as of the close of business on April 24, 2007, at the special meeting of the stockholders to be held on June 7, 2007, or any adjournment thereof, hereby revoking any and all proxies heretofore given. Without otherwise limiting the general authorization given hereby, the Proxy is instructed to vote as follows:
(Continued and to be signed on the reverse side.)

SPECIAL MEETING OF STOCKHOLDERS OF
ABLEST INC.
June 7, 2007

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
â   Please detach along perforated line and mail in the envelope provided.   â

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 1.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

		FOR	AGAINST	ABSTAIN
1.	Adoption of the Agreement and Plan of Merger, dated as of April 4, 2007 (the “merger agreement”), by and among Koosharem Corporation, Select Acquisition, Inc. and Ablest Inc., as it may be amended from time to time.	☐	☐	☐

2.	IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.
This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted “FOR” the proposal to adopt the merger agreement.
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.